Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
ENERGY FUTURE HOLDINGS CORP., et al.,[1]	)	Case No. 14-10979 (CSS)
)
Debtors.	)	(Jointly Administered)
)

JOINT PLAN OF REORGANIZATION OF ENERGY FUTURE HOLDINGS CORP.,

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC, AND THE

EFH/EFIH DEBTORS PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

KIRKLAND & ELLIS LLP	RICHARDS, LAYTON & FINGER, P.A.
601 Lexington Avenue	920 North King Street
New York, New York 10022	Wilmington, Delaware 19801
Telephone: (212) 446-4800	Telephone: (302) 651-7700
Facsimile: (212) 446-4900 --and-- 300 North LaSalle Chicago, Illinois 60654 Telephone: (312) 862-2000 Facsimile: (312) 862-2200	Facsimile: (302) 651-7701

Counsel to the Debtors and Debtors in Possession

--and--

PROSKAUER ROSE LLP	BIELLI & KLAUDER, LLC
Three First National Plaza 70 W. Madison Street, Suite 3800 Chicago, Illinois 60602 Telephone: (312) 962-3550 Facsimile: (312) 962-3551	1204 North King Street Wilmington, Delaware 19801 Telephone: (302) 803-4600 Facsimile: (302) 397-2557

Co-Counsel to the Debtor Energy Future Holdings Corp.

--and--

[1]	The last four digits of Energy Future Holdings Corp.’s tax identification number are 8810. The location of the debtors’ service address is 1601 Bryan Street, Dallas, Texas 75201. Due to the large number of debtors in these chapter 11 cases, which are being jointly administered, a complete list of the debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the debtors’ claims and noticing agent at http://www.efhcaseinfo.com.

CRAVATH, SWAINE AND MOORE LLP	STEVENS & LEE, P.C.
Worldwide Plaza 825 Eighth Avenue New York, New York 10019	1105 North Market Street, Suite 700 Wilmington, Delaware 19801 Telephone: (302) 425-3310
Telephone: (212) 474-1000	Facsimile: (610) 371-7927
Facsimile: (212) 474-3700
JENNER & BLOCK LLP 919 Third Avenue New York, New York 10022 Telephone: (212) 891-1600 Facsimile: (212) 891-1699 Co-Counsel to the Debtor Energy Future Intermediate Holding Company LLC

Dated: July 7, 2017

ii

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		4
A.	Defined Terms	4
B.	Rules of Interpretation	36
C.	Computation of Time	37
D.	Governing Law	37
E.	Reference to Monetary Figures	37

ARTICLE II. ADMINISTRATIVE CLAIMS, DIP CLAIMS, AND PRIORITY TAX CLAIMS		37
A.	Administrative Claims	37
B.	DIP Claims	39
C.	Priority Tax Claims	40

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		40
A.	Classification of Claims and Interests	40
B.	Treatment of Claims and Interests	42
C.	Special Provision Governing Unimpaired Claims	51
D.	Elimination of Vacant Classes	51
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	51
F.	Controversy Concerning Impairment	51
G.	Subordinated Claims and Interests	52

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		52
A.	General Settlement of Claims and Interests	52
B.	Restructuring Transactions	52
C.	Sources of Consideration for Plan Distributions	55
D.	Intercompany Account Settlement	56
E.	Corporate Existence	56
F.	Vesting of Assets in the Reorganized EFH/EFIH Debtors	56
G.	Cancelation of Existing Securities and Agreements	57
H.	Corporate Action	57
I.	New Organizational Documents	58
J.	Directors and Officers of the Reorganized EFH/EFIH Debtors	58
K.	Section 1146 Exemption	58
L.	Director, Officer, Manager, and Employee Liability Insurance	58
M.	Preservation of Causes of Action	59
N.	Payment of Certain Fees	59
O.	Treatment of Certain Claims of the PBGC and Pension Plan	60

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		60
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	60
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	61
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	61
D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases	62
E.	Indemnification Obligations	62
F.	Insurance Policies	62
G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	62
H.	Reservation of Rights	62
I.	Nonoccurrence of Effective Date	63
J.	Contracts and Leases Entered Into After the Petition Date	63

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		63
A.	Timing and Calculation of Amounts to Be Distributed	63
B.	Rights and Powers of EFH Plan Administrator Board	64

C.	Disbursing Agent	64
D.	Rights and Powers of Disbursing Agent	65
E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	65
F.	Manner of Payment	66
G.	SEC Registration/Exemption	66
H.	Compliance with Tax Requirements	67
I.	No Postpetition or Default Interest on Claims	67
J.	Setoffs and Recoupment	67
K.	No Double Payment of Claims	67
L.	Claims Paid or Payable by Third Parties	68

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		68
A.	Allowance of Claims	68
B.	Claims Administration Responsibilities	69
C.	Estimation of Claims	69
D.	Adjustment to Claims without Objection	69
E.	Time to File Objections to Claims or Interests	69
F.	Disallowance of Claims	69
G.	Amendments to Proofs of Claim	70
H.	Reimbursement or Contribution	70
I.	No Distributions Pending Allowance	70
J.	Distributions After Allowance	70

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		70
A.	Discharge of Claims and Termination of Interests	70
B.	Release of Liens	71
C.	Releases by the Debtors	71
D.	Releases by Holders of Claims and Interests	73
E.	Exculpation	74
F.	Injunction	74
G.	Liabilities to, and Rights of, Governmental Units	75
H.	Environmental Law Matters	75
I.	Protections Against Discriminatory Treatment	76
J.	Recoupment	76
K.	Document Retention	76

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		76
A.	Conditions Precedent to Confirmation of a Plan as to the EFH Debtors and EFIH
	Debtors	76
B.	Conditions Precedent to the EFH Effective Date	77
C.	Waiver of Conditions	78
D.	Effect of Failure of Conditions	79
E.	Certain IRS Matters	79

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		79
A.	Modification and Amendments	79
B.	Effect of Confirmation on Modifications	79
C.	Revocation or Withdrawal of Plan	80

ARTICLE XI. RETENTION OF JURISDICTION		80

ARTICLE XII. MISCELLANEOUS PROVISIONS		82
A.	Immediate Binding Effect	82
B.	Additional Documents	82

C.	Payment of Statutory Fees	82
D.	Statutory Committee and Cessation of Fee and Expense Payment	82
E.	Reservation of Rights	83
F.	Successors and Assigns	83
G.	Notices	83
H.	Term of Injunctions or Stays	85
I.	Entire Agreement	85
J.	Exhibits	85
K.	Nonseverability of Plan Provisions	85
L.	Votes Solicited in Good Faith	85
M.	Waiver or Estoppel	86
N.	Conflicts	86

Exhibits

Exhibit A	EFH/EFIH Debtors

INTRODUCTION

The Debtors (as defined herein) propose this joint plan of reorganization for the resolution of the outstanding claims against, and interests in, the Debtors pursuant to the Bankruptcy Code. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Article I.A of the Plan. Holders of Claims and Interests should refer to the EFH Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, events during the Chapter 11 Cases, and projections of future operations, as well as a summary and description of the Plan and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Bankruptcy Court. Accordingly, the Plan constitutes a separate plan of reorganization for each of the Debtors.

ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A. Defined Terms.

As used in the Plan, capitalized terms have the meanings set forth below.

1. “2005 Oncor Transfer” means those certain 2005 transactions pursuant to which the equity of Oncor’s predecessor, TXU Electric Delivery Company LLC, was dividended from EFCH’s predecessor, TXU US Holdings Company, to EFH Corp.’s predecessor, TXU Corp.

2. “2007 Acquisition” means the transactions that occurred in October 2007 in which TEF and Texas Holdings and their direct and indirect equity holders became the direct and indirect equity holders of each of the Debtors.

3. “2011 Amend and Extend Transactions” means those certain transactions effectuated by TCEH and EFCH in April 2011, including the TCEH Credit Amendment and the issuance of the TCEH First Lien Notes.

4. “2013 Revolver Extension” means those certain transactions effectuated by TCEH and EFCH in January 2013, including the maturity extension of revolving credit commitments due 2013, the Incremental Amendment Agreement, and the incurrence of the TCEH 2012 Incremental Term Loans.

5. “2017 EFIH First Lien DIP Agent” means Citibank, N.A., as administrative agent and collateral agent under the 2017 EFIH First Lien DIP Facility.

6. “2017 EFIH First Lien DIP Credit Agreement” means the credit agreement governing the 2017 EFIH First Lien DIP Facility and as approved by the 2017 EFIH First Lien DIP Order.

7. “2017 EFIH First Lien DIP Facility” means the EFIH Debtors’ debtor-in-possession financing facility, as approved pursuant to the 2017 EFIH First Lien DIP Order.

8. “2017 EFIH First Lien DIP Order” means the Order (A) Approving Postpetition Replacement Financing for Energy Future Intermediate Holding Company LLC and EFIH Finance, Inc., (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Extending the Use of Cash Collateral by Energy Future Intermediate Holding Company LLC and EFIH Finance Inc., (D) Authorizing Refinancing of Postpetition Secured Debt; (E) Authorizing Payment of Allowed EFIH First Lien Claims; and (F) Modifying the Automatic Stay [D.I. 11388].

9. “503(b)(9) Claim” means a Claim or any portion thereof entitled to administrative expense priority pursuant to section 503(b)(9) of the Bankruptcy Code.

10. “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b) (including 503(b)(9) Claims), 507(b), or 1114(e)(2) of the Bankruptcy Code, other than the EFIH First Lien DIP Claim, including: (a) the actual and necessary costs and expenses incurred after the Petition Date through the EFH Effective Date of preserving the applicable Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims; (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911–1930; and (d) all Intercompany Claims authorized pursuant to the Cash Management Order.

11. “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to General Administrative Claims, shall be 30 days after the EFH Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the EFH Effective Date.

12. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

13. “Allowed” means with respect to any Claim or Interest, except as otherwise provided herein: (a) a Claim or Interest as to which no objection has been Filed prior to the Claims Objection Deadline and that is evidenced by a Proof of Claim or Interest, as applicable, timely Filed by the applicable Bar Date or that is not required to be evidenced by a Filed Proof of Claim or Interest, as applicable, under the Plan, the Bankruptcy Code, or a Final Order; (b) a Claim or Interest that is scheduled by the Debtors as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim or Interest, as applicable, has been timely Filed in an unliquidated or a different amount; or (c) a Claim or Interest that is upheld or otherwise allowed (i) pursuant to the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court, (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith, or (iv) by Final Order (including any such Claim to which the Debtors had objected or which the Bankruptcy Court had disallowed prior to such Final Order). Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable.

14. “Allowed EFIH First Lien Claims” shall have the meaning set forth in the EFIH Settlement Agreement.

15. “Allowed EFIH General Unsecured Claim” means, (a) the Charging Lien Advance; (b) the principal amount outstanding of the EFIH Unsecured Notes, in the amount of $1,568 million; (c) any accrued but unpaid prepetition interest, in the amount of $81 million; and (d) any additional amounts ordered by the Bankruptcy Court but excluding, for the avoidance of doubt, any recovery on account of asserted Makewhole Claims.

16. “Allowed EFIH Second Lien Claims” shall have the meaning set forth in the EFIH Settlement Agreement.

17. “Amended and Restated Split Participant Agreement” means that certain Amended and Restated Split Participant Agreement, by and among Oncor Electric, Reorganized TCEH, and OpCo, entered into on or before the TCEH Effective Date, which shall govern the rights and obligations of each party thereto with respect to certain employment matters.

18. “Approval Order” means the Final Order authorizing and directing EFH Corp., EFIH, and Reorganized TCEH (and, in the case of the Tax Matters Agreement, EFIH Finance) to enter into (i) the Tax Matters Agreement, (ii) the Transition Services Agreement, if any, (iii) the Amended and Restated Split Participant Agreement, and (iv) the Separation Agreement.

19. “Assumed Executory Contracts and Unexpired Leases” means those Executory Contracts and Unexpired Leases assumed by Reorganized EFH and Reorganized EFIH, as set forth on the Assumed Executory Contract and Unexpired Lease List.

20. “Assumed Executory Contract and Unexpired Lease List” means the list of Executory Contracts and Unexpired Leases assumed (with proposed cure amounts), as determined by the Plan Sponsor, in its sole discretion, the form of which shall be included in the Plan Supplement; provided, however, that notwithstanding Article V.F. herein, the following contracts to the extent such contracts are executory contracts, shall be deemed assumed by Reorganized EFH and Reorganized EFIH, as applicable: (a) the Insurance Policies that provided coverage to the TCEH Debtors or EFH Shared Services Debtors, (b) D&O Insurance Policies at EFH Corp. for the benefit of current or former directors, managers, officers, and, employees, and (c) any D&O priority agreement between EFH Corp. and the sponsoring institution of certain directors

21. “AST&T” means American Stock Transfer & Trust Company, LLC.

22. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

23. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the District of Delaware.

24. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

25. “Bar Date” means the applicable date established by the Bankruptcy Court by which respective Proofs of Claims and Interests must be Filed.

26. “BHE” means Berkshire Hathaway Energy Company, an Iowa corporation.

27. “BHE Stock” means, subject to the terms set forth in section 1.8 of the Merger Agreement and, for the avoidance of doubt, the Tax Contingency Disclosure, any stock that may be issued as alternative consideration if required by the Merger Agreement as part of the EFH Unsecured Creditor Recovery Pool or the EFIH Unsecured Creditor Recovery Pool, on the terms set forth in the Plan.

28. “BNY” means, collectively: (a) BNYM; and (b) BNYMTC.

29. “BNYM” means The Bank of New York Mellon.

30. “BNYMTC” means The Bank of New York Mellon Trust Company, N.A.

31. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

32. “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the U.S., less the amount of any outstanding checks or transfers at such time.

33. “Cash Collateral Order” means the Final Order (A) Authorizing Use of Cash Collateral for Texas Competitive Electric Holdings Company LLC and Certain of its Debtor Affiliates, (B) Granting Adequate Protection, and (C) Modifying the Automatic Stay [D.I. 855], as further amended, modified, and supplemented from time to time, including D.I. 5922 and D.I. 5923.

34. “Cash Deposit Amount” means the Cash to be delivered by EFH Merger Sub to the EFH Plan Administrator Board for deposit in the EFH/EFIH Cash Distribution Account at the Merger Closing in accordance with the Merger Agreement.

35. “Cash Management Order” means the Final Order (A) Authorizing the Debtors to (I) Continue Using Their Existing Cash Management System, (II) Maintain Existing Bank Accounts and Business Forms, and (III) Continue Using Certain Investment Accounts; (B) Authorizing Continued Intercompany Transactions and Netting of Intercompany Claims; and (C) Granting Postpetition Intercompany Claims Administrative Expense Priority [D.I. 801]. The Cash Management Order applies to the Debtors and, prior to the TCEH Effective Date, applied to the TCEH Debtors and EFH Shared Services Debtors.

36. “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

37. “Chapter 11 Cases” means, collectively: (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court; (b) when used with reference to the period starting from and after the TCEH Effective Date, all the Debtors pursuant to the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court; and (c) when used with reference to the period between the Petition Date and the TCEH Effective Date, all the Debtors, the TCEH Debtors, and the EFH Shared Services Debtors, pursuant to the then procedurally consolidated and jointly administered chapter 11 cases pending for such debtors.

38. “Charging Lien Advance” means the amount advanced and paid to the EFIH Unsecured Notes Trustee pursuant to that certain Order Approving Additional Relief in Connection with Settlement of Certain EFIH PIK Noteholder Claims [D.I. 7353] and any future amounts advanced and paid to the EFIH Unsecured Notes Trustee pursuant to the charging lien under the EFIH Unsecured Note Indentures.

39. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

40. “Claims and Noticing Agent” means Epiq Bankruptcy Solutions, LLC, retained as the Debtors’ notice and claims agent pursuant to the Order Approving the Retention and Appointment of Epiq Bankruptcy Solutions as the Claims and Noticing Agent for the Debtors [D.I. 321], which Order applies to the Debtors and, prior to the TCEH Effective Date, applied to the TCEH Debtors and EFH Shared Services Debtors.

41. “Claims Objection Deadline” means the later of: (a) the date that is 180 days after the EFH Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court, after notice and hearing, upon a motion Filed before the expiration of the deadline to object to Claims or Interests.

42. “Claims Register” means the official register of Claims maintained by the Claims and Noticing Agent.

43. “Class” means a category of Claims or Interests as set forth in Article III of the Plan.

44. “Collective Professional Fee Claim” means Professional Fee Claims incurred by a Professional for the collective benefit of two or more of EFH Corp., EFIH, and, prior to the TCEH Effective Date, TCEH.

45. “Committees” means, collectively: (a) the TCEH Committee; and (b) the EFH/EFIH Committee.

46. “Competitive Tax Sharing Agreement” means that certain Federal and State Income Tax Allocation Agreement Among the Members of the Energy Future Holdings Corp. Consolidated Group (as amended and restated from time to time), dated May 15, 2012, by and among EFH Corp. and certain of its direct and indirect subsidiaries.

47. “Computershare Trust” means, collectively: (a) Computershare Trust Company, N.A.; and (b) Computershare Trust Company of Canada.

48. “Confirmation” means the entry of the EFH Confirmation Order on the docket of the Chapter 11 Cases.

49. “Confirmation Hearing” means the one or more hearings held by the Bankruptcy Court to consider Confirmation of the Plan as to one or more Debtors pursuant to section 1129 of the Bankruptcy Code.

50. “Conflict Matters” means for each of EFH Corp., EFIH, and EFCH/TCEH, as defined in the respective resolutions of the applicable Board of Directors or Board of Managers dated November 7, 2014 and December 9, 2014 including the determination of whether any matter constitutes a “Conflict Matter.”

51. “Consummation” means the occurrence of the EFH Effective Date.

52. “Cure Claim” means a Claim based upon the Debtors’ defaults on an Executory Contract or Unexpired Lease at the time such Executory Contract or Unexpired Lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

53. “Dealer Managers” means the dealer managers under that certain dealer manager agreement approved under the EFIH First Lien Principal Settlement Order.

54. “Debtor” means one of the EFH/EFIH Debtors, in its individual capacity as a debtor and debtor in possession in its respective Chapter 11 Case. As used herein, the term “Debtor” shall refer the EFH Debtors when referencing the plan of reorganization of the EFH Debtors and shall refer to the EFIH Debtors when referencing the plan of reorganization of the EFIH Debtors.

55. “Debtor Intercompany Claim” means a Claim by any Debtor against any other Debtor.

56. “Debtors” means, collectively: the EFH Debtors and the EFIH Debtors. As used herein, the term “Debtors” shall refer to (a) the EFH Debtors, when referencing the plan of reorganization of the EFH Debtors (b) the EFIH Debtors, when referencing the plan of reorganization of the EFIH Debtors, (c) prior to the TCEH Effective Date, the TCEH Debtors, when referencing the TCEH Plan, and (d) prior to the TCEH Effective Date, the EFH Shared Services Debtors, when referencing the TCEH Plan.

57. “DIP Agreements” means, collectively: (a) the TCEH DIP Credit Agreement; (b) the Original EFIH First Lien DIP Credit Agreement; and (c) the 2017 EFIH First Lien DIP Credit Agreement.

58. “DIP Facilities” means, collectively: (a) the TCEH DIP Facility; (b) the Original EFIH First Lien DIP Facility; and (c) the 2017 EFIH First Lien DIP Facility.

59. “DIP Lenders” means the Original EFIH First Lien DIP Agent, the 2017 EFIH First Lien DIP Agent, the TCEH DIP Agent, the TCEH DIP L/C Issuers, the banks, financial institutions, and other lenders party to the DIP Facilities from time to time, and each arranger, bookrunner, syndication agent, manager, and documentation agent under the DIP Facilities; provided, however, that as used in definition of “Released Parties” and “Releasing Parties,” the definition of DIP Lenders shall include (a) Citibank, N.A., in its capacity as administrative and collateral agent under the Refinanced TCEH DIP Facility and 2017 EFIH First Lien DIP Facility, and such letter of credit issuers, banks, financial institutions, and other lenders party to such facility from time to time, and each arranger, bookrunner, syndication agent, manager, and documentation agent under the Refinanced TCEH DIP Facility and 2017 EFIH First Lien DIP Facility, as applicable; and (b) Deutsche Bank AG New York Branch in its capacity as administrative and collateral agent under the Original EFIH First Lien DIP Facility, and such letter of credit issuers, banks, financial institutions, and other lenders party to such facility from time to time, and each other arranger, bookrunner, syndication agent, manager, and documentation agent under such Original EFIH First Lien DIP Facility.

60. “DIP Orders” means, collectively: (a) the TCEH DIP Order; (b) the Original EFIH First Lien Final DIP Order; and (c) the 2017 EFIH First Lien DIP Order.

61. “Direct Professional Fee Claims” means Professional Fee Claims incurred by a Professional for the benefit of only one of the following: (a) the EFH Debtors; (b) the EFIH Debtors; or (c) prior to the TCEH Effective Date, the TCEH Debtors.

62. “Disbursing Agent” means the Reorganized EFH/EFIH Debtors or the Entity or Entities authorized to make or facilitate distributions under the Plan as selected by the Debtors or the Reorganized EFH/EFIH Debtors, as applicable, in consultation with the Plan Sponsor and the TCEH Supporting First Lien Creditors, provided that (a) the EFH Notes Trustee shall be the Disbursing Agent for Classes A4, A5, A6, and B5; (b) the EFIH Unsecured Notes Trustee shall be the Disbursing Agent for distributions to Holders of EFIH Unsecured Note Claims; (c) the EFIH First Lien Notes Trustee, or such other Disbursing Agent pursuant to the EFH Confirmation Order, shall be the Disbursing Agent for distributions to Holders of EFIH First Lien Note Claims; and (d) the EFIH Second Lien Notes Trustee, or other such Disbursing Agent pursuant to the EFH Confirmation Order, shall be the Disbursing Agent for distributions to Holders of EFIH Second Lien Note Claims.

63. “Disinterested Directors and Managers” means the disinterested directors and managers of EFH Corp., EFIH, and EFCH/TCEH.

64. “Disinterested Directors Settlement” means the settlement negotiated by and among the Disinterested Directors and Managers regarding Debtor Intercompany Claims set forth in the Initial Plan.

65. “Disputed” means with regard to any Claim or Interest, a Claim or Interest that is not yet Allowed.

66. “Distribution Date” means the EFH Effective Date and any Periodic Distribution Date thereafter.

67. “Distribution Record Date” means other than with respect to any publicly-held securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims and Allowed Interests (other than the EFIH First Lien DIP Claim), which date shall be the date that is five (5) Business Days after the EFH Confirmation Date, as applicable, or such other date as designated in an order of the Bankruptcy Court.

68. “DTC” means the Depository Trust Company.

69. “EFCH” means Energy Future Competitive Holdings Company LLC, a Delaware limited liability company.

70. “EFCH 2037 Note Claim” means any Claim derived from or based upon the 8.175% fixed rate notes due January 30, 2037 and the 1.245% floating rate notes due January 30, 2037, each issued by EFCH pursuant to the EFCH 2037 Note Indenture.

71. “EFCH 2037 Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated December 1, 1995, by and between EFCH, successor to TXU US Holdings Company, as issuer, and the EFCH 2037 Notes Trustee.

72. “EFCH 2037 Notes Trustee” means BNYMTC, or any successor thereto, as trustee under the EFCH 2037 Note Indenture.

73. “EFCH/TCEH” means, collectively: (a) EFCH; and (b) TCEH.

74. “EFH 2019 Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated November 16, 2009, by and among EFH Corp., as issuer, and the EFH Notes Trustee.

75. “EFH 2020 Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated January 12, 2010, by and among EFH Corp., as issuer, and the EFH Notes Trustee.

76. “EFH Beneficiary Claims” means, collectively: (a) the Allowed EFH Non-Qualified Benefit Claims; (b) the Allowed EFH Unexchanged Note Claims; and (c) the Allowed General Unsecured Claims Against EFH Corp.; provided, however, that any of the foregoing Claims shall cease to constitute EFH Beneficiary Claims if the Class comprised of such Claims fails to accept or fails to reject the Plan consistent with the Voting Indication (as such term is defined in the EFH/EFIH Committee Settlement), if any.

77. “EFH Cash Account” means the segregated account within the EFH/EFIH Cash Distribution Account consisting of EFH Corp. Cash.

78. “EFH Confirmation Date” means the date upon which the Bankruptcy Court enters the EFH Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

79. “EFH Confirmation Order” means one or more orders of the Bankruptcy Court confirming the Plan with respect to one or more EFH Debtors or EFIH Debtors pursuant to section 1129 of the Bankruptcy Code. The EFH Confirmation Order shall be reasonably acceptable to the 2017 EFIH First Lien DIP Agent and acceptable to the Plan Sponsor.

80. “EFH Corp.” means Energy Future Holdings Corp., a Texas corporation.

81. “EFH Corp. Cash” means (a) any Cash held by EFH Corp. as of the EFH Effective Date, plus and (b) the sum of any Cash payable to EFH Corp. as of the EFH Effective Date under the Oncor Tax Sharing Agreement, and/or related to the winddown of those certain rabbi trusts held at EFH Corp. related to the EFH Non-Qualified Benefit Plan, minus (c) any amount payable to Oncor by EFH Corp. as of the EFH Effective Date under the Oncor Tax Sharing Agreement.

82. “EFH Corp. Claims” means, collectively: (a) the Allowed EFH Legacy Note Claims; (b) the Allowed EFH Swap Claims; (c) the Allowed EFH LBO Note Primary Claims; (d) the Allowed TCEH Settlement Claim; (e) the Allowed EFH Non-Qualified Benefit Claims; (f) the Allowed EFH Unexchanged Note Claims; (g) the Allowed General Unsecured Claims Against EFH Corp.; and (h) the Allowed General Unsecured Claims Against EFH Debtors Other Than EFH Corp; provided, however, that solely in the event that Holders of Allowed EFH LBO Note Primary Claims receive a recovery in full of their Allowed EFH LBO Note Guaranty Claims, the Allowed EFH LBO Note Primary Claims shall not be included in the definition of EFH Corp. Claims.

83. “EFH Corporate Services” means EFH Corporate Services Company, a Texas corporation.

84. “EFH Debtor Intercompany Claim” means any Claim by an EFH Debtor against another EFH Debtor.

85. “EFH Debtors” means, collectively: (a) EFH Corp.; (b) Ebasco Services of Canada Limited; (c) EEC Holdings, Inc.; (d) EECI, Inc.; (e) EFH Australia (No. 2) Holdings Company; (f) EFH Finance (No. 2) Holdings Company; (g) EFH FS Holdings Company; (h) EFH Renewables Company LLC; (i) Generation Development Company LLC; (j) LSGT Gas Company LLC; (k) LSGT SACROC, Inc.; (l) NCA Development Company LLC; and (m) TXU Receivables Company.

86. “EFH Disclosure Statement” means the Disclosure Statement for the Joint Plan of Reorganization of Energy Future Holdings Corp., Energy Future Intermediate Holding Company LLC, and the EFH/EFIH Debtors Pursuant to Chapter 11 of the Bankruptcy Code with Respect to the EFH Debtors and EFIH Debtors, dated [            ] [D.I.             ], including all exhibits and schedules thereto, as approved pursuant to the EFH Disclosure Statement Order.

87. “EFH Disclosure Statement Order” means the Order (A) Approving the EFH/EFIH Disclosure Statement, (B) Establishing the Voting Record Date, Voting Deadline, and Other Dates, (C) Approving Procedures for Soliciting, Receiving, and Tabulating Votes on the Plan and for Filing Objections to the Plan, and (D) Approving the Manner and Forms of Notice and Other Related Documents [D.I.             ].

88. “EFH Effective Date” means, with respect to the Plan, the date after the EFH Confirmation Date selected by (a) the EFH Debtors and EFIH Debtors, including, in the case of any Conflict Matter between any Debtors, each Debtor acting at the direction of its respective Disinterested Director or Manager and without the consent of any other Debtor and (b) the Plan Sponsor, on which: (i) no stay of the EFH Confirmation Order is in effect; and (ii) all conditions precedent to the EFH Effective Date specified in Article IX.B have been satisfied or waived (in accordance with Article IX.C).

89. “EFH Unsecured Creditor Recovery Pool” means (a) EFH Corp. Cash after payment in full of all Allowed Administrative Claims against the EFH Debtors, including, for the avoidance of doubt, Allowed Cure Claims with respect to Assumed Executory Contracts and Leases assumed by Reorganized EFH on the EFH Effective Date (or pursuant to a separate Bankruptcy Court order), all Allowed Priority Tax Claims against the EFH Debtors, all Allowed Class A1 Claims and Allowed Class A2 Claims, and (b) any Cash remaining in the EFH/EFIH Cash Distribution Account after payment in full of all Allowed Claims against EFIH Debtors; provided, however that, consistent with the terms of the Merger Agreement and the Tax Contingency Disclosure, adjustments to the form of consideration included in the EFH Unsecured Creditor Recovery Pool shall be made, including by the Plan Sponsor issuing BHE Stock (with a corresponding adjustment to the Cash deposited to the EFH Cash Account or the Cash Deposit Amount, such that the overall purchase price paid by the Plan Sponsor and overall stakeholder recovery remains unchanged on an overall basis, and with such additional details to be set forth in the Tax Contingency Disclosure); provided, further, however that, in all circumstances, each Holder of an Allowed Claim in Classes A4-A11 shall receive its Pro Rata share of at least the value of EFH Corp. Cash, less such amounts necessary to satisfy all Allowed EFH Administrative Claims, including, for the avoidance of doubt, any Allowed Cure Claims with respect to Assumed Executory Contracts and Leases assumed by Reorganized EFH on the EFH Effective Date (or pursuant to a separate Bankruptcy Court order), all Allowed Priority Claims, and all Allowed Claims in Classes A1 and A2 in full; provided, further, that, the Holders of Allowed EFH Non-Qualified Benefit Claims shall receive Cash on account of their Claims (including any TCEH Settlement Claim Turnover Distributions distributed to such Holders of EFH Non-Qualified Benefit Claims).

90. “EFH/EFIH Cash Distribution Account” means collectively, one or more interest-bearing escrow accounts (set forth in one or more segregated accounts) collectively consisting of (a) the Cash Deposit Amount, (b) the EFIH First Lien DIP Repayment, (c) the EFH Cash Account (subject to adjustment as described in the Tax Contingency Disclosure), including the Cash distributed to satisfy Allowed EFH Non-Qualified Benefit Claims, (d) the Cash on hand at the EFIH Debtors as of the EFH Effective Date, including the EFIH Unsecured Creditor Recovery Pool (subject to the adjustments described in the Tax Contingency Disclosure), and (e) any other amounts to be funded into the EFH/EFIH Cash Distribution Account pursuant to the terms of the Plan, Merger Agreement, or the EFIH Secureds Settlement Approval Order, provided that, notwithstanding anything herein to the contrary, neither the Plan Sponsor, the EFH/EFIH Debtors, nor Reorganized EFH or Reorganized EFIH shall have any obligation to fund any amounts other than as set forth in the Merger Agreement, as applicable, which accounts shall be administered by the EFH Plan Administrator Board. The EFH/EFIH Cash Distribution Account shall include a general escrow account into which the Cash Deposit Amount shall be funded.

91. “EFH/EFIH Committee” means the statutory committee of unsecured creditors of EFH Corp., EFIH, EFIH Finance, and EECI, Inc., appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee on October 27, 2014, the membership of which may be reconstituted from time to time.

92. “EFH/EFIH Committee Settlement” means the Settlement & Support Agreement, dated as of November 23, 2015, by and among EFH Corp., EFIH, EFIH Finance, EEC Holdings, Inc., EECI, Inc., LSGT Gas Company LLC, LSGT SACROC, Inc., TCEH, the EFH/EFIH Committee, the EFH Notes Trustee, the TCEH Supporting First Lien Creditors, the Original Plan Sponsors, and the TCEH Committee, as approved under the EFH/EFIH Committee Settlement Order.

93. “EFH/EFIH Committee Settlement Order” means the Order Approving Settlement Among Debtors, EFH Committee, EFH Notes Trustee, and Certain Other Parties [D.I. 7143], entered by the Bankruptcy Court on November 25, 2015.

94. “EFH/EFIH Committee Standing Motion” means the Motion of the EFH Official Committee for Entry of an Order Granting Derivative Standing and Authority to Prosecute and Settle Claims on Behalf of the Luminant Debtors’ Estates [D.I. 3605].

95. “EFH/EFIH Debtors” means, collectively: (a) the EFH Debtors; and (b) the EFIH Debtors, as listed on Exhibit A to the Plan.

96. “EFH/EFIH Plan Supporters” means, collectively: (a) the Plan Sponsor; and (b) excluding the EFH/EFIH Debtors, any party that may become party to a plan support agreement with the EFH Debtors and/or EFIH Debtors related to the transactions contemplated herein.

97. “EFH Group” means the “affiliated group” (within the meaning of Section 1504(a)(1) of the Internal Revenue Code), and any consolidated, combined, aggregate, or unitary group under state or local law, of which EFH Corp. is the common parent.

98. “EFH LBO Note Claims” means, collectively: (a) the EFH LBO Note Primary Claims; and (b) the EFH LBO Note Guaranty Claims.

99. “EFH LBO Note Guaranty Claim” means any Claim against EFIH derived from or based upon the EFH LBO Notes.

100. “EFH LBO Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated October 31, 2007, by and among EFH Corp., as issuer, EFCH and EFIH as guarantors, and the EFH Notes Trustee.

101. “EFH LBO Note Primary Claim” means any Claim against EFH Corp. derived from or based upon the EFH LBO Notes.

102. “EFH LBO Notes” means, collectively: (a) the 10.875% senior notes due November 1, 2017; and (b) the 11.25%/12.00% toggle notes due November 1, 2017, each issued by EFH Corp. pursuant to the EFH LBO Note Indenture.

103. “EFH Legacy Note Claims” means, collectively: (a) the EFH Legacy Series P Claims; (b) the EFH Legacy Series Q Claims; and (c) the EFH Legacy Series R Claims.

104. “EFH Legacy Note Indentures” means, collectively: (a) the EFH Legacy Series P Indenture; (b) the EFH Legacy Series Q Indenture; and (c) the EFH Legacy Series R Indenture.

105. “EFH Legacy Notes” means, collectively: (a) the EFH Legacy Series P Notes; (b) the EFH Legacy Series Q Notes; and (c) the EFH Legacy Series R Notes.

106. “EFH Legacy Series P Claim” means any Claim derived from or based upon the EFH Legacy Series P Notes, excluding any Claims derived from or based upon EFH Legacy Series P Notes held by EFIH (if any).

107. “EFH Legacy Series P Indenture” means that certain Indenture, as amended or supplemented from time to time, dated November 1, 2004, by and among EFH Corp., as issuer, and the EFH Notes Trustee.

108. “EFH Legacy Series P Notes” means the 5.55% Series P Senior Notes due November 15, 2014, issued by EFH Corp. pursuant to the EFH Legacy Series P Indenture and related officer’s certificate.

109. “EFH Legacy Series Q Claim” means any Claim derived from or based upon the EFH Legacy Series Q Notes, excluding any Claims derived from or based upon EFH Legacy Series Q Notes held by EFIH (if any).

110. “EFH Legacy Series Q Indenture” means that certain Indenture, as amended or supplemented from time to time, dated November 1, 2004, by and among EFH Corp., as issuer, and the EFH Notes Trustee.

111. “EFH Legacy Series Q Notes” means the 6.50% Series Q Senior Notes due November 15, 2024, issued by EFH Corp. pursuant to the EFH Legacy Series Q Indenture and related officer’s certificate.

112. “EFH Legacy Series R Claim” means any Claim derived from or based upon the EFH Legacy Series R Notes, excluding any Claims derived from or based upon EFH Legacy Series R Notes held by EFIH (if any).

113. “EFH Legacy Series R First Supplemental Indenture” means that certain Supplemental Indenture, dated December 5, 2012, by and among EFH Corp., as issuer, and the EFH Notes Trustee. “EFH Legacy Series R Indenture” means that certain Indenture, as amended or supplemented from time to time, dated November 1, 2004, by and among EFH Corp., as issuer, and the EFH Notes Trustee.

114. “EFH Legacy Series R Notes” means the 6.55% Series R Senior Notes due November 15, 2034, issued by EFH Corp. pursuant to the EFH Legacy Series R Indenture and related officer’s certificate.

115. “EFH Merger” means that certain merger on the EFH Effective Date of EFH Merger Sub with and into Reorganized EFH with Reorganized EFH continuing as the surviving entity.

116. “EFH Merger Sub” means O.E., Merger Sub Inc., a Delaware corporation wholly-owned by BHE and with whom Reorganized EFH will merge.

117. “EFH Non-Debtors” means, collectively: (a) TXU Europe Limited; (b) TXU Eastern Finance (A) Ltd; (c) TXU Eastern Finance (B) Ltd; (d) TXU Finance (No. 2) Limited; (e) TXU Eastern Funding Company; (f) TXU Acquisitions Limited; (g) Humphreys & Glasgow Limited; (h) EFH Vermont Insurance Company; and (i) any other non-U.S., non-Debtor Entities.

118. “EFH Non-Qualified Benefit Claim” means any Claim against the EFH Debtors derived from or based upon an EFH Non-Qualified Benefit Plan.

119. “EFH Non-Qualified Benefit Plan” means either: (a) a non-contributory, non-qualified pension plan that provides retirement benefits to participants whose tax-qualified pension benefits are limited due to restrictions under the Internal Revenue Code and/or deferrals to other benefit programs; and/or (b) a contributory, non-qualified defined contribution plan that permits participants to voluntarily defer a portion of their base salary and/or annual incentive plan bonuses.

120. “EFH Note Indentures” means, collectively: (a) the EFH Legacy Note Indentures; (b) the EFH LBO Note Indenture; (c) the EFH 2019 Note Indenture; and (d) the EFH 2020 Note Indenture.

121. “EFH Notes Trustee” collectively means AST&T, in its capacity as successor trustee to BNYMTC under the EFH Note Indentures.

122. “EFH Plan Administrator Board” shall be a one- or two-member board of directors comprised of a person or persons to be identified in the Plan Supplement as determined by the EFH Debtors and EFIH Debtors in their sole and absolute discretion, which board shall be appointed on or after the EFH Effective Date and tasked with directing the Disbursing Agent with respect to Cash distributions made on account of Allowed Claims asserted against the EFH Debtors and EFIH Debtors and shall not, for the avoidance of doubt, be authorized to direct the Disbursing Agent with respect to any Cash distributions made on account of Allowed Claims asserted against the TCEH Debtors or EFH Shared Services Debtors, if any.

123. “EFH Professional Fee Escrow Account” means an escrow account established and funded pursuant to Article II.A.2(b) of the Plan for Professional Fee Claims estimated pursuant to Article II.A.2(c) of the Plan to be allocated to the EFH Debtors or the Reorganized EFH Debtors pursuant to Article II.A.2(d) of the Plan.

124. “EFH Professional Fee Reserve Amount” means the total amount of Professional Fee Claims estimated to be allocated to the EFH Debtors or the Reorganized EFH Debtors in accordance with Article II.A.2(c) of the Plan.

125. “EFH Series N Note Claim” means any Claim derived from or based upon the EFH Series N Notes.

126. “EFH Series N Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated July 3, 2003, by and among EFH Corp., as issuer, and the EFH Series N Trustee.

127. “EFH Series N Notes” means the floating rate convertible notes due 2033 issued by EFH Corp. pursuant to the EFH Series N Note Indenture.

128. “EFH Series N Notes Trustee” means BNYMTC, in its capacity under the EFH Series N Notes.

129. “EFH Shared Services Debtors” means, collectively: (a) EFH Corporate Services; (b) Dallas Power and Light Company, Inc.; (c) EFH CG Holdings Company LP; (d) EFH CG Management Company LLC; (e) Lone Star Energy Company, Inc.; (f) Lone Star Pipeline Company, Inc.; (g) Southwestern Electric Service Company, Inc.; (h) Texas Electric Service Company, Inc.; (i) Texas Energy Industries Company, Inc.; (j) Texas Power and Light Company, Inc.; (k) Texas Utilities Company, Inc.; (l) Texas Utilities Electric Company, Inc.; (m) TXU Electric Company, Inc.; (n) Brighten Energy LLC; and (o) Brighten Holdings LLC.

130. “EFH Swap Claim” means any Claim against EFH Corp. derived from or based upon the EFH Swaps.

131. “EFH Swaps” means those certain swaps entered into by EFH Corp. on an unsecured basis.

132. “EFH Unexchanged Notes Indentures” means, collectively: (a) the EFH 2019 Note Indenture; and (b) the EFH 2020 Note Indenture.

133. “EFH Unexchanged Note Claim” means any Claim derived from or based upon the EFH Unexchanged Notes.

134. “EFH Unexchanged Notes” means, collectively: (a) the EFH 2019 Notes; and (b) the EFH 2020 Notes.

135. “EFIH” means Energy Future Intermediate Holding Company LLC, a Delaware limited liability company.

136. “EFIH Cash” means the Cash on hand at EFIH as of the EFH Effective Date, after giving effect to the transactions contemplated by the Merger Agreement, including the funding of the Cash Deposit Amount and the EFIH First Lien DIP Repayment.

137. “EFIH Collateral Trust Agreement” means the collateral trust agreement by and between EFIH, Delaware Trust Company, as successor collateral trustee to BNY, and the other Secured Debt Representatives from time to time party thereto dated as of November 16, 2009.

138. “EFIH Debtor Intercompany Claim” means any Claim by an EFIH Debtor against another EFIH Debtor.

139. “EFIH Debtors” means, collectively: (a) EFIH; and (b) EFIH Finance.

140. “EFIH DIP Secured Cash Management Banks” means the “Secured Cash Management Banks,” as defined in the 2017 EFIH First Lien DIP Order.

141. “EFIH DIP Secured Cash Management Obligations” means the “Secured Cash Management Obligations,” as defined in the 2017 EFIH First Lien DIP Order.

142. “EFIH DIP Secured Hedge Banks” means the “Secured Hedge Banks,” as defined in the 2017 EFIH First Lien DIP Order.

143. “EFIH DIP Secured Hedge Obligations” means the “Secured Hedge Obligations” as defined in the 2017 EFIH First Lien DIP Order.

144. “EFIH Finance” means EFIH Finance Inc., a Delaware corporation.

145. “EFIH First Lien 6.875% Notes” means the EFIH First Lien Notes that bear interest (because of an increase in the rate of 50 basis points due to the EFIH Debtors’ failure to register them) under the applicable agreements at a rate of 7.375% per annum (CUSIPs 29269Q AE7 & U29197).

146. “EFIH First Lien 10.0% Notes” means the EFIH First Lien Notes that bear interest under the applicable agreements at a rate of 10.000% per annum (CUSIP 29269QAA5).

147. “EFIH First Lien 10.5% Notes” means the EFIH First Lien Notes that bear interest (because of an increase in the rate of 50 basis points due to the EFIH Debtors’ failure to register them) under the applicable agreements at a rate of 10.500% per annum (CUSIPs 29269QAK3 & U29197AG2).

148. “EFIH First Lien 2017 Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated August 14, 2012, by and among the EFIH Debtors, as issuers, and the EFIH First Lien Notes Trustee.

149. “EFIH First Lien 2017 Notes” means the 6.875% senior secured notes due August 15, 2017, issued by the EFIH Debtors pursuant to the EFIH First Lien 2017 Note Indenture.

150. “EFIH First Lien 2020 Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated August 17, 2010, by and among the EFIH Debtors, as issuers, and the EFIH First Lien Notes Trustee.

151. “EFIH First Lien 2020 Notes” means the 10.0% senior secured notes due December 1, 2020, issued by the EFIH Debtors pursuant to the EFIH First Lien 2020 Note Indenture.

152. “EFIH First Lien DIP Agreements” means, collectively, the Original EFIH First Lien DIP Credit Agreement and the 2017 EFIH First Lien DIP Credit Agreement.

153. “EFIH First Lien DIP Claims” means any Claim derived from or based upon the 2017 EFIH First Lien DIP Credit Agreement or the 2017 EFIH First Lien DIP Order, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges.

154. “EFIH First Lien DIP Collateral” means the “EFIH DIP Collateral,” as defined in the 2017 EFIH First Lien DIP Order.

155. “EFIH First Lien DIP Contingent Obligations” means the “Contingent Obligations” as defined in the 2017 EFIH First Lien DIP Credit Agreement, including any and all expense reimbursement obligations of the Debtors that are contingent as of the EFH Effective Date.

156. “EFIH First Lien DIP Facilities” means, collectively, the Original EFIH First Lien DIP Facility and the 2017 EFIH First Lien DIP Facility.

157. “EFIH First Lien DIP Lenders” means [the Original EFIH First Lien DIP Agent,] the 2017 EFIH First Lien DIP Agent, and the banks, financial institutions, and other lenders party to the EFIH First Lien DIP Facilities from time to time, and each arranger, bookrunner, syndication agent, manager, and documentation agent under the EFIH First Lien DIP Facilities.

158. “EFIH First Lien DIP Orders” means, collectively, the Original EFIH First Lien Final DIP Order and the 2017 EFIH First Lien DIP Order.

159. “EFIH First Lien DIP Repayment” means “DIP Repayment,” as that term is defined in the Merger Agreement.

160. “EFIH First Lien DIP Repayment Amount” means an amount in Cash sufficient to repay all outstanding Allowed EFIH First Lien DIP Claims in accordance with Article II.B of the Plan.

161. “EFIH First Lien Intercreditor Action” means the pending appeal by the EFIH First Lien Notes Trustee against the EFIH Second Lien Notes Trustee for turnover and other relief (Delaware Trust Company, as Indenture Trustee v. Computershare Trust Company, N.A., et al., No. 16-cv-461 (D. Del.).

162. “EFIH First Lien Note Claim” means any Secured Claim derived from or based upon the EFIH First Lien Notes (including, for the avoidance of doubt, any Claim by a Holder of an EFIH First Lien Note Claim or the EFIH First Lien Notes Trustee based upon or under the EFIH Collateral Trust Agreement).

163. “EFIH First Lien Note Indentures” means, collectively: (a) the EFIH First Lien 2017 Note Indenture; and (b) the EFIH First Lien 2020 Note Indenture.

164. “EFIH First Lien Notes” means, collectively: (a) the EFIH First Lien 2017 Notes; and (b) the EFIH First Lien 2020 Notes (and the EFIH First Lien 2017 Note Indenture and the EFIH First Lien 2020 Note Indenture).

165. “EFIH First Lien Notes Trustee” means Delaware Trust Company, as successor indenture trustee to BNY.

166. “EFIH First Lien Post-Effective Date Fees and Indemnification Claims” shall have the meaning set forth in the EFIH Settlement Agreement.

167. “EFIH First Lien Post-Effective Date Fee and Indemnification Reserve” means the “EFIH First Lien Post-Effective Date Fee and Indemnification Reserve” as defined in the EFIH Settlement Agreement.

168. “EFIH First Lien Principal Settlement” means that certain settlement approved by the EFIH First Lien Principal Settlement Order.

169. “EFIH First Lien Principal Settlement Order” means the Order Approving EFIH First Lien Settlement [D.I. 858].

170. “EFIH Merger” means that certain merger on the EFH Effective Date of Reorganized EFIH with and into EFIH Merger Sub with EFIH Merger Sub continuing as the surviving entity.

171. “EFIH Merger Sub” means O.E. Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of EFH Merger Sub, with whom and into which Reorganized EFIH will merge.

172. “EFIH Professional Fee Escrow Account” means an escrow account established and funded pursuant to Article II.A.2(b) of the Plan for Professional Fee Claims estimated pursuant to Article II.A.2(c) of the Plan to be allocated to the EFIH Debtors or the Reorganized EFIH Debtors pursuant to Article II.A.2(d) of the Plan.

173. “EFIH Professional Fee Reserve Amount” means the total amount of Professional Fee Claims estimated to be allocated to the EFIH Debtors or the Reorganized EFIH Debtors in accordance with Article II.A.2(c) of the Plan.

174. “EFIH Second Lien Note Claim” means any Secured Claim derived from or based upon the EFIH Second Lien Notes (including, for the avoidance of doubt, any Claim by a Holder of an EFIH Second Lien Note Claim or the EFIH Second Lien Notes Trustee based upon or under the EFIH Collateral Trust Agreement).

175. “EFIH Second Lien Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated April 25, 2011, by and among the EFIH Debtors, as issuers, and the EFIH Second Lien Notes Trustee.

176. “EFIH Second Lien Notes” means, collectively: (a) the 11.0% senior secured second lien notes due October 1, 2021 (the “EFIH Second Lien 11.0% Notes”); and (b) the 11.75% senior secured second lien notes due March 1, 2022 (the “EFIH Second Lien 11.75% Notes”), issued by the EFIH Debtors pursuant to the EFIH Second Lien Note Indenture (and the EFIH Second Lien Note Indenture).

177. “EFIH Second Lien Notes Trustee” means Computershare Trust, as successor indenture trustee to BNY.

178. “EFIH Second Lien Partial Repayment” means the partial repayment of EFIH Second Lien Notes, in the amount of up to $750 million, effectuated pursuant to the Order (A) Authorizing Partial Repayment of EFIH Second Lien Notes; (B) Approving EFIH DIP Consent; and (C) Authorizing Consent Fee [D.I. 3855].

179. “EFIH Second Lien Post-Effective Date Fees and Indemnification Claims” shall have the meaning set forth in the EFIH Settlement Agreement.

180. “EFIH Second Lien Post-Effective Date Fee and Indemnification Reserve” means the “EFIH Second Lien Post-Effective Date Fee and Indemnification Reserve” as defined in the EFIH Settlement Agreement.

181. “EFIH Secureds Settlement Approval Order” means the Order Approving the EFIH Settlement Between the Debtors, Certain Holders of EFIH First Lien Note Claims, Certain Holders of EFIH Second Lien Note Claims, and Certain Holders of EFIH Unsecured Note Claims [D.I. 11048]. With respect to the EFIH First Lien Settlement (as defined in the EFIH Settlement Agreement), the EFIH Secureds Settlement Approval Order shall refer to the order of the Bankruptcy Court approving the EFIH First Lien Settlement. With respect to the EFIH Second Lien Settlement (as defined in the EFIH Settlement Agreement), the EFIH Secureds Settlement Approval Order shall refer to the order of the Bankruptcy Court approving the EFIH Second Lien Settlement. For the avoidance of doubt, none of the Plan Sponsor, Merger Subs, or the Reorganized EFH/EFIH Debtors shall have or incur any liability pursuant to the EFIH Secureds Settlement Approval Order, and any payment obligations of such parties shall be strictly as provided in the Merger Agreement.

182. “EFIH Senior Toggle Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated December 5, 2012, by and among the EFIH Debtors, as issuers, and the EFIH Unsecured Notes Trustee.

183. “EFIH Senior Toggle Notes” means the 11.25%/12.25% senior unsecured notes due December 1, 2018, issued by the EFIH Debtors pursuant to the EFIH Senior Toggle Note Indenture.

184. “EFIH Settlement Agreement” means that certain settlement agreement approved pursuant to the EFIH Secureds Settlement Approval Order by and among the EFH/EFIH Debtors, the Supporting EFIH Unsecured Creditors, the Supporting EFIH First Lien Creditors, and the Supporting EFIH Second Lien Creditors (each as defined therein).

185. “EFIH Unexchanged Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated November 16, 2009, by and among the EFIH Debtors, as issuers, and the EFIH Unsecured Notes Trustee.

186. “EFIH Unexchanged Notes” means the 9.75% unsecured notes due October 15, 2019, issued by the EFIH Debtors pursuant to the EFIH Unexchanged Note Indenture.

187. “EFIH Unsecured Creditor Recovery Pool” means (a) the EFIH Cash, after giving effect to all other transactions and distributions contemplated by the Merger Agreement to occur on, before, or after the EFH Effective Date and the satisfaction in full of all Allowed EFIH First Lien DIP Claims, Allowed Claims in Classes B1, B2, B3, and B4 (including the funding of the EFIH First Lien Post-Effective Date Fee and Indemnification Reserve and the EFIH Second Lien Post-Effective Date Fee and Indemnification Reserve), Allowed General Administrative Claims against the EFIH Debtors, including, for the avoidance of doubt, Allowed Cure Claims with respect to Assumed Executory Contracts and Leases which Reorganized EFIH will assume on the EFH Effective Date (or pursuant to separate Bankruptcy Court order), Allowed Priority Tax Claims (if any), and Allowed Professional Fee Claims allocated to the EFIH Debtors (including the funding of the EFIH Professional Fee Reserve, in accordance with the Plan and Confirmation Order) and (b) any other amounts that Holders of Claims entitled to distributions from the EFIH Unsecured Creditor Recovery Pool are entitled to receive under the Plan, and as expressly provided in the Plan, the Merger Agreement, and the EFIH Secureds Settlement Approval Order, if any; provided, however that, consistent with the terms of the Merger Agreement, adjustments to the form of consideration included in the EFIH Unsecured Creditor Recovery Pool shall be made, including by the Plan Sponsor issuing BHE Stock (with a corresponding adjustment to the Cash Deposit Amount, such that the overall purchase price paid or contributed by the Plan Sponsor and overall stakeholder recovery remains unchanged on an aggregate basis, and with such additional details to be set forth in the Tax Contingency Disclosure).

188. “EFIH Unsecured Creditor Plan Support Agreement” means that certain plan support agreement, as amended or modified on January 19, 2017, entered into on January 2, 2017 by the EFH Debtors, the EFIH Debtors, the EFIH Unsecured Notes Trustee, the EFIH Unsecured Notes Trustee, and certain holders or investment advisors or managers of discretionary accounts of such beneficial holders that hold, or direct the vote of, EFIH Unsecured Note Claims.

189. “EFIH Unsecured Note Claim” means any Claim derived from or based upon the EFIH Unsecured Notes.

190. “EFIH Unsecured Note Indentures” means, collectively: (a) the EFIH Senior Toggle Note Indenture; and (b) the EFIH Unexchanged Note Indenture.

191. “EFIH Unsecured Notes” means, collectively: (a) the EFIH Senior Toggle Notes; and (b) the EFIH Unexchanged Notes.

192. “EFIH Unsecured Notes Trustee” means UMB Bank, N.A., as successor trustee to BNY.

193. “EFIH Unsecured Notes Trustee Fees and Expenses” means the fees and expenses of the EFIH Unsecured Notes Trustee incurred as of the EFH Effective Date.

194. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

195. “Environmental Action” means the pending case of United States v. Luminant Generation Company LLC, et al., 3:13-cv-3236-K (N.D. Tex.).

196. “Environmental Law” means all federal, state and local statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders, agreements and determinations and all common law concerning pollution or protection of the environment, or environmental impacts on human health and safety, including, without limitation, the Atomic Energy Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Clean Water Act; the Clean Air Act; the Emergency Planning and Community Right-to-Know Act; the Federal Insecticide, Fungicide, and Rodenticide Act; the Nuclear Waste Policy Act; the Resource Conservation and Recovery Act; the Safe Drinking Water Act; the Surface Mining Control and Reclamation Act; the Toxic Substances Control Act; and any state or local equivalents.

197. “ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001-1461 as amended, (2006 V. Supp. 2011), and the regulations promulgated thereunder.

198. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

199. “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Committees and each of their respective members; and (c) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders (regardless of whether such interests are held directly or indirectly), subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

200. “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

201. “Federal Judgment Rate” means the rate of interest calculated pursuant to the provisions of 28 U.S.C. § 1961, which shall be a rate equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System, as of the Petition Date, which rate was 0.11%, compounded annually.

202. “Fee Committee” means that certain fee review committee appointed pursuant to the Stipulation and Consent Order Appointing a Fee Committee [D.I. 1891].

203. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases, including with respect to a Proof of Claim or Proof of Interest, the Claims and Noticing Agent.

204. “Final Order” means (a) an order or judgment of the Bankruptcy Court, as entered on the docket in any Chapter 11 Case (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction, or (b) an order or judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Bankruptcy Court (or any other court of competent jurisdiction, including in an appeal taken) in any Chapter 11 Case (or any related adversary proceeding or contested matter), in each case that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Bankruptcy Rules of the Bankruptcy Court, may be filed relating to such order shall not prevent such order from being a Final Order.

205. “General Administrative Claim” means any Administrative Claim, other than a Professional Fee Claim.

206. “General Unsecured Claim Against EFCH” means any Unsecured Claim against EFCH that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the EFCH 2037 Note Claims, but excluding: (a) Administrative Claims against EFCH; (b) Priority Tax Claims against EFCH; (c) Intercompany Claims against EFCH; (d) Other Priority Claims against EFCH; and (e) TCEH DIP Claim.

207. “General Unsecured Claim Against EFH Corp.” means any Unsecured Claim against EFH Corp. that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the EFH Series N Note Claims, but excluding: (a) Legacy General Unsecured Claims Against the EFH Debtors; (b) EFH Legacy Note Claims; (c) EFH Unexchanged Note Claims; (d) EFH LBO Note Primary Claims; (e) EFH Swap Claims; (f) EFH Non-Qualified Benefit Claims; (g) the TCEH Settlement Claim; (h) Administrative Claims against EFH Corp.; (i) Priority Tax Claims against EFH Corp.; (j) Intercompany Claims against EFH Corp.; (k) Other Priority Claims against EFH Corp.; and (l) EFIH First Lien DIP Claims.

208. “General Unsecured Claim Against the EFH Debtors Other Than EFH Corp.” means any Unsecured Claim against one or more of the EFH Debtors (other than EFH Corp.) that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, but excluding: (a) Legacy General Unsecured Claims Against the EFH Debtors; (b) EFH Non-Qualified Benefit Claims; (c) Administrative Claims against the EFH Debtors other than EFH Corp.; (d) Priority Tax Claims against the EFH Debtors other than EFH Corp.; (e) Intercompany Claims against the EFH Debtors other than EFH Corp.; (f) Other Priority Claims against the EFH Debtors other than EFH Corp.; and (g) EFIH First Lien DIP Claims.

209. “General Unsecured Claim Against the EFH Shared Services Debtors” means any Unsecured Claim against one or more of the EFH Shared Services Debtors that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, excluding: (a) Administrative Claims against the EFH Shared Services Debtors; (c) Priority Tax Claims against the EFH Shared Services Debtors; (d) Intercompany Claims against the EFH Shared Services Debtors; (e) Other Priority Claims against the EFH Shared Services Debtors; and (f) TCEH DIP Claim.

210. “General Unsecured Claim Against the EFIH Debtors” means any Unsecured Claim against one or more of the EFIH Debtors that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the EFIH Unsecured Note Claims and any Unsecured Claims derived from or based upon the EFIH First Lien Notes or EFIH Second Lien Notes, but excluding: (a) EFH LBO Note Guaranty Claims; (b) Administrative Claims against the EFIH Debtors; (c) Priority Tax Claims against the EFIH Debtors; (d) Intercompany Claims against the EFIH Debtors; (e) Other Priority Claims against the EFIH Debtors; and (f) EFIH First Lien DIP Claims.

211. “General Unsecured Claim Against the TCEH Debtors Other Than EFCH” means any Unsecured Claim against one or more of the TCEH Debtors other than EFCH that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the Legacy General Unsecured Claims Against the TCEH Debtors, but excluding: (a) TCEH Unsecured Debt Claims; (b) Administrative Claims against the TCEH Debtors Other Than EFCH; (c) Priority Tax Claims against the TCEH Debtors Other Than EFCH; (d) Intercompany Claims against the TCEH Debtors Other Than EFCH; (e) Other Priority Claims against the TCEH Debtors Other Than EFCH; and (f) TCEH DIP Claim.

212. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

213. “Holder” means an Entity holding a Claim or an Interest, as applicable.

214. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

215. “Incremental Amendment Agreement” means that certain Incremental Amendment No. 1, dated as January 4, 2013, by and among the Incremental 2012 Term Lenders (as defined therein), EFCH, TCEH, the Credit Parties (as defined therein) party thereto, and Citibank, N.A., as administrative and collateral agent.

216. “Indemnification Obligations” means each of the Debtors’ indemnification obligations in place as of the EFH Effective Date, whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, management or indemnification agreements, or employment or other contracts, for their current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals and agents of the Debtors, as applicable.

217. “Indenture Trustees” means, collectively: (a) the EFH Notes Trustee; (b) the EFCH 2037 Notes Trustee; (c) the EFIH First Lien Notes Trustee; (d) the EFIH Second Lien Notes Trustee; (e) the EFIH Unsecured Notes Trustee; (f) the TCEH First Lien Notes Trustee; (g) the TCEH Second Lien Notes Trustee; (h) the TCEH Unsecured Notes Trustee; (i) the PCRB Trustee; (j) the EFH Series N Notes Trustee; and (k) the TCEH Second Lien Notes Collateral Agent.

218. “Initial Plan” means the Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the United States Bankruptcy Code [D.I. 4142], dated April 14, 2015.

219. “Insurance Policies” means any insurance policies, insurance settlement agreements, coverage-in-place agreements, or other agreements relating to the provision of insurance entered into by or issued to or for the benefit of any of the Debtors or their predecessors.

220. “Intercompany Claim” means a Claim or Cause of Action by EFH Corp. or any Entity that is, or was as of the Petition Date, a direct or indirect subsidiary of EFH Corp. against EFH Corp. or any Entity that is, or was as of the Petition Date, a direct or indirect subsidiary of EFH Corp.

221. “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Entity.

222. “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [D.I. 2066].

223. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

224. “Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of November 5, 2008, by and among Oncor and certain of its direct and indirect equityholders, including EFH Corp. and TTI.

225. “IRR Hurdle” means “IRR Hurdle,” as that term is defined in the Investor Rights Agreement.

226. “IRS” means the Internal Revenue Service.

227. “IRS Submissions” means all submissions to the IRS in connection with the Private Letter Ruling and the request for the Supplemental Ruling.

228. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

229. “Legacy General Unsecured Claim Against the EFH Debtors” means any Claim against the EFH Debtors derived from or based upon liabilities based on asbestos or, to the extent set forth in the Merger Agreement, qualified post-employment benefits relating to discontinued operations of the EFH Debtors.

230. “Liability Management Program” means the various transactions, including debt buybacks, new debt issuances, debt exchanges, debt payoffs, intercompany debt forgiveness, dividends, and maturity extensions, by EFH Corp. and its direct and indirect subsidiaries, and restructuring of such Entities’ debt obligations completed before the Petition Date, as described in the 2009-2013 SEC filings of EFH Corp., EFIH, EFIH Finance, and TCEH.

231. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

232. “Litigation Letters” means, collectively: (a) the TCEH Committee Litigation Letters; and (b) the TCEH Unsecured Group Litigation Letter.

233. “Luminant” means Luminant Holding Company LLC and its direct and indirect Debtor subsidiaries.

234. “Luminant Makewhole Settlement” means those transactions in settlement of Luminant’s obligations to Oncor under the Tax and Interest Makewhole Agreements, by which EFIH purchased Luminant’s obligations from Oncor in August 2012, and Luminant paid EFIH the same respective amount in September 2012.

235. “Makewhole Claim” means any Claim, whether secured or unsecured, derived from or based upon makewhole, applicable premium, redemption premium, or other similar payment provisions provided for by the applicable indenture or other agreement calculated as of the EFH Effective Date (or in the case of the EFIH First Lien Notes, the closing date of the Original EFIH First Lien DIP Facility, and in the case of EFIH Second Lien Notes, the closing date of the EFIH Second Lien Partial Repayment, with respect to the amount repaid at such time) or any other alleged premiums, fees, or Claims relating to the repayment of the principal balance of any notes, including any Claims for damages, or other relief arising from the repayment, prior to the respective stated maturity or call date, of the principal balance of any notes or any denial of any right to rescind any acceleration of such notes.

236. “Management Agreement” means that certain management agreement, dated as of October 10, 2007, by and among EFH Corp., TEF, Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P., Goldman, Sachs & Co., and Lehman Brothers Inc.

237. “Merger” means, collectively, the EFH Merger, the EFIH Merger, and the Oncor Merger.

238. “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 7, 2017, by and among BHE, EFH Merger Sub, EFIH Merger Sub, Oncor Holdings Merger Sub, EFIH, and EFH Corp., as may be amended, supplemented, or otherwise modified from time to time in accordance therewith, including all exhibits and schedules attached thereto, which shall be included in the Plan Supplement.

239. “Merger Closing” means “Closing,” as that term is defined in the Merger Agreement.

240. “Merger Closing Date” means “Closing Date” as that term is defined in the Merger Agreement.

241. “Merger Effective Time” means “Effective Time,” as that term is defined in the Merger Agreement.

242. “Merger Subs” means, collectively, (a) EFH Merger Sub; (b) EFIH Merger Sub, and (c) Oncor Holdings Merger Sub.

243. “Minority Interest Acquisition” means the acquisition by Oncor Merger Sub, BHE, or an Affiliate of BHE of (a) the Oncor Minority Interest in one or more privately negotiated transactions with TTI or Oncor Management or (b) the portion of the Oncor Minority Interest held by TTI pursuant to the drag-along rights set forth in Section 3.3 of the Investor Rights Agreement.

244. “NEE Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 29, 2016, by and among NextEra, Merger Sub, EFH Corp., and EFIH, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of September 18, 2016, including all exhibits and schedules attached thereto.

245. “NEE Merger Sub” means “Merger Sub” as defined in the NEE Merger Agreement.

246. “NEE Plan Support Agreement” means that certain Alternative E-Side Restructuring Agreement, dated as of July 29, 2016, by and among NextEra, the EFH Debtors, the EFIH Debtors, and certain Holders of Claims Against the EFH Debtors and EFIH Debtors, as amended on September 19, 2016.

247. “NEE PSA Order” means the Order (A) Authorizing Entry Into the Merger Agreement, (B) Approving the Termination Fee, and (C) Authorizing Entry Into and Performance Under the Plan Support Agreement [D. I. 9584], entered by the Bankruptcy Court on September 19, 2016.

248. “New EFH/EFIH Board” means the board of directors or managers, if any, of EFH Merger Sub and EFIH Merger Sub, as applicable, on and after the EFH Effective Date, in each case to be appointed by the Plan Sponsor.

249. “New Organizational Documents” means such certificates or articles of incorporation of formation, by-laws, limited liability company agreements, or other applicable formation documents of each of the Reorganized EFH/EFIH Debtors, as applicable, the form of which shall be included in the Plan Supplement; provided that (a) any New Organizational Document with respect to any Reorganized EFH Debtor or any Reorganized EFIH Debtor shall be in form and substance acceptable to the Plan Sponsor and (b) any New Organizational Document with respect to any Reorganized TCEH Debtor or any Reorganized Shared Services Debtor shall be in form and substance acceptable to the TCEH Supporting First Lien Creditors.

250. “NextEra” means “Plan Sponsor” as defined in the NEE Merger Agreement.

251. “NextEra Plan” means the Eighth Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code as it Applies to the EFH Debtors and EFIH Debtors [D.I. 10859].

252. “Non-EFH Debtor Intercompany Claim” means any Claim, other than the TCEH Settlement Claim, by any Entity that is, or was as of the Petition Date, a direct or indirect subsidiary of EFH Corp. (other than an EFH Debtor) against an EFH Debtor, including any Claims derived from or based upon EFH Legacy Notes held by EFIH.

253. “Non-EFH Shared Services Debtor Intercompany Claim” means any Claim by EFH. Corp. or any Entity that is, or was as of the Petition Date, a direct or indirect subsidiary of EFH Corp. (other than an EFH Shared Services Debtor) against an EFH Shared Services Debtor.

254. “Non-EFIH Debtor Intercompany Claim” means any Claim by EFH Corp. or any Entity that is, or was as of the Petition Date, a direct or indirect subsidiary of EFH Corp. (other than an EFIH Debtor) against an EFIH Debtor.

255. “Non-TCEH Debtor Intercompany Claim” means any Claim by EFH Corp. or any Entity that is, or was as of the Petition Date, a direct or indirect subsidiary of EFH Corp. (other than a TCEH Debtor) against a TCEH Debtor, including any Claim derived from or based upon the TCEH Credit Agreement, the TCEH First Lien Notes, or TCEH Unsecured Notes held by EFH Corp. and EFIH.

256. “Oncor” means Oncor Holdings and its direct and indirect subsidiaries.

257. “Oncor Electric” means Oncor Electric Delivery Company LLC.

258. “Oncor Holdings” means Oncor Electric Delivery Holdings Company LLC.

259. “Oncor Holdings Merger Sub” means O.E. Merger Sub III, LLC, a Delaware limited liability company and wholly owned subsidiary of EFIH Merger Sub, with whom and into which Oncor Holdings will merge.

260. “Oncor Letter Agreement” means that certain letter agreement to be entered into contemporaneously with the Merger Agreement, by and among Parent, Merger Subs, Oncor Electric, and Oncor Holdings, pursuant to which, among other things, each of Oncor Electric and Oncor Holdings will agree to take and not to take certain actions in furtherance of the transactions contemplated by the Merger Agreement, which shall be included in the Plan Supplement.

261. “Oncor Management” means Oncor Management Investment LLC.

262. “Oncor Merger” means that certain merger on the EFH Effective Date of Oncor Holdings with and into Oncor Holdings Merger Sub, with Oncor Holdings Merger Sub continuing as the surviving entity.

263. “Oncor Minority Interest” means the minority interests in Oncor Electric held by TTI and Oncor Management.

264. “Oncor Tax Sharing Agreement” means that certain Amended and Restated Tax Sharing Agreement, dated as of November 5, 2008, by and among EFH Corp., Oncor Holdings, Oncor Electric, TTI, and Oncor Management, which was assumed by EFH Corp. pursuant to the Order Approving Assumption of Oncor Tax Sharing Agreement Prior to Plan Effective Date, entered by the Bankruptcy Court on March 13, 2017 [D.I. 10998].

265. “Ordinary Course Professional Order” means the Order Authorizing the Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business [D.I. 765].

266. “Original Confirmed Plan” means the Sixth Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 7235].

267. “Original EFIH First Lien DIP Agent” means Deutsche Bank AG New York Branch, or its duly appointed successor, in its capacity as administrative agent and collateral agent for the Original EFIH First Lien DIP Facility.

268. “Original EFIH First Lien DIP Credit Agreement” means that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of June 19, 2014, as amended, supplemented, or modified from time to time, by and among EFIH, EFIH Finance, the banks, financial institutions, and other lenders from time to time party thereto, the Original EFIH First Lien DIP Agent, and the other agents and entities party thereto, collectively with the “EFIH First Lien DIP Documents,” as defined in the Original EFIH First Lien Final DIP Order.

269. “Original EFIH First Lien DIP Facility” means the EFIH Debtors’ $5.4 billion debtor-in-possession financing facility, as approved on a final basis pursuant to the Original EFIH First Lien Final DIP Order.

270. “Original EFIH First Lien Final DIP Order” means the Final Order (A) Approving Postpetition Financing For Energy Future Intermediate Holding Company LLC and EFIH Finance Inc., (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Approving the Use of Cash Collateral by Energy Future Intermediate Holding Company LLC and EFIH Finance Inc., (D) Authorizing the EFIH First Lien Repayment, (E) Authorizing Issuance of Roll-Up Debt to the Extent Authorized by the Settlement Orders, and (F) Modifying the Automatic Stay [D.I. 859], as amended by the Amended Final Order (A) Approving Postpetition Financing for Energy Future Intermediate Holding Company LLC and EFIH Finance Inc., (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Approving the Use of Cash Collateral by Energy Future Intermediate Holding Company LLC and EFIH Finance Inc., (D) Authorizing the EFIH First Lien Repayment, (E) Authorizing Issuance of Roll-Up Debt to the Extent Authorized by the Settlement Orders, and (F) Modifying the Automatic Stay [D.I. 3856].

271. “Original Plan Sponsors” means “Plan Sponsors,” as such term was defined in the Original Confirmed Plan.

272. “Other Priority Claims” means any Claim, other than an Administrative Claim, an EFIH First Lien DIP Claim, or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

273. “Other Secured Claim Against the EFH Debtors” means any Secured Claim against any of the EFH Debtors, excluding EFIH First Lien DIP Claims.

274. “Other Secured Claim Against the EFIH Debtors” means any Secured Claim against any of the EFIH Debtors, excluding: (a) EFIH First Lien Note Claims, if any; (b) EFIH Second Lien Note Claims; and (c) EFIH First Lien DIP Claims.

275. “OV2” means Ovation Acquisition II, L.L.C., a Delaware limited liability company.

276. “Parent” shall have the meaning set forth in the Merger Agreement.

277. “Parent Disclosure Letter” means “Parent Disclosure Letter” as such term is defined in the Merger Agreement.

278. “PBGC” means the Pension Benefit Guaranty Corporation, a wholly-owned United States government corporation, and an agency of the United States created by ERISA.

279. “PCRB Claim” means any Claim derived from or based upon the PCRBs, excluding the Repurchased PCRBs, including any Claims and Causes of Action held by the PCRB Trustee, including for fees and expenses, related to the PCRBs.

280. “PCRBs” means the pollution control revenue refunding bonds and pollution control revenue bonds outstanding from time to time, including: (a) 7.70% Fixed Series 1999C due March 1, 2032; (b) 7.70% Fixed Series 1999A due April 1, 2033; (c) 6.30% Fixed Series 2003B due July 1, 2032; (d) 6.75% Fixed Series 2003C due October 1, 2038; (e) 5.40% Fixed Series 2003D due October 1, 2029; (f) 5.40% Fixed Series 1994A due May 1, 2029; (g) 5.00% Fixed Series 2006 due March 1, 2041; (h) 8.25% Fixed Series 2001A Due October 1, 2030; (i) 8/25% Fixed Series 2001D-1 due May 1, 2033; (j) 6.45% Fixed Series 2000A due June 1, 2021; (k) 5.80% Fixed Series 2003A due July 1, 2022; (l) 6.15% Fixed Series 2003B due August 1, 2022; (m) 5.20% Fixed Series 2001C due May 1, 2028; (n) 6.25% Fixed Series 2000A due May 1, 2028; (o) Series 1994B due May 1, 2029 (variable rate); (p) Series 1995A due April 1, 2030 (variable rate); (q) Series 1995B due June 1, 2030 (variable rate); (r) Series 2001B due May 1, 2029 (variable rate); (s) Series 2001C due May 1, 2036 (15% ceiling); (t) Floating Taxable Series 2001I due December 1, 2036; (u) Floating Series 2002A due May 1, 2037; (v) Series 2003A due April 1, 2038 (15% ceiling); (w) Series 1999B due September 1, 2034 (15% ceiling); (x) Floating Series 2001D-2 due May 1, 2033; (y) Series 2001A due May 1, 2022 (15% ceiling); (z) Series 2001B due May 1, 2030 (15% ceiling); and (aa) Series 2001A due May 1, 2027 (variable rate), to which, among others, the PCRB Trustee is party.

281. “PCRB Trustee” means BNYM, as indenture trustee for the PCRBs.

282. “Pension Plans” means the two single-employer defined benefit plans insured by the PBGC and covered by Title IV of ERISA, 29 U.S.C. §§ 1301-1461, including (a) the plan sponsored by EFH Corp., and (b) the plan sponsored by Oncor Electric.

283. “Periodic Distribution Date” means, unless otherwise ordered by the Bankruptcy Court, the first Business Day that is 120 days after the EFH Effective Date, and, for the first year thereafter, the first Business Day that is 120 days after the immediately preceding Periodic Distribution Date. After one year following the EFH Effective Date, the Periodic Distribution Date will occur on the first Business Day that is 180 days after the immediately preceding Periodic Distribution Date, unless and until otherwise ordered by the Bankruptcy Court.

284. “Petition Date” means April 29, 2014, the date on which the Debtors commenced the Chapter 11 Cases.

285. “PIK Settlement” means the transactions contemplated by the EFIH Unsecured Creditor Plan Support Agreement.

286. “Plan” means this Joint Plan of Reorganization of Energy Future Holdings Corp., Energy Future Intermediate Holding Company LLC, and the EFH/EFIH Debtors, Pursuant to Chapter 11 of the Bankruptcy Code, including the Plan Supplement.

287. “Plan Sponsor” means BHE, unless and until such time as the Merger Agreement has been terminated in accordance with its terms and without consummation of the Merger. For the avoidance of doubt, upon the termination of the Merger Agreement, any consent rights of the Plan Sponsor set forth in this Plan shall be inoperative.

288. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be Filed by the Debtors no later than 14 days before the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, as may be further amended, modified, or supplemented from time to time, subject to the consent of the Plan Sponsor, in advance of the EFH Confirmation Hearing, and additional documents Filed with the Bankruptcy Court before the Confirmation Hearing as amendments to the Plan Supplement, comprised of, among other documents, the following, if any and as applicable: (a) New Organizational Documents; (b) the Assumed Executory Contract and Unexpired Lease List; (c) the Rejected Executory Contract and Unexpired Lease List; (d) a list of retained Causes of Action; (e) the identity of the members of the New EFH/EFIH Boards, management for the Reorganized EFH/EFIH Debtors, and members of the EFH Plan Administrator Board; (f) the Merger Agreement; (g) the Tax Matters Agreement; (h) the Oncor Letter Agreement; (i) the Separation Agreement; (j) the Amended and Restated Split Participant Agreement; (k) the Transition Services Agreement; (l) the Tax Contingency Disclosure, as applicable; and (m) the details on each category of the EFH/EFIH Cash Distribution Account (as set forth herein). Any reference to the Plan Supplement in the Plan shall include each of the documents identified above as (a) through (m), as applicable. The documents that comprise the Plan Supplement shall be: (i) subject to any consent or consultation rights provided hereunder and thereunder, including as provided in the definitions of the relevant documents; and (ii) in form and substance reasonably acceptable (or, to the extent otherwise provided hereunder or thereunder, including as provided in the applicable definitions of the applicable documents, acceptable) to the Plan Sponsor and the 2017 EFIH First Lien DIP Agent. The Parties entitled to amend the documents contained in the Plan Supplement shall be entitled to amend such documents in accordance with their respective terms and Article X of the Plan through and including the EFH Effective Date. The Plan Supplement shall include all the amendments thereto, subject to the consent of the Plan Sponsor as set forth in the Plan.

289. “Plan Support Agreement” means that certain Plan Support Agreement, dated as of August 9, 2015 (as amended on September 11, 2015, October 27, 2015, and November 12, 2015, and as may be amended, supplemented, or otherwise modified from time to time in accordance therewith), by and among the EFH/EFIH Debtors, prior to the TCEH Effective Date, the TCEH Debtors and EFH Shared Services Debtors, the Original Plan Sponsors, the TCEH Supporting First Lien Creditors, the TCEH First Lien Agent, the TCEH Supporting Second Lien Creditors, the TCEH Committee, and certain other Entities, including all exhibits and schedules attached thereto.

290. “Priority Tax Claim” means the Claims of Governmental Units of the type specified in section 507(a)(8) of the Bankruptcy Code.

291. “Private Letter Ruling” means the private letter ruling issued by the IRS to EFH Corp. on July 28, 2016.

292. “Pro Rata” means the proportion that the amount of an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of the Allowed Claims or Allowed Interests in that Class, or the proportion of the Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Claim or Interest under the Plan; provided, however, that “Pro Rata” with respect to the EFIH First Lien Note Claims shall mean Pro Rata within each of the EFIH First Lien 10.0% Notes, the EFIH First Lien 10.5% Notes, and the EFIH First Lien 6.875% Notes in accordance with the EFIH Settlement Agreement.

293. “Professional” means an Entity, excluding those Entities entitled to compensation pursuant to the Ordinary Course Professional Order: (a) retained pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the EFH Effective Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code; provided, however, that each of the professionals employed by the Original EFIH First Lien DIP Agent and the 2017 EFIH First Lien DIP Agent shall not be “Professionals” for the purposes of the Plan.

294. “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the EFH Effective Date to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

295. “Professional Fee Escrow Account” means the TCEH Professional Fee Escrow Account, the EFIH Professional Fee Escrow Account, and the EFH Professional Fee Escrow Account, as applicable.

296. “Professional Fee Escrow Agents” means each escrow agent for the applicable Professional Fee Escrow Account appointed pursuant Article II.A.2(b) of the Plan and the escrow agreements entered into pursuant thereto.

297. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

298. “Proof of Interest” means a proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

299. “PUC” means the Public Utility Commission of Texas.

300. “PUC Approval” means “PUCT Approval,” as such term is defined in the Merger Agreement.

301. “Redemption Date” means June 19, 2014, the date on which the EFIH Debtors redeemed the EFIH First Lien Notes.

302. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

303. “Rejected Executory Contracts and Unexpired Leases” means those Executory Contracts and Unexpired Leases rejected by Reorganized EFH and Reorganized EFIH, as set forth on the Rejected Executory Contract and Unexpired Lease List

304. “ Rejected Executory Contract and Unexpired Lease List” means the list of Executory Contracts and Unexpired Leases rejected under the Plan, as determined by the Plan Sponsor, in its sole discretion, the form of which shall be included in the Plan Supplement.

305. “Released Parties” means collectively, and in each case only in its capacity as such: (a) the EFH/EFIH Plan Supporters; (b) Merger Subs; (c) Holders of TCEH First Lien Claims; (d) Holders of TCEH Second Lien Note Claims; (e) Holders of TCEH Unsecured Note Claims; (f) Holders of EFH Legacy Note Claims; (g) Holders of EFH Unexchanged Note Claims; (h) Holders of EFH LBO Note Primary Claims; (i) Holders of EFIH Unsecured Note Claims; (j) Holders of EFH LBO Note Guaranty Claims; (k) the DIP Lenders; (l) the TCEH First Lien Agent; (m) the Indenture Trustees; (n) the Dealer Managers; (o) TEF; (p) Texas Holdings; (q) Oncor; (r) funds and accounts managed or advised by Kohlberg Kravis Roberts & Co., L.P., TPG Capital, L.P. or Goldman, Sachs & Co. that hold direct or indirect interests in Texas Holdings, TEF, or EFH Corp.; (s) the Committees and each of their respective members; (t) Holders of General Unsecured Claims Against the TCEH Debtors Other Than

EFCH; (u) Holders of General Unsecured Claims Against EFCH; (v) Holders of Claims derived from or based on the EFIH First Lien Notes; (w) Holders of Claims derived from or based on the EFIH Second Lien Notes; (x) Holders of General Unsecured Claims Against the EFIH Debtors; (y) Holders of General Unsecured Claims Against EFH Corp.; (z) Holders of General Unsecured Claims Against the EFH Debtors Other Than EFH Corp.; (aa) Holders of General Unsecured Claims Against the EFH Shared Services Debtors; (bb) the Original Plan Sponsors; (cc) OV2; (dd) with respect to each of the Debtors (including, prior to the TCEH Effective Date, the TCEH Debtors and EFH Shared Services Debtors), the Reorganized EFH/EFIH Debtors, the Reorganized TCEH Debtors, and the Reorganized EFH Shared Services Debtors, and each of the foregoing Entities in clauses (a) through (dd), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; and (ee) the DTC; provided, however, that any Holder of a Claim or Interest that opts out of the releases contained in the Plan shall not be a “Released Party;” provided, further, however that the EFIH First Lien Notes Trustee, all Holders of Claims derived from or based on the EFIH First Lien Notes, the EFIH Second Lien Notes Trustee, and all Holders of Claims derived from or based on the EFIH Second Lien Notes shall be Released Parties as amongst each other to the extent set forth in the EFH Confirmation Order.

306. “Releasing Parties” means collectively, and in each case only in its capacity as such: (a) the EFH/EFIH Plan Supporters; (b) Merger Subs; (c) Holders of TCEH First Lien Claims; (d) Holders of TCEH Second Lien Note Claims; (e) Holders of TCEH Unsecured Note Claims; (f) Holders of EFH Legacy Note Claims; (g) Holders of EFH Unexchanged Note Claims; (h) Holders of EFH LBO Note Primary Claims; (i) Holders of EFIH Unsecured Note Claims; (j) Holders of EFH LBO Note Guaranty Claims; (k) the DIP Lenders; (l) the TCEH First Lien Agent; (m) the Indenture Trustees; (n) the Dealer Managers; (o) TEF; (p) Texas Holdings; (q) Oncor; (r) funds and accounts managed or advised by Kohlberg Kravis Roberts & Co., L.P., TPG Capital, L.P. or Goldman, Sachs & Co. that hold direct or indirect interests in Texas Holdings, TEF, or EFH Corp.; (s) the Committees and each of their respective members; (t) Holders of General Unsecured Claims Against the TCEH Debtors Other Than EFCH; (u) Holders of General Unsecured Claims Against EFCH; (v) Holders of EFIH First Lien Note Claims; (w) Holders of Claims EFIH Second Lien Note Claims; (x) Holders of General Unsecured Claims Against the EFIH Debtors; (y) Holders of General Unsecured Claims against EFH Corp.; (z) Holders of General Unsecured Claims Against the EFH Debtors Other Than EFH Corp.; (aa) Holders of General Unsecured Claims against the EFH Shared Services Debtors; (bb) all Holders of Claims and Interests that are deemed to accept the Plan; (cc) all Holders of Claims and Interests who vote to accept the Plan; (dd) all Holders in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (ee) the Original Plan Sponsors; (ff) OV2; (gg) with respect to each of the Debtors (and, prior to the TCEH Effective Date, the TCEH Debtors and the EFH Shared Services Debtors), the Reorganized TCEH Debtors, the Reorganized EFH Shared Services Debtors, and the Reorganized EFH/EFIH Debtors, and each of the foregoing Entities in clauses (a) through (ff), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; and (gg) all Holders of Claims and Interests, solely with respect to releases of all Holders of Interests in EFH Corp. and their current and former Affiliates, and such Entities’ and their Affiliates’ current and former equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and their current and former officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; provided, further, however that the EFIH First Lien Notes Trustee, all Holders of Claims derived from or based on the EFIH First Lien Notes, the EFIH Second Lien Notes Trustee, and all Holders of Claims derived from or based on the EFIH Second Lien Notes shall be Releasing Parties as amongst each other to the extent set forth in the EFH Confirmation Order.

307. “Reorganized EFH” means EFH Corp. on and after the EFH Effective Date, or any successor thereto, by merger, consolidation, or otherwise, unless otherwise indicated in the Plan.

308. “Reorganized EFH/EFIH Debtors” shall mean, as applicable, the Reorganized EFIH Debtors and the Reorganized EFH Debtors.

309. “Reorganized EFH Common Stock” means the single share of Reorganized EFH common stock issued to Parent at the Merger Effective Time.

310. “Reorganized EFH Debtors” means the EFH Debtors, other than the EFH Shared Services Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the EFH Effective Date.

311. “Reorganized EFH Shared Services Debtors” means the EFH Shared Services Debtors, as reorganized pursuant to and under the TCEH Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the TCEH Effective Date.

312. “Reorganized EFIH” means EFIH, or any successor thereto, by merger, consolidation, or otherwise, on and after the EFH Effective Date.

313. “Reorganized EFIH Debtors” means the EFIH Debtors as reorganized pursuant to and under the Plan, or any successor thereto, including EFIH Merger Sub, by merger, consolidation, or otherwise, on or after the EFH Effective Date.

314. “Reorganized EFIH Membership Interests” means the new membership interests in Reorganized EFIH, if any, to be issued on the EFH Effective Date.

315. “Reorganized TCEH” means TCEH, or any successor thereto, by merger, consolidation, or otherwise, on and after the TCEH Effective Date.

316. “Reorganized TCEH Debtors” means the TCEH Debtors, as reorganized pursuant to and under the TCEH Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the TCEH Effective Date.

317. “Repurchased PCRBs” means the PCRBs repurchased by TCEH and held in a custody account.

318. “Restructuring Transactions” means those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors and the Plan Sponsor reasonably determine to be necessary or desirable to implement the Plan, the Merger, and other transactions contemplated by the Merger Agreement.

319. “Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts or Unexpired Leases, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules.

320. “SEC” means the Securities and Exchange Commission.

321. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan or separate order of the Bankruptcy Court as a secured claim.

322. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder, as amended.

323. “Security” or “Securities” has the meaning set forth in section 2(a)(1) of the Securities Act.

324. “Separation Agreement” means an agreement entered into on the TCEH Effective Date to, among other things, effectuate the Spin-Off or the Taxable Separation and address the transfer by the EFH Debtors and EFIH Debtors of certain assets, liabilities, and equity interests related to the TCEH Debtors’ operations, including with respect to the EFH Shared Services Debtors, by and among Reorganized TCEH, OpCo and EFH Corp., in form and substance reasonably acceptable to the parties thereto.

325. “Settlement” means the compromise and settlement by and among the parties to the Settlement Agreement, including the Debtors and their respective Estates, prior to the TCEH Effective Date, the TCEH Debtors and EFH Shared Services Debtors and their respective Estates, of (a) all Non-EFH Debtor Intercompany Claims, Non-EFIH Debtor Intercompany Claims, Non-TCEH Debtor Intercompany Claims, and the TCEH Settlement Claim, other than ordinary course Debtor Intercompany Claims incurred pursuant to, and in accordance with, Paragraph 10 of the Cash Management Order, (b) claims and Causes of Action against Holders of TCEH First Lien Claims and the TCEH First Lien Agent, (c) claims and Causes of Action against the Holders of EFH Interests and certain related Entities, and (d) claims and Causes of Action against any of the Debtors’, and, prior to the TCEH Effective Date, the TCEH Debtors’ and EFH Shared Services Debtors’ directors, managers, officers, and other related Entities, as set forth in the Settlement Agreement.

326. “Settlement Agreement” means that certain Settlement Agreement by and among the Debtors, and, prior to the TCEH Effective Date, the TCEH Debtors and the EFH Shared Services Debtors, and certain Holders of Claims and Interests, as approved in the Settlement Order.

327. “Settlement Order” means the Order Granting the Motion of Energy Future Holdings Corp., et al., to Approve a Settlement of Litigation Claims and Authorize the Debtors to Enter into and Perform Under the Settlement Agreement [D.I. 7243].

328. “Shared Services” means those shared services provided to EFH Corp. and its direct and indirect subsidiaries, including by or through EFH Corporate Services and/or pursuant to any service-level agreement or shared services agreements.

329. “Standing Motions” means, collectively: (a) the TCEH Committee Standing Motion; (b) the TCEH Unsecured Group Standing Motion; and (c) the EFH/EFIH Committee Standing Motion.

330. “Supplemental Rulings” means “Supplemental Rulings,” as such term is defined in the Merger Agreement.

331. “Supporting EFIH First Lien Creditors” means the holders or investment advisors or managers of discretionary funds or accounts of beneficial holders that hold, or direct the vote of, Claims against the EFIH Debtors under the EFIH First Lien Notes (solely in such capacity) that are party or that become party to the EFIH Settlement Agreement.

332. “Supporting EFIH Second Lien Creditors” means the holders or investment advisors or managers of discretionary funds or accounts of beneficial holders that hold, or direct the vote of, Claims against the EFIH Debtors under the EFIH Second Lien Notes (solely in such capacity) that are party or that become party to the EFIH Settlement Agreement.

333. “Tax and Interest Makewhole Agreements” means, collectively: (a) that certain Tax Make-Whole Agreement, dated as of January 1, 2002, by and among Oncor Electric and TXU Generation Company LP; (b) that certain Interest Make-Whole Agreement, dated as of January 1, 2002, by and among Oncor Electric and TXU Generation Company LP; and (c) that certain Interest Make Whole Agreement, dated as of January 1, 2004, by and among TXU Electric Delivery Company and TXU Generation Company LP.

334. “Tax Contingency Disclosure” means the disclosure to be included in the Plan Supplement regarding adjustments, if any, being made to the form of consideration in the EFH Unsecured Creditor Recovery Pool or the EFIH Unsecured Creditor Recovery Pool in accordance with the provisions of the Merger Agreement; provided, however, that (a) any adjustments in the form of consideration shall be subject to the limitations in Section 1.8 of the Merger Agreement and any schedules or exhibits thereto, and (b) in the event such consideration takes the form of BHE Stock issued by Plan Sponsor, such BHE Stock shall only be issued to Holders of Allowed Unsecured Claims against EFH Corp. or Holders of Allowed Class B5 Claims or Allowed Class B6 Claims, with any other Holders of Claims receiving payment in Cash pursuant to the terms of the Plan.

335. “Taxing Units” means Somervell County, Somervell County Water Improvement District, Glen Rose ISD, Somervell Hospital District, Nolan County, Wes Texas Groundwater, Nolan County Hospital District, Sweetwater ISD, City of Sweetwater, and Blackwell ISD.

336. “Tax Matters Agreement” means the tax matters agreement entered into on the TCEH Effective Date by and among EFH Corp., Reorganized TCEH, EFIH, EFIH Finance, and Merger Sub, effective upon the Distribution, which shall govern the rights and obligations of each party with respect to certain tax matters; provided, that such agreement shall be amended to appropriately reflect the appropriate parties thereunder under this Plan; provided, further, that no other modifications to such agreement shall be made unless agreed to by the Debtors, the Plan Sponsor, and Reorganized TCEH.

337. “Tax Sharing Agreements” means, collectively: (a) the Competitive Tax Sharing Agreement; (b) any formal or informal, written or unwritten tax sharing agreement among substantially the same aprties that are parties to the Competitive Tax Sharing Agreement; and (c) the Oncor Tax Sharing Agreement.

338. “TCEH” means Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company.

339. “TCEH 2012 Incremental Term Loans” means the TCEH First Lien Claims deemed to have been incurred pursuant to Section 1 of the Incremental Amendment Agreement.

340. “TCEH 2015 Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated as of October 31, 2007, by and among TCEH and TCEH Finance, Inc., as the issuers; EFCH and certain TCEH subsidiaries as guarantors; and the TCEH Unsecured Notes Trustee.

341. “TCEH Committee” means the statutory committee of unsecured creditors of the TCEH Debtors and EFH Corporate Services appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee on May 13, 2014, the membership of which may be reconstituted from time to time.

342. “TCEH Committee Litigation Letters” means those certain letters, dated as of March 31, 2015 and April 30, 2015, from the TCEH Committee to the Debtors and, prior to the TCEH Effective Date, the TCEH Debtors and EFH Shared Services Debtors, identifying alleged Claims and Causes of Action that the TCEH Committee may seek standing to pursue.

343. “TCEH Committee Standing Motion” means the Motion of Official Committee of TCEH Unsecured Creditors for Entry of an Order Granting Exclusive Standing and Authority to Commence, Prosecute, and Settle Certain Claims for Declaratory Judgment, Avoidance and Recovery of Liens, Security Interests, Obligations, Fees, and Interest Payments, and Disallowance of Claims [D.I. 3593].

344. “TCEH Confirmation Order” means the Order Confirming the Third Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code as it Applies to the TCEH Debtors and EFH Shared Services Debtors [D.I. 9421].

345. “TCEH Credit Agreement” means the Credit Agreement, dated as of October 10, 2007, as amended, by and among TCEH, as borrower, EFCH and certain TCEH subsidiaries, as guarantors, the lending institutions party from time to time thereto, the TCEH First Lien Agent, and the other parties thereto.

346. “TCEH Credit Agreement Claim” means any Claims derived from or based upon the TCEH Credit Agreement, including the term loan, revolver, letter of credit, and commodity collateral posting facilities, and guaranty Claims with respect to EFCH.

347. “TCEH Credit Amendment” means that certain Amendment No. 2 to the TCEH Credit Agreement, dated as of April 7, 2011, among TCEH, as borrower, EFCH, the undersigned lenders party to the TCEH Credit Agreement, Citibank, N.A., as administrative and collateral agent, and Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Goldman Sachs Credit Partners L.P., and Morgan Stanley Senior Funding, Inc., as amendment arrangers.

348. “TCEH Debtor Intercompany Claim” means, collectively: (a) any Claim by a TCEH Debtor against another TCEH Debtor; and (b) any Claim derived from or based upon the Repurchased PCRBs.

349. “TCEH Debtors” means, collectively: (a) EFCH; (b) TCEH; and (c) TCEH’s directly and indirectly owned subsidiaries listed on Exhibit A to the TCEH Plan.

350. “TCEH DIP Agent” means Deutsche Bank AG New York Branch, or its duly appointed successor, in its capacity as administrative agent and collateral agent for the TCEH DIP Facility.

351. “TCEH DIP Claim” means any Claim held by the TCEH DIP Agent or TCEH DIP Lenders arising under or related to the TCEH DIP Facility, including all principal, interest, default interest, commitment fees, exit fees, expenses, costs, and other charges provided for thereunder.

352. “TCEH DIP Credit Agreement” means the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of August 4, 2016, as amended, supplemented, or modified from time to time, among EFCH, TCEH, the banks, financial institutions, and other lenders from time to time party thereto, the TCEH DIP Agent, and the other agents and entities party thereto, collectively with the “DIP Documents,” as defined in the TCEH DIP Order.

353. “TCEH DIP Facility” means the TCEH Debtors’ $4.25 billion senior secured superpriority debtor-in-possession financing facility, as evidenced by the TCEH DIP Credit Agreement and approved pursuant to the TCEH DIP Order.

354. “TCEH DIP L/C” means any letter of credit issued under the TCEH DIP Credit Agreement.

355. “TCEH DIP L/C Issuer” means the issuer of a TCEH DIP L/C.

356. “TCEH DIP Lenders” means the TCEH DIP Agent, the TCEH DIP L/C Issuers, and the banks, financial institutions, and other lenders party to the TCEH DIP Credit Agreement from time to time.

357. “TCEH DIP Order” means the Amended Order (A) Approving Postpetition Financing For Texas Competitive Electric Holdings Company LLC and Certain of Its Debtor Affiliates, (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Authorizing Refinancing of Secured Post-Petition Debt, and (D) Modifying the Automatic Stay [D.I. 8831].

358. “TCEH Disclosure Statement” means the Third Amended Disclosure Statement for the Second Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code as it Applies to the TCEH Debtors and EFH Shared Services Debtors, dated June 16, 2016 [D.I. 8747].

359. “TCEH Effective Date” means October 3, 2016.

360. “TCEH Finance” means TCEH Finance, Inc., a Delaware corporation.

361. “TCEH First Lien Ad Hoc Committee” means the ad hoc committee of certain unaffiliated Holders of TCEH First Lien Claims that is represented by, inter alia, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Millstein & Co., L.P.

362. “TCEH First Lien Administrative Agent” means Wilmington Trust, N.A., solely in its capacity as successor administrative agent to Citibank, N.A. under the TCEH Credit Agreement.

363. “TCEH First Lien Agent” means, collectively, the TCEH First Lien Administrative Agent and the TCEH First Lien Collateral Agent and, where applicable, the former administrative agent, the former swingline lender, each former revolving letter of credit issuer, each former and current deposit letter of credit issuer, and the former collateral agent under the TCEH Credit Agreement.

364. “TCEH First Lien Claims” means, collectively: (a) the TCEH Credit Agreement Claims; (b) the TCEH First Lien Note Claims; (c) the TCEH First Lien Interest Rate Swap Claims; and (d) the TCEH First Lien Commodity Hedge Claims.

365. “TCEH First Lien Collateral Agent” means Wilmington Trust, N.A., solely in its capacity as successor collateral agent to Citibank, N.A. under the TCEH First Lien Intercreditor Agreement.

366. “TCEH First Lien Commodity Hedge Claim” means any Claim derived from or based upon the TCEH First Lien Commodity Hedges.

367. “TCEH First Lien Commodity Hedges” means the commodity hedges entered into by TCEH and secured by a first lien on the same collateral as the TCEH Credit Agreement Claims and the TCEH First Lien Note Claims.

368. “TCEH First Lien Deficiency Claim” means any TCEH First Lien Claim that is not a TCEH First Lien Secured Claim.

369. “TCEH First Lien Intercreditor Agreement” means that certain Amended and Restated Collateral Agency and Intercreditor Agreement, dated as of October 10, 2007, as amended and restated from time to time, by and among TCEH, EFCH, the TCEH First Lien Agent, and the other parties thereto.

370. “TCEH First Lien Interest Rate Swap Claim” means any Claim derived from or based upon the TCEH First Lien Interest Rate Swaps.

371. “TCEH First Lien Interest Rate Swaps” means the interest rate swaps entered into by TCEH and secured by a first lien on the same collateral as the TCEH Credit Agreement Claims and the TCEH First Lien Note Claims.

372. “TCEH First Lien Note Claim” means any Claim derived from or based upon the TCEH First Lien Notes, excluding any Claim derived from or based upon the TCEH First Lien Notes held by EFH Corp.

373. “TCEH First Lien Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated April 19, 2011, among TCEH and TCEH Finance, as issuers, EFCH and certain of TCEH’s subsidiaries, as guarantors, and the TCEH First Lien Notes Trustee.

374. “TCEH First Lien Notes” means the 11.50% fixed senior secured notes due October 1, 2020, issued by TCEH and TCEH Finance pursuant to the TCEH First Lien Note Indenture.

375. “TCEH First Lien Notes Trustee” means Delaware Trust Company, as successor trustee to BNY.

376. “TCEH First Lien Secured Claim” means any TCEH First Lien Claim that is Secured.

377. “TCEH Intercompany Notes” means, collectively: (a) that certain intercompany promissory note for principal and interest payments, dated as of October 10, 2007, as amended and restated, by and among EFH Corp., as maker, and TCEH, as payee; (b) that certain intercompany promissory note for SG&A, dated as of October 10, 2007, as amended and restated, by and among EFH Corp., as maker, and TCEH, as payee; and (c) that certain intercompany promissory note, dated as of February 22, 2010, as amended and restated, by and among TCEH, as maker, and EFH Corp., as payee.

378. “TCEH Plan” means the Third Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 9321] confirmed pursuant to the TCEH Confirmation Order.

379. “TCEH Second Lien Note Claim” means any Claim derived from or based upon the TCEH Second Lien Notes.

380. “TCEH Second Lien Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated October 6, 2010, by and among TCEH and TCEH Finance, as issuers, EFCH and certain of TCEH’s subsidiaries, as guarantors, the TCEH Second Lien Notes Trustee, and the TCEH Second Lien Notes Collateral Agent.

381. “TCEH Second Lien Notes” means the 15.0% fixed senior secured second lien notes and the 15.0% fixed senior secured second lien notes, Series B, due April 1, 2021, issued by TCEH and TCEH Finance pursuant to the TCEH Second Lien Note Indenture.

382. “TCEH Second Lien Notes Collateral Agent” means BNYMTC, as collateral agent.

383. “TCEH Second Lien Notes Trustee” means Wilmington Savings Fund Society, as successor trustee to BNY.

384. “TCEH Senior Toggle Notes” means the 10.50%/11.25% senior toggle notes due November 1, 2016, issued by TCEH and TCEH Finance pursuant to the TCEH Senior Toggle Note Indenture.

385. “TCEH Senior Toggle Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated December 6, 2007, by and among TCEH and TCEH Finance, Inc., as issuers, EFCH and certain TCEH subsidiaries, as guarantors, and the TCEH Unsecured Notes Trustee.

386. “TCEH Settlement Claim” means the Unsecured Claim of TCEH against EFH Corp. Allowed in the amount of $700 million pursuant to the Settlement Agreement.

387. “TCEH Settlement Claim Turnover Distributions” means the recovery, proceeds, or distributions, if any, that TCEH receives on account of the TCEH Settlement Claim and that it is required to assign or otherwise turn over to Holders of EFH Beneficiary Claims pursuant to the terms and conditions of Section 4 of the EFH/EFIH Committee Settlement. The TCEH Settlement Claim Turnover Distributions shall not exceed, in the aggregate, $37.8 million.

388. “TCEH Supporting First Lien Creditors” means those Holders of TCEH First Lien Claims that are members of the TCEH First Lien Ad Hoc Committee and that are parties to the Plan Support Agreement (which shall not include the TCEH First Lien Agent).

389. “TCEH Supporting Second Lien Creditors” means those Holders of TCEH Second Lien Note Claims party to the Plan Support Agreement.

390. “TCEH Supporting Unsecured Creditors” means those Holders of TCEH Unsecured Note Claims party to the Plan Support Agreement.

391. “TCEH Unsecured Ad Hoc Group” means that certain Ad Hoc Group of TCEH Unsecured Noteholders made up of Holders of TCEH Unsecured Notes.

392. “TCEH Unsecured Debt Claims” means, collectively: (a) the TCEH First Lien Deficiency Claims; (b) the TCEH Second Lien Note Claims; (c) the TCEH Unsecured Note Claims; and (d) the PCRB Claims.

393. “TCEH Unsecured Group Litigation Letter” means that certain letter, dated as of April 30, 2015, from the TCEH Unsecured Ad Hoc Group to the Debtors, and, prior to the TCEH Effective Date, the TCEH Debtors and EFH Shared Services Debtors, identifying Claims and Causes of Action that the TCEH Unsecured Ad Hoc Group may seek standing to pursue.

394. “TCEH Unsecured Group Standing Motion” means the Motion of the Ad Hoc Group of TCEH Unsecured Noteholders for Entry of an Order Granting Standing and Authority to Commence, Prosecute, and Settle Certain Claims for Declaratory Judgment, Avoidance and Recovery of Liens, Security Interests, Obligations, Fees, and Interest Payments, and Disallowance of Claims [D.I. 3603].

395. “TCEH Unsecured Note Claim” means any Claim derived from or based upon the TCEH Unsecured Notes, excluding any Claim derived from or based upon the TCEH Unsecured Notes held by EFH Corp. or EFIH.

396. “TCEH Unsecured Notes” means, collectively: (a) the TCEH 2015 Notes; and (b) the TCEH Senior Toggle Notes.

397. “TCEH Unsecured Notes Trustee” means Law Debenture Trust Company of New York, as successor trustee to BNY.

398. “TEF” means Texas Energy Future Capital Holdings LLC, a Delaware limited liability company and the general partner of Texas Holdings.

399. “Terminated Restructuring Support Agreement” means that certain Restructuring Support and Lock-Up Agreement, dated as of April 29, 2014, by and among EFH Corp, EFIH, EFH Corporate Services, EFIH Finance, the TCEH Debtors, and certain Holders of Claims and Interests, including all exhibits and schedules attached thereto, and terminated as of July 24, 2014 [D.I. 1697].

400. “Texas Holdings” means Texas Energy Future Holdings Limited Partnership, a Texas limited partnership, which holds substantially all of the outstanding Interests in EFH Corp.

401. “Transaction Agreements” means, collectively, (a) the Merger Agreement; (b) the Tax Matters Agreement; (c) the Transition Services Agreement; (d) the Separation Agreement; (d) the Amended and Restated Split Participant Agreement; and (e) related agreements and commitment letters.

402. “Transition Services Agreement” means the transition services agreement entered into between Reorganized TCEH and EFH Corp on or before the TCEH Effective Date, and any modification or amendment thereto, in form and substance reasonably acceptable to each of the parties thereto and the Plan Sponsor, addressing the Shared Services and any other transition services reasonably necessary to the continued operation of Reorganized EFIH, Reorganized EFH (or EFH Corp., as applicable), and Oncor, which shall be included in the Plan Supplement.

403. “TTI” means Texas Transmission Investment LLC, a Delaware limited liability company.

404. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

405. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

406. “U.S.” means the United States of America.

407. “U.S. Trustee” means the Office of the U.S. Trustee for Region 3.

408. “Unsecured Claim” means any Claim that is not a Secured Claim.

B. Rules of Interpretation.

For the purposes of the Plan:

(1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that no document shall be deemed to be substantially in such form or substantially on such terms if any variation from such terms has any substantive legal or economic effect on any party;

(3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; provided that any such amendment, modification, or supplement is made in accordance with the terms of the Plan and the terms governing any applicable document, schedule, or exhibit, including any consent right in favor of the Plan Sponsor, the EFH Debtors, the Reorganized EFH Debtors, the EFIH Debtors or the Reorganized EFIH Debtors.

(4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns;

(5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto;

(6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement;

(7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan;

(8) subject to the provisions of any contract, certificate of incorporation, or similar formation document or agreement, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules;

(9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan;

(10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply;

(11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be;

(12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s Case Management and Electronic Case Filing system;

(13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated;

(14) any immaterial effectuating provisions may be interpreted by the Reorganized EFH/EFIH Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; provided, however, that no effectuating provision shall be immaterial or deemed immaterial if it has any substantive legal or economic effect on any party;

(15) except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized EFH/EFIH Debtors shall mean the Debtors and the Reorganized EFH/EFIH Debtors, as applicable, to the extent the context requires.

C. Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Except as otherwise provided herein, in the Merger Agreement or the EFIH Secureds Settlement Approval Order, as applicable, any action to be taken on the EFH Effective Date may be taken on or as soon as reasonably practicable after the EFH Effective Date.

D. Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized EFH/EFIH Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E. Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the U.S., unless otherwise expressly provided.

ARTICLE II.

ADMINISTRATIVE CLAIMS, DIP CLAIMS, AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, EFIH First Lien DIP Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests.

A. Administrative Claims.

1. General Administrative Claims.

Except as specified in this Article II, unless the Holder of an Allowed General Administrative Claim and the Debtors or the Reorganized EFH/EFIH Debtors, as applicable, agree to less favorable treatment, each Holder of an Allowed General Administrative Claim will receive, in full satisfaction of its General Administrative Claim, Cash equal to the amount of such Allowed General Administrative Claim either: (a) on the EFH Effective Date; (b) if the General Administrative Claim is not Allowed as of the EFH Effective Date, 60 days after the date on which an order allowing such General Administrative Claim becomes a Final Order, or as soon thereafter as reasonably practicable; or (c) if the Allowed General Administrative Claim is based on a liability incurred by the Debtors in the ordinary course of their business after the Petition Date, pursuant to the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Administrative Claim, without any further action by the Holders of such Allowed General Administrative Claim, and without any further notice to or action, order, or approval of the Bankruptcy Court.

Requests for payment of General Administrative Claims must be Filed and served on the Debtors or the Reorganized EFH/EFIH Debtors, as applicable, no later than the Administrative Claims Bar Date applicable to the Debtor against whom the General Administrative Claim is asserted pursuant to the procedures specified in the EFH Confirmation Order and the notice of the EFH Effective Date. Holders of General Administrative Claims that are required to File and serve a request for payment of such General Administrative Claims by the Administrative Claims Bar Date that do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such General Administrative Claims against the Debtors, the Reorganized EFH/EFIH Debtors, or their respective property and such General Administrative Claims shall be deemed forever discharged and released as of the EFH Effective Date. Any requests for payment of General Administrative Claims that are not properly Filed and served by the Administrative Claims Bar Date shall not appear on the Claims Register and shall be disallowed automatically without the need for further action by the Debtors or the Reorganized EFH/EFIH Debtors or further order of the Bankruptcy Court. To the extent this Article II.A.1 conflicts with Article XII.C of the Plan with respect to fees and expenses payable under section 1930(a) of the Judicial Code, including fees and expenses payable to the U.S. Trustee, Article XII.C of the Plan shall govern.

2. Professional Compensation.

(a) Final Fee Applications.

All final requests for payment of Professional Fee Claims, including the Professional Fee Claims incurred during the period from the Petition Date through the EFH Effective Date, must be Filed and served on the Debtors, or Reorganized Debtors, and, with respect to fees incurred for the benefit of the EFH/EFIH Debtors, the EFH Plan Administrator Board, as applicable, no later than the Administrative Claims Bar Date. All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court in the Chapter 11 Cases, including the Interim Compensation Order, and once approved by the Bankruptcy Court, promptly paid from the Professional Fee Escrow Account up to its full Allowed amount.

(b) Professional Fee Escrow Accounts.

On the EFH Effective Date, the EFH Debtors and the EFIH Debtors shall establish and fund the EFH Professional Fee Escrow Account and the EFIH Professional Fee Escrow Account, respectively, with Cash equal to the EFH Professional Fee Reserve Amount and the EFIH Professional Fee Reserve Amount, respectively.

Upon the establishment of the applicable Professional Fee Escrow Account, the EFIH Debtors and the EFH Debtors shall select a Professional Fee Escrow Agent for the applicable Professional Fee Escrow Account to administer payments to and from such Professional Fee Escrow Account in accordance with the Plan and shall enter into escrow agreements providing for administration of such payments in accordance with the Plan.

The Professional Fee Escrow Accounts shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized EFH/EFIH Debtors (except to the extent any excess funds are distributed to the EFH/EFIH Cash Distribution Account, in accordance with the terms of the Plan, and solely after such distribution to the EFH/EFIH Cash Distribution Account). The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the applicable Professional Fee Escrow Account when such Professional Fee Claims are Allowed by a Final Order.

(c) Professional Fee Reserve Amount.

Professionals shall estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the EFH Effective Date and shall deliver such estimate to the Debtors no later than five days before the EFH Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

The total amount estimated pursuant to this section shall: (a) as estimated to be allocated to the EFH Debtors or the Reorganized EFH Debtors in accordance with Article II.A.2(d) of the Plan, comprise the EFH Professional Fee Reserve Amount; and (b) as estimated to be allocated to the EFIH Debtors or the Reorganized EFH Debtors in accordance with Article II.A.2(d) of the Plan, comprise the EFIH Professional Fee Reserve Amount.

(d) Allocation of Professional Fee Claims.

Allowed Direct Professional Fee Claims shall be allocated to, and paid from, the applicable Professional Fee Escrow Account. Allowed Collective Professional Fee Claims shall be allocated to, and paid from, the applicable Professional Fee Escrow Account in the same proportion that the amount of Allowed Direct Professional Fee Claims incurred by such Professional for such Debtor bears to the total amount of Allowed Direct Professional Fee Claims incurred by such Professional for all of the Debtors. For the avoidance of doubt, all Professional Fee Claims against any of the EFH/EFIH Debtors that accrue prior to the EFH Effective Date are subject to final approval by the Bankruptcy Court.

(e) Post-Effective Date Fees and Expenses.

When all Allowed amounts owing to Professionals have been paid in full from the applicable Professional Fee Escrow Account, any remaining amount in such Professional Fee Escrow Account shall be disbursed as follows without any further action or order of the Bankruptcy Court: (a) from the EFH Professional Fee Account, to the EFH/EFIH Cash Distribution Account, on account of the EFH Unsecured Creditor Recovery Pool; and (b) from the EFIH Professional Fee Account, to the EFH/EFIH Cash Distribution Account, on account of the EFIH Unsecured Creditor Recovery Pool.

If the amount in any Professional Fee Escrow Account is insufficient to fund payment in full of all Allowed amounts owing to Professionals, the deficiency shall be promptly funded to the applicable Professional Fee Escrow Account as follows without any further action or order of the Bankruptcy Court: (a) as to the EFH Debtors, from the EFH/EFIH Cash Distribution Account, on account of the EFH Unsecured Creditor Recovery Pool; and (b) as to the EFIH Debtors, from the EFH/EFIH Cash Distribution Account, on account of the EFIH Unsecured Creditor Recovery Pool.

Upon the EFH Effective Date and the TCEH Effective Date, as applicable, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that, for the avoidance of doubt, the Reorganized EFH Debtors and the Reorganized EFIH Debtors shall not be liable or otherwise responsible for the payment of any Professional Fee Claims.

B. DIP Claims.

The EFIH First Lien DIP Claims shall be Allowed in the full amount due and owing under the 2017 EFIH First Lien DIP Credit Agreement, including all principal, accrued and accruing postpetition interest, costs, fees, and expenses. On the EFH Effective Date, except to the extent that a Holder of an Allowed EFIH First Lien DIP Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, each Allowed EFIH First Lien DIP Claim, each such Holder shall receive payment in full in Cash by or on behalf of EFIH on the EFH Effective Date. For the avoidance of doubt, none of the Reorganized TCEH Debtors or Reorganized EFH Shared Services Debtors shall be obligated in any respect with respect to any EFIH First Lien DIP Claims; provided, that:

(a)	in respect of any EFIH DIP Secured Hedge Obligation that is outstanding on the EFH Effective Date such EFIH DIP Secured Hedge Obligation shall be repaid in full in Cash on the EFH Effective Date;

(b)	in respect of any EFIH DIP Secured Cash Management Obligation that is outstanding on the EFH Effective Date such EFIH DIP Secured Cash Management Obligation shall be repaid in full in Cash on the EFH Effective Date; and

(c)	the EFIH First Lien DIP Contingent Obligations (including any and ,all expense reimbursement obligations of the EFIH Debtors that are contingent as of the EFH Effective Date) shall survive the EFH Effective Date on an unsecured basis, shall be paid by the EFH Plan Administrator Board from the EFH/EFIH Cash Distribution Account as and when due under the 2017 EFIH First Lien DIP Credit Agreement; provided that such surviving EFIH First Lien DIP Contingent Obligations shall not exceed $10 million.

C. Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the EFH Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code. For the avoidance of doubt, all payments in respect of Allowed Priority Tax Claims asserted against the EFH Debtors or EFIH Debtors (if any) shall be made by the EFH Plan Administrator Board solely from the EFH/EFIH Cash Distribution Account.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. Classification of Claims and Interests.

Claims and Interests, except for Administrative Claims, EFIH First Lien DIP Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied before the applicable Effective Date. The Debtors reserve the right to assert that the treatment provided to Holders of Claims and Interests pursuant to Article III.B of the Plan renders such Holders Unimpaired.

1. Class Identification for the EFH Debtors.

The Plan constitutes a separate chapter 11 plan of reorganization for each EFH Debtor, each of which shall include the classifications set forth below. Subject to Article III.D of the Plan, to the extent that a Class contains Claims or Interests only with respect to one or more particular EFH Debtors, such Class applies solely to such EFH Debtor.

The following chart represents the classification of Claims and Interests for each EFH Debtor pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights
Class A1	Other Secured Claims Against the EFH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class A2	Other Priority Claims Against the EFH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class A3	Legacy General Unsecured Claims Against the EFH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class A4	EFH Legacy Note Claims	Impaired	Entitled to Vote

Class A5	EFH Unexchanged Note Claims	Impaired	Entitled to Vote

Class A6	EFH LBO Note Primary Claims	Impaired	Entitled to Vote

Class A7	EFH Swap Claims	Impaired	Entitled to Vote

Class A8	EFH Non-Qualified Benefit Claims	Impaired	Entitled to Vote

Class A9	General Unsecured Claims Against EFH Corp.	Impaired	Entitled to Vote

Class A10	General Unsecured Claims Against the EFH Debtors Other Than EFH Corp.	Impaired	Entitled to Vote

Class A11	TCEH Settlement Claim	Impaired	Entitled to Vote

Class A12	EFH Debtor Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class A13	Non-EFH Debtor Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class A14	Interests in EFH Debtors Other Than EFH Corp.	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class A15	Interests in EFH Corp.	Impaired	Not Entitled to Vote (Deemed to Reject)

2. Class Identification for the EFIH Debtors.

The Plan constitutes a separate chapter 11 plan of reorganization for each EFIH Debtor, each of which shall include the classifications set forth below. Subject to Article III.D of the Plan, to the extent that a Class contains Claims or Interests only with respect to one or more particular EFIH Debtors, such Class applies solely such EFIH Debtor.

The following chart represents the classification of Claims and Interests for each EFIH Debtor pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights
Class B1	Other Secured Claims Against the EFIH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class B2	Other Priority Claims Against the EFIH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class B3	EFIH First Lien Note Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class B4	EFIH Second Lien Note Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class B5	EFH LBO Note Guaranty Claims	Impaired	Entitled to Vote

Class B6	General Unsecured Claims Against the EFIH Debtors	Impaired	Entitled to Vote

Class B7	EFIH Debtor Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class B8	Non-EFIH Debtor Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class	Claims and Interests	Status	Voting Rights
Class B9	Interest in EFIH	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class B10	Interests in EFIH Finance	Impaired	Not Entitled to Vote (Deemed to Reject)

B. Treatment of Claims and Interests.

To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the classification of Allowed Claims and Allowed Interests is specified below.

1. Class A1—Other Secured Claims Against the EFH Debtors.

(a)	Classification: Class A1 consists of Other Secured Claims Against the EFH Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A1, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A1, each such Holder shall receive, at the option of the applicable EFH Debtor(s) with the consent of the Plan Sponsor, either:

(i)	payment in full in Cash and payment of any interest required under section 506(b) and section 1129(b)(2)(i)(II) of the Bankruptcy Code;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) and section 1129(b)(2)(i)(II) of the Bankruptcy Code;

(iii)	Reinstatement of such Claim; or

(iv)	other treatment rendering such Claim Unimpaired.

(c)	Voting: Class A1 is Unimpaired under the Plan. Holders of Claims in Class A1 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2. Class A2—Other Priority Claims Against the EFH Debtors.

(a)	Classification: Class A2 consists of Other Priority Claims Against the EFH Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A2, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A2, each such Holder shall receive, at the option of the applicable EFH Debtor(s) with the consent of the Plan Sponsor, either:

(i)	payment in full in Cash; or

(ii)	other treatment rendering such Claim Unimpaired.

(c)	Voting: Class A2 is Unimpaired under the Plan. Holders of Claims in Class A2 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3. Class A3—Legacy General Unsecured Claims Against the EFH Debtors.

(a)	Classification: Class A3 consists of Legacy General Unsecured Claims Against the EFH Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A3, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A3, each such Holder shall receive Reinstatement of such Claim on the EFH Effective Date.

(c)	Voting: Class A3 is Unimpaired under the Plan. Holders of Claims in Class A3 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

4. Class A4—EFH Legacy Note Claims.

(a)	Classification: Class A4 consists of EFH Legacy Note Claims.

(b)	Allowance: Unless otherwise separately agreed by the Debtors, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), and a Holder of a Class A4 Claim, as Class A4 Claims, the EFH Legacy Note Claims are Allowed in an amount equal to the sum of: (i) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the EFH Legacy Note Indentures; and (ii) the amount of any other Claims (but in any case excluding any postpetition interest or Makewhole Claims) under the EFH Legacy Notes or EFH Legacy Note Indentures, if and to the extent such Claims are Allowed before the EFH Effective Date.

(c)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A4, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A4, each such Holder shall receive, up to the Allowed amount of its Claim, its Pro Rata share (calculated based on the aggregate amount of EFH Corp. Claims) of the EFH Unsecured Creditor Recovery Pool.

(d)	Voting: Class A4 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class A4 are entitled to vote to accept or reject the Plan.

5. Class A5—EFH Unexchanged Note Claims.

(a)	Classification: Class A5 consists of EFH Unexchanged Note Claims.

(b)	Allowance: Unless otherwise separately agreed by the Debtors, with the consent of the Plan Sponsor, and a Holder of a Class A5 Claim, as Class A5 Claims, the EFH Unexchanged Note Claims are Allowed in an amount equal to the sum of: (i) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the EFH 2019 Note Indenture and EFH 2020 Note Indenture, as applicable; and (ii) the amount of any other Claims (but in any case excluding any postpetition interest or Makewhole Claims) under the EFH Unexchanged Notes or EFH Unexchanged Notes Indentures, if and to the extent such Claims are Allowed, whether Allowed before, on, or after the EFH Effective Date.

(c)	Treatment: Except to the extent that a Holder, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), of an Allowed Claim in Class A5 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A5, each such Holder shall receive, up to the Allowed amount of its Claim:

(i)	its Pro Rata share (calculated based on the aggregate amount of EFH Corp. Claims) of the EFH Unsecured Creditor Recovery Pool; and

(ii)	if the Class A5 Claims constitute EFH Beneficiary Claims, and solely to the extent of any portion of its Allowed Claim that is not paid in full pursuant to the preceding clause, its Pro Rata share of up to $5.8 million of the TCEH Settlement Claim Turnover Distributions, if any.

(d)	Voting: Class A5 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class A5 are entitled to vote to accept or reject the Plan; provided, however, that Class A5 must vote consistent with the Voting Indication to receive distributions, if any, under clause (c)(ii) above.

6. Class A6—EFH LBO Note Primary Claims.

(a)	Classification: Class A6 consists of EFH LBO Note Primary Claims.

(b)	Allowance: Unless otherwise separately agreed by the Debtors, with the consent of the Plan Sponsor, and a Holder of a Class A6 Claim, as Class A6 Claims, the EFH LBO Note Primary Claims are Allowed in an amount equal to the sum of: (i) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the EFH LBO Note Indenture; and (ii) the amount of any other Claims (but in any case excluding any postpetition interest or Makewhole Claims) under the EFH LBO Notes or EFH LBO Note Indenture, if and to the extent such Claims are Allowed before the EFH Effective Date.

(c)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A6, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A6, each such Holder shall receive, up to Allowed amount of its Claim, its Pro Rata share (calculated based on the aggregate amount of EFH Corp. Claims) of the EFH Unsecured Creditor Recovery Pool; provided, however, that in no event shall a Holder of an Allowed Claim in Class A6 receive more than a single satisfaction of such Allowed Claim, including any recovery received on account of an Allowed Claim in Class B5.

(d)	Voting: Class A6 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class A6 are entitled to vote to accept or reject the Plan.

7. Class A7—EFH Swap Claims.

(a)	Classification: Class A7 consists of EFH Swap Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A7, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A7, each such Holder shall receive, up to the Allowed amount of its Claim, its Pro Rata share (calculated based on the aggregate amount of EFH Corp. Claims) of the EFH Unsecured Creditor Recovery Pool.

(c)	Voting: Class A7 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class A7 are entitled to vote to accept or reject the Plan.

8. Class A8—EFH Non-Qualified Benefit Claims.

(a)	Classification: Class A8 consists of EFH Non-Qualified Benefit Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A8, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A8, each such Holder shall receive, up to the Allowed amount of its Claim:

(i)	its Pro Rata share (calculated based on the aggregate amount of EFH Corp. Claims) of the EFH Unsecured Creditor Recovery Pool; and

(ii)	if the Class A8 Claims constitute EFH Beneficiary Claims, and solely to the extent of any portion of its Allowed Claim that is not paid in full pursuant to the preceding clause, its Pro Rata share of up to $30 million in Cash on account of the TCEH Settlement Claim Turnover Distributions, if any.

(c)	Voting: Class A8 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class A8 are entitled to vote to accept or reject the Plan; provided, however, that Class A8 must vote consistent with the Voting Indication to receive distributions, if any, under clause (b)(ii) above.

9. Class A9—General Unsecured Claims Against EFH Corp.

(a)	Classification: Class A9 consists of General Unsecured Claims Against EFH Corp.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A9, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A9, each such Holder shall receive, up to the Allowed amount of its Claim:

(i)	its Pro Rata share (calculated based on the aggregate amount of EFH Corp. Claims) of the EFH Unsecured Creditor Recovery Pool; and

(ii)	if the Class A9 Claims constitute EFH Beneficiary Claims, and solely to the extent of any portion of its Allowed Claim that is not paid in full pursuant to the preceding clause, its Pro Rata share of up to $2 million of the TCEH Settlement Claim Turnover Distributions, if any.

(c)	Voting: Class A9 is Impaired under the Plan. Therefore, Holders of allowed Claims in Class A9 are entitled to vote to accept or reject the Plan; provided, however, that Class A9 must vote consistent with the Voting Indication to receive distributions, if any, under clause (b)(ii) above.

10. Class A10—General Unsecured Claims Against the EFH Debtors Other Than EFH Corp.

(a)	Classification: Class A10 consists of General Unsecured Claims Against the EFH Debtors Other Than EFH Corp.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A10, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A10, each such Holder shall receive, up to the Allowed amount of its Claim, its Pro Rata share (calculated based on the aggregate amount of EFH Corp. Claims) of the EFH Unsecured Creditor Recovery Pool.

(c)	Voting: Class A10 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class A10 are entitled to vote to accept or reject the Plan.

11. Class A11—TCEH Settlement Claim.

(a)	Classification: Class A11 consists of the TCEH Settlement Claim.

(b)	Allowance: Unless otherwise separately agreed by the Debtors, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), and the TCEH Supporting First Lien Creditors, the TCEH Settlement Claim is Allowed in the amount of $700 million.

(c)	Treatment: Except to the extent that the TCEH Supporting First Lien Creditors, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agree to a less favorable treatment of the TCEH Settlement Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for the TCEH Settlement Claim, each of the Holders of Allowed TCEH First Lien Secured Claims shall receive, up to the Allowed amount of its Claim, its Pro Rata share (calculated based on the aggregate amount of EFH Corp. Claims) of the EFH Unsecured Creditor Recovery Pool less any TCEH Settlement Claim Turnover Distributions. For purposes of the foregoing, the Holders of the Allowed TCEH First Lien Secured Claims are creditors of EFH Corp. in respect of the TCEH Settlement Claims, and recoveries on account of such Claims shall be distributed directly to the Holders of Allowed TCEH First Lien Secured Claims, as set forth in Article III.B.29 of the TCEH Plan. Upon the EFH Effective Date, Reorganized TCEH shall be deemed to not have control, possession, title, or ownership of the TCEH Settlement Claims or any recovery on account thereof.

(d)	Voting: Class A11 is Impaired under the Plan. Therefore, the TCEH Supporting First Lien Creditors are entitled to vote to accept or reject the Plan on behalf of TCEH.

12. Class A12—EFH Debtor Intercompany Claims.

(a)	Classification: Class A12 consists of EFH Debtor Intercompany Claims.

(b)	Treatment: EFH Debtor Intercompany Claims shall be, at the option of the EFH Debtors with the consent of the Plan Sponsor, either:

(i)	Reinstated; or

(ii)	canceled and released without any distribution on account of such Claims;

provided, however, that Class A12 Claims of EFH Corp., LSGT Gas Company LLC, EECI, Inc., EEC Holdings, Inc., and LSGT SACROC, Inc. against one or more of EFH Corp., LSGT Gas Company LLC, EECI, Inc., EEC Holdings, Inc., and LSGT SACROC, Inc. shall be Reinstated.

(c)	Voting: Holders of Claims in Class A12 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

13. Class A13—Non-EFH Debtor Intercompany Claims.

(a)	Classification: Class A13 consists of Non-EFH Debtor Intercompany Claims.

(b)	Treatment: Non-EFH Debtor Intercompany Claims shall be canceled and released without any distribution on account of such Claims.

(c)	Voting: Class A13 is Impaired under the Plan. Holders of Claims in Class A13 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

14. Class A14—Interests in the EFH Debtors Other Than EFH Corp.

(a)	Classification: Class A14 consists of Interests in the EFH Debtors Other Than EFH Corp.

(b)	Treatment: Interests in the EFH Debtors Other Than EFH Corp. shall be, at the option of the EFH Debtors with the consent of the Plan Sponsor, either:

(i)	Reinstated; or

(ii)	canceled and released without any distribution on account of such Interests;

provided, however, that Interests in Debtors LSGT Gas Company LLC, EECI, Inc., EEC Holdings, Inc., and LSGT SACROC, Inc. shall be Reinstated.

(c)	Voting: Holders of Interests in Class A14 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

15. Class A15—Interests in EFH Corp.

(a)	Classification: Class A15 consists of Interests in EFH Corp.

(b)	Treatment: Interests in EFH Corp. shall be canceled and released without any distribution on account of such Interests.

(c)	Voting: Class A15 is Impaired under the Plan. Holders of Interests in Class A15 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

16. Class B1—Other Secured Claims Against the EFIH Debtors.

(a)	Classification: Class B1 consists of Other Secured Claims Against the EFIH Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class B1, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B1, each such Holder shall receive, at the option of the applicable EFIH Debtor(s) with the consent of the Plan Sponsor, either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Claim; or

(iv)	other treatment rendering such Claim Unimpaired.

(c)	Voting: Class B1 is Unimpaired under the Plan. Holders of Claims in Class B1 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

17. Class B2—Other Priority Claims Against the EFIH Debtors.

(a)	Classification: Class B2 consists of Other Priority Claims Against the EFIH Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class B2, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B2, each such Holder shall receive, at the option of the applicable EFIH Debtor(s) with the consent of the Plan Sponsor, either:

(i)	payment in full in Cash; or

(ii)	other treatment rendering such Claim Unimpaired.

(c)	Voting: Class B2 is Unimpaired under the Plan. Holders of Claims in Class B2 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

18. Class B3—EFIH First Lien Note Claims.

(a)	Classification: Class B3 consists of EFIH First Lien Note Claims, if any.

(b)	Allowance: As Class B3 Claims, the EFIH First Lien Note Claims are Allowed in an amount equal to the Allowed EFIH First Lien Claims.

(c)

Treatment: Except to the extent that a Holder of an Allowed Claim in Class B3, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, each such Holder shall receive up to the Allowed amount of its Claim, payment in full in Cash (to the extent not previously paid pursuant to separate Order of the Bankruptcy Court). On the EFH Effective Date,

the EFIH First Lien Post-Effective Date Fee and Indemnification Claims Reserve shall be funded, which reserve shall be treated in accordance with the EFIH Secureds Settlement Approval Order. As set forth in Article VIII.B, the Liens securing the EFIH First Lien Note Claims shall be released upon satisfaction of all Allowed EFIH First Lien Note Claims (and, with respect to the EFIH First Lien Post-Effective Date Fees and Indemnification Claims, the funding of the EFIH First Lien Post-Effective Date Fee and Indemnification Claims Reserve).

(d)	Voting: Class B3 is Unimpaired under the Plan. Therefore, Holders of Allowed Claims in Class B3 are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

19. Class B4—EFIH Second Lien Note Claims.

(a)	Classification: Class B4 consists of EFIH Second Lien Note Claims.

(b)	Allowance: Unless otherwise separately agreed by the Debtors, with the consent of the Plan Sponsor, and a Holder of a Class B4 Claim, as Class B4 Claims, the EFIH Second Lien Note Claims are Allowed in an amount equal to the Allowed EFIH Second Lien Claims.

(c)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class B4, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, each such Holder shall receive up to the Allowed amount of its Claim, payment in full in Cash (to the extent not previously paid pursuant to separate Order of the Bankruptcy Court). On the EFH Effective Date, the EFIH Second Lien Post-Effective Date Fee and Indemnification Claims Reserve shall be funded, which reserve shall be treated in accordance with the EFIH Secureds Settlement Approval Order. As set forth in Article VIII.B, the Liens securing the EFIH Second Lien Note Claims shall be released upon satisfaction of all Allowed EFIH Second Lien Note Claims (and, with respect to the EFIH Second Lien Post-Effecitve Date Fees and Indemnification Claims, the funding of the EFIH Second Lien Post-Effective Date Fee and Indemnification Claims Reserve).

(d)	Voting: Class B4 is Unimpaired under the Plan. Therefore, Holders of Allowed Claims in Class B4 are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

20. Class B5—EFH LBO Note Guaranty Claims.

(a)	Classification: Class B5 consists of EFH LBO Note Guaranty Claims.

(b)	Allowance: Unless otherwise separately agreed by the Debtors, with the consent of the Plan Sponsor, and a Holder of a Class B5 Claim, as Class B5 Claims, the EFH LBO Note Guaranty Claims are Allowed in an amount equal to the sum of: (i) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the EFH LBO Note Indenture; and (ii) the amount of any other Claims (but in any case excluding any Makewhole Claims) under the EFH LBO Notes or EFH LBO Note Indentures, if and to the extent such Claims are Allowed, whether Allowed before, on or after the EFH Effective Date.

(c)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class B5, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B5, each such Holder shall receive, up to the Allowed amount of its Claim, its Pro Rata share (calculated based on the aggregate amount of Allowed EFH LBO Note Guaranty Claims and Allowed General Unsecured Claims Against the EFIH Debtors) of the EFIH Unsecured Creditor Recovery Pool; provided, however, that in no event shall a Holder of an Allowed Claim in Class B5 receive more than a single satisfaction of such Allowed Claim, including any recovery received on account of an Allowed Claim in Class A6.

(d)	Voting: Class B5 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class B5 are entitled to vote to accept or reject the Plan.

21. Class B6—General Unsecured Claims Against the EFIH Debtors.

(a)	Classification: Class B6 consists of General Unsecured Claims Against the EFIH Debtors.

(b)	Allowance: As Class B6 Claims, the EFIH Unsecured Note Claims are Allowed in an amount equal to the Allowed EFIH General Unsecured Claim.

(c)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class B6, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B6, each such Holder shall receive, up to the Allowed amount of its Claim, its Pro Rata share (calculated based on the aggregate amount of Allowed EFH LBO Note Guaranty Claims and Allowed General Unsecured Claims Against the EFIH Debtors) of the EFIH Unsecured Creditor Recovery Pool.

(d)	Voting: Class B6 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class B6 are entitled to vote to accept or reject the Plan.

22. Class B7—EFIH Debtor Intercompany Claims.

(a)	Classification: Class B7 consists of EFIH Debtor Intercompany Claims.

(b)	Treatment: EFIH Debtor Intercompany Claims shall be, at the option of the EFIH Debtors with the consent of the Plan Sponsor, either:

(i)	Reinstated; or

(ii)	canceled and released without any distribution on account of such Claims.

(c)	Voting: Holders of Claims in Class B7 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

23. Class B8—Non-EFIH Debtor Intercompany Claims.

(a)	Classification: Class B8 consists of Non-EFIH Debtor Intercompany Claims.

(b)	Treatment: Non-EFIH Debtor Intercompany Claims shall be canceled and released without any distribution on account of such Claims.

(c)	Voting: Class B8 is Impaired under the Plan. Holders of Claims in Class B8 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

24. Class B9—Interest in EFIH.

(a)	Classification: Class B9 consists of the Interest in EFIH.

(b)	Treatment: The Interest in EFIH shall be Reinstated.

(c)	Voting: Class B9 is Unimpaired under the Plan. The Holder of the Interest in Class B9 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holder is not entitled to vote to accept or reject the Plan.

25. Class B10—Interests in EFIH Finance.

(a)	Classification: Class B10 consists of Interests in EFIH Finance.

(b)	Treatment: Interests in EFIH Finance shall be canceled and released without any distribution on account of such Interests.

(c)	Voting: Class B10 is Impaired under the Plan. Holders of Interests in Class B10 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

C. Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D. Elimination of Vacant Classes.

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one Holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes pursuant to the EFH Disclosure Statement Order shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

E. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

F. Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the EFH Confirmation Date.

G. Subordinated Claims and Interests.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right to re-classify any Allowed Claim in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A. General Settlement of Claims and Interests.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the EFH Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan. Subject to Article VI of the Plan, all distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

B. Restructuring Transactions.

1. Restructuring Transactions.

On the EFH Effective Date, the Debtors or the Reorganized EFH/EFIH Debtors, as applicable, will effectuate the Restructuring Transactions, and will take any actions as may be necessary or advisable to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided herein or in the Transaction Agreements. The actions to implement the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements, including Transaction Agreements, or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, dissolution, or other organizational documents pursuant to applicable state law; and (d) all other actions that the applicable Entities determine to be necessary or advisable, including making filings or recordings that may be required by law in connection with the Plan, in each case with the consent of (such consent not to be unreasonably withheld), and in form and substance reasonably acceptable to, the Plan Sponsor if related to or affecting any EFH Debtor or EFIH Debtor, any Reorganized EFH Debtor, any EFIH Debtor, any Reorganized EFIH Debtor, the Plan Sponsor, or any pre-Merger Affiliate of the Plan Sponsor.

The EFH Confirmation Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

2. Minority Interest Acquisition.

On or before the Merger Closing, BHE, Oncor Holdings Merger Sub, or another affiliate of BHE may, but shall not be required to, complete the Minority Interest Acquisition or the Plan Sponsor may request that EFH exercise or cause to be exercised the Drag-Along Rights (as defined in the Merger Agreement) set forth in section 3.3 of the Investor Rights Agreement in accordance with the terms and subject to the conditions set forth herein and therein; provided, however that, as provided in Article IX.B of this Plan, implementation or consummation of the Minority Interest Acquisition shall not be a condition to the Merger Closing so long as the Bankruptcy Court enters an order consistent with Section 7.2(f) of the Merger Agreement regarding the EFH Debtors’ rights with respect to the drag-along rights set forth in Section 3.3 of the Investor Rights Agreement with respect to the Minority Interest; provided, further, however that nothing requires that the Bankruptcy Court issue an order finding that the total payments received by TTI in connection with the Minority Interest Acquisition satisfy the IRR Hurdle.

3. Issuance of Reorganized EFH Common Stock.

At the Merger Effective Time, Reorganized EFH shall issue and deliver the Reorganized EFH Common Stock to Parent in accordance with the Merger Agreement.

4. Mergers, Merger Consideration, and Other Plan Sponsor Payments.

The Mergers shall be effectuated and funded as follows on the EFH Effective Date in accordance with the Merger Agreement:

(a)	EFH Merger Sub will merge with and into Reorganized EFH, with Reorganized EFH, as a wholly owned subsidiary of Plan Sponsor, being the surviving entity resulting from the EFH Merger, on the terms and subject to the conditions of the Merger Agreement and pursuant to the Plan and the applicable provisions of Chapter 10 of the Texas Business Organizations Code and the General Corporate Law of the State of Delaware. Pursuant to the EFH Merger, Reorganized EFH, as the surviving entity, shall retain all assets and liabilities of EFH Corp. except (a) the EFH Corp. Cash transferred to the Plan Administrator Board for deposit into the EFH/EFIH Cash Distribution Account immediately prior to the Merger Effective Time pursuant to Article IV.B.4(d) and (b) such claims and liabilities that are discharged and released by operation of the Plan on the EFH Effective Date. Each membership interest in EFH Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock of Reorganized EFH, as the surviving entity.

(b)	Reorganized EFIH will merge with and into EFIH Merger Sub, with EFIH Merger Sub being the surviving entity resulting from the EFIH Merger, on the terms and subject to the conditions of the Merger Agreement and pursuant to the Plan and the applicable provisions of Chapter 10 of the Texas Business Organizations Code and the Delaware Limited Liability Company Act. Pursuant to the EFIH Merger, EFIH Merger Sub shall acquire all assets and liabilities of Reorganized EFIH.

(c)	Oncor Holdings will merge with and into Oncor Holdings Merger Sub, with Oncor Holdings Merger Sub being the surviving entity resulting from the Oncor Merger, on the terms and subject to the conditions of the Merger Agreement and pursuant to the Plan and the applicable provisions of Chapter 10 of the Texas Business Organizations Code and the Delaware Limited Liability Company Act. Pursuant to the Oncor Merger, Oncor Holdings Merger Sub shall acquire all assets and liabilities of Oncor Holdings. Notwithstanding anything to the contrary contained in the Merger Agreement, the Oncor Letter Agreement, or any other agreement entered into in connection with the transactions contemplated herein and therein, but without limiting the Company’s and EFIH’s obligations pursuant to Section 6.20 of the Merger Agreement or Oncor Holdings’ obligations pursuant to Section 15 of the Oncor Letter Agreement, the consummation of the transactions described in this paragraph (c) is not a condition to the Merger Closing or the EFH Effective Date.

(d)	The Reorganized EFH Common Stock shall be issued to Parent.

(e)	At the Merger Closing, EFH Merger Sub will deliver the Cash Deposit Amount and EFIH First Lien DIP Repayment by wire transfer of immediately available funds to the EFH Plan Administrator Board.

(f)	Subject to the Tax Contingency Disclosure and Section 1.8 of the Merger Agreement, EFIH will deposit Cash on hand at EFIH as of the EFH Effective Date by wire transfer of immediately available funds into the EFH/EFIH Cash Distribution Account.

(g)	EFIH shall use the EFIH First Lien DIP Repayment to fund payment in full of the EFIH First Lien DIP Claims to the 2017 EFIH First Lien DIP Agent.

(h)	Subject to the Tax Contingency Disclosure and Section 1.8 of the Merger Agreement, EFH will deposit the EFH Corp. Cash into the EFH Cash Account by wire transfer of immediately available funds into the EFH/EFIH Cash Distribution Account.

(i)	The EFH Plan Administrator Board shall fund payment of the outstanding Allowed EFIH First Lien Claims and Allowed EFIH Second Lien Claims from the EFH/EFIH Cash Distribution Account (but excluding the EFH Cash Account) on the EFH Effective Date pursuant to the Settlement Order, including the EFIH First Lien Post-Effective Date Fee and Indemnification Reserve and the EFIH Second Lien Post-Effective Date Fee and Indemnification Reserve (each in accordance with the Settlement Order); provided, however, that immediately upon the satisfaction of the outstanding Allowed EFIH First Lien Note Claims and Allowed EFIH Second Lien Note Claims (and funding of applicable reserves pursuant to the Settlement Order), the Liens securing the EFIH First Lien Note Claims and EFIH Second Lien Note Claims, as applicable, will be released.

5. Dissolution and Liquidation of Certain Subsidiaries of EFH Corp.

On or before the EFH Effective Date and before the Merger Effective Time, all EFH Debtors and EFIH Debtors, excluding: (a) EFH Corp.; (b) EFIH; (c) LSGT Gas Company LLC; (d) EECI, Inc., (e) EEC Holdings, Inc.; and (f) LSGT SACROC, Inc., not already disposed of, wound down, or liquidated in accordance with applicable law shall be deemed dissolved without any further court or corporate action, including the filing of any documents with the Secretary of State for any state in which any such subsidiary is incorporated or any other jurisdiction. On the EFH Effective Date, equity interests in EFH Non-Debtors shall be abandoned pursuant to section 554 of the Bankruptcy Code; provided, however, that equity interests in EFH Non-Debtor EFH Vermont Insurance Company shall not be abandoned and shall remain outstanding after the EFH Effective Date. For the avoidance of doubt, none of (i) the Plan Sponsor; (ii) Merger Subs; (iii) the EFH Debtors; (iv) the Reorganized EFH Debtors; (v) EFIH; (vi) Reorganized EFIH; (vii) any other entity acquired, directly or indirectly, by the Plan Sponsor pursuant to the terms of, or as a result of, the Plan, the Merger Agreement, or any related agreement, or (viii) with respect to each of the foregoing Entities in clauses (i) through (vii), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, shall have or incur any liability whatsoever in connection with or as a result of the wind-down, disposition, or liquidation of any entity, or the abandonment of the equity interests in any entity, in accordance with the terms of this Article IV.B.5.

EFCH and TCEH shall be liquidated no later than immediately prior to the Merger Effective Time and, if not liquidated, shall be deemed dissolved immediately prior to the Merger Effective Time without any further court or corporate action, including the filing of any documents with the Secretary of State for any state in which either such Entity is incorporated or any other jurisdiction.

6. Implementation of the TCEH Settlement.

The TCEH Settlement Claim is in consideration for the terms and conditions embodied in the Plan and the Settlement Agreement, as applicable, including settlement of any prepetition Claim or Cause of Action of the TCEH Debtors against the EFH Debtors, the EFIH Debtors, Oncor, the Holders of Interests in EFH Corp., or their Affiliates, pursuant to Bankruptcy Rule 9019, approved by the Bankruptcy Court.

C. Sources of Consideration for Plan Distributions.

The Reorganized EFH Debtors and the Reorganized EFIH Debtors shall fund distributions under the Plan, as applicable, with: (1) EFH Corp. Cash and EFIH Cash, in each case subject to the Tax Contingency Disclosure; (2) the Cash Deposit Amount (which, for the avoidance of doubt, shall be calculated in accordance with the terms set forth in the Merger Agreement); and (3) if necessary, BHE Stock in accordance with the terms of the Tax Contingency Disclosure. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance of certain securities in connection with the Plan, including the Reorganized EFH Common Stock and the BHE Stock (if applicable), will be exempt from SEC registration to the fullest extent permitted by law.

1. Reorganized EFH Common Stock.

At the Merger Effective Time, Reorganized EFH shall be authorized to issue the Reorganized EFH Common Stock to Parent.

Reorganized EFH shall issue all securities, instruments, certificates, and other documents required to be issued with respect to the Reorganized EFH Common Stock in respect of Reorganized EFH or its subsidiaries. The share of Reorganized EFH Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

2. Cash on Hand at EFH Corp. and EFIH.

Subject to the Tax Contingency Disclosure, Reorganized EFH and Reorganized EFIH shall, through the Disbursing Agent, use EFH Corp. Cash and EFIH Cash (as applicable) to fund distributions to certain Holders of Allowed Claims against the EFH Debtors and the EFIH Debtors in accordance with the Plan and the Merger Agreement.

3. Cash Deposit Amount.

The EFH Debtors and the EFIH Debtors shall use the Cash Deposit Amount to fund any initial distributions in accordance with the Plan, the Settlement Order, and the EFH Confirmation Order. The EFH Plan Administrator Board shall use any remaining Cash Deposit Amount to fund the payment of certain fees and distributions to certain Holders of Claims against the EFH Debtors and the EFIH Debtors in accordance with the Plan. The Cash Deposit Amount shall be calculated in accordance with the terms set forth in the Merger Agreement.

4. EFIH First Lien DIP Repayment.

The EFH Debtors and the EFIH Debtors shall use the funds contributed by the Plan Sponsor or an Affiliate thereof for the EFIH First Lien DIP Repayment to repay all outstanding EFIH First Lien DIP Claims. The Plan Sponsor or an Affiliate thereof may make the EFIH First Lien DIP Repayment directly to the EFIH First Lien DIP Lenders.

D. Intercompany Account Settlement.

The Debtors and the Reorganized EFH/EFIH Debtors, as applicable, including, in the case of any Conflict Matter between any Debtors, each Debtor acting at the direction of its respective Disinterested Director or Manager and without the consent of any other Debtor, subject to the consent of the Plan Sponsor (such consent not to be unreasonably withheld), shall be entitled to transfer funds between and among themselves as they determine to be necessary or advisable to enable the Reorganized EFH/EFIH Debtors to satisfy their obligations under the Plan; provided, however, that the EFH Debtors and EFIH Debtors shall not transfer funds to a Debtor that is not an EFH Debtor or an EFIH Debtor, respectively, except as otherwise provided elsewhere in the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Reorganized EFH/EFIH Debtors’ historical intercompany account settlement practices and shall not violate the terms of the Plan. The transfer of funds between the Debtors and the Reorganized EFH/EFIH Debtors, as applicable, and Oncor shall continue to be governed by the Oncor Tax Sharing Agreement.

The allocations between the EFH Debtors on the one hand and the EFIH Debtors on the other hand of any liabilities of any of the EFH Debtors or the EFIH Debtors (or both) for any Administrative Claims or for satisfaction of liabilities to be paid or assumed under the Plan on the EFH Effective Date will either be determined (a) pursuant to a settlement reached between each of the EFH Debtors and the EFIH Debtors, each Debtor acting at the direction of its respective Disinterested Directors or Manager and without the consent of any other Debtor, with the details of such settlement to be included in the EFH Disclosure Statement by the date of the Hearing to consider approval of the EFH Disclosure Statement or (b) in such amounts as the Bankruptcy Court determines by Final Order (collectively, the “Allocations”).

Nothing in this Plan shall release or discharge any claim by the EFH Debtors against the EFIH Debtors or any claim by the EFIH Debtors against the EFH Debtors as a result of the Allocations, provided, however, that any payment to satisfy any such allocation shall be made only from the EFH Unsecured Creditor Recovery Pool or the EFIH Unsecured Creditor Recovery Pool, as the case may be, and shall not affect in any way any amounts owing under the Merger Agreement.

E. Corporate Existence.

Except as otherwise provided in the Plan or in the Merger Agreement, including as set forth in Article IV.B.5, each Debtor shall continue to exist after the EFH Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect before the EFH Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise (consistent with the Merger Agreement, as applicable), and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state or federal law).

F. Vesting of Assets in the Reorganized EFH/EFIH Debtors.

Except as otherwise provided in the Plan, on the EFH Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each applicable Reorganized Debtor or the EFH Plan Administrator Board, as applicable, free and clear of all Liens, Claims, charges, Interests, or other encumbrances. Except as otherwise provided in the Plan, on and after the EFH Effective Date, each of the Reorganized EFH/EFIH Debtors may operate their business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

G. Cancelation of Existing Securities and Agreements.

Except as otherwise provided in the Plan, on and after the EFH Effective Date, all notes, instruments, certificates, agreements, indentures, mortgages, security documents, and other documents evidencing Claims or Interests, including Other Secured Claims, EFIH First Lien Note Claims, EFIH Second Lien Note Claims, EFIH Unsecured Note Claims, EFH Legacy Note Claims, EFH LBO Note Primary Claims, EFH LBO Note Guaranty Claims, EFH Unexchanged Note Claims, EFH Swap Claims, EFH Series N Note Claims, and EFIH First Lien DIP Claims, shall be deemed canceled, surrendered, and discharged without any need for further action or approval of the Bankruptcy Court or a Holder to take further action with respect to any note(s) or security and the obligations of the Debtors or Reorganized Debtors, as applicable, thereunder or in any way related thereto shall be deemed satisfied in full and discharged, and the Indenture Trustees, the Original EFIH First Lien DIP Agent, and the 2017 EFIH First Lien DIP Agent shall be released from all duties thereunder; provided, however, that (a) Interests in Debtors EFIH, LSGT Gas Company, LLC, EECI, Inc., EEC Holding, Inc., and LSGT SACROC, Inc. shall be Reinstated; and (b) notwithstanding Confirmation or Consummation, any such indenture or agreement that governs the rights of the Holder of a Claim shall, subject to the terms of the Plan and EFIH Settlement Agreement, continue in effect solely for purposes of: (1) allowing Holders of Allowed Claims to receive distributions under the Plan and, as to the EFIH First Lien Note Claims and EFIH Second Lien Note Claims, under EFIH Secureds Settlement Approval Order; (2) allowing the Indenture Trustees or such other Disbursing Agent pursuant to the EFH Confirmation Order to make the distributions in accordance with the Plan (if any), as applicable, and, as to the EFIH First Lien Note Claims and EFIH Second Lien Note Claims under the EFIH Secureds Settlement Approval Order; (3) preserving any rights of the Original EFIH First Lien DIP Agent and the 2017 EFIH First Lien DIP Agent, or the Indenture Trustees to payment of fees, expenses, and indemnification obligations as against any money or property distributable to the relevant Holders under the Plan , the 2017 EFIH First Lien DIP Credit Agreement, including any rights to priority of payment and/or to exercise charging liens and, as to the EFIH First Lien Note Claims and EFIH Second Lien Note Claims, under the EFIH Secureds Settlement Approval Order; (4) allowing the Indenture Trustees, the Original EFIH First Lien DIP Agent, the 2017 EFIH First Lien DIP Agent to enforce any obligations owed to each of them under the Plan; and (5) allowing the Indenture Trustees, the Original EFIH First Lien DIP Agent, and the 2017 EFIH First Lien DIP Agent to appear in the Chapter 11 Cases or any proceeding in which they are or may become a party; provided, further, however, that, without prejudice to the right of any Holder of an Allowed Claim to the rights of such party to receive distributions under the Plan or the EFIH Settlement Agreement, the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the EFH Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable. Notwithstanding anything to the contrary in the foregoing provisions of this Article IV.G, (x) the cancelation and discharge of the EFIH First Lien Note Indentures, the EFIH Second Lien Note Indenture, and the EFIH Collateral Trust Agreement, and all other notes, instruments, certificates, agreements, mortgages, security documents, and other documents evidencing any Claims or rights under the EFIH First Lien Notes or the EFIH Second Lien Notes shall be limited solely to the Debtors and the Reorganized EFH/EFIH Debtors and shall not affect the rights of the EFIH First Lien Notes Trustee or Holders of the EFIH First Lien Note Claims vis-à-vis any other party, including the EFIH Second Lien Notes Trustee and Holders of the EFIH Second Lien Note Claims, or vice versa; and (y) for the avoidance of doubt, the EFIH First Lien Note Indentures, the EFIH Second Lien Note Indenture, the EFIH Collateral Trust Agreement, and all other notes, instruments, certificates, agreements, mortgages, security documents, and other documents evidencing any Claims or rights under the EFIH First Lien Notes or the EFIH Second Lien Notes shall remain in effect (and the EFIH First Lien Notes Trustee and the EFIH Second Lien Notes Trustee shall remain as trustee, and registrar) for the purposes set forth in (1)-(5) of this section, as applicable.

H. Corporate Action.

On the EFH Effective Date, as applicable, all actions contemplated under the Plan with respect to the applicable Debtor or Reorganized Debtor, as applicable, shall be deemed authorized and approved in all respects, including: (1) implementation of the Restructuring Transactions, including execution of the Transaction Agreements and consummation of the Mergers; (2) selection of the directors and officers for the Reorganized EFH/EFIH Debtors; (3) issuance and distribution of the Reorganized EFH Common Stock; and (4) all other actions contemplated under the Plan (including, for the avoidance of doubt, pursuant to the Tax Contingency Disclosure (whether to occur before, on, or after the EFH Effective Date). All matters provided for herein involving the corporate structure of the Debtors or the Reorganized EFH/EFIH Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized EFH/EFIH Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect as of the EFH Effective Date, without any requirement of further action by the Bankruptcy Court, the Debtors, the Reorganized EFH/EFIH Debtors, or their respective security holders, directors, managers, or officers. On or before the EFH Effective Date, the appropriate officers of the Debtors or the Reorganized EFH/EFIH Debtors shall be authorized and, as applicable, directed to issue, execute, and deliver the agreements, documents, securities, and instruments, and take such actions, contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Debtors or the Reorganized EFH/EFIH Debtors, as applicable, including the Reorganized EFH Common Stock and the Merger Agreement, as applicable, and any and all other agreements, documents, securities, and instruments relating to the foregoing, and all such documents shall be deemed ratified. The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

I. New Organizational Documents.

The New Organizational Documents for Reorganized EFH shall be consistent with the Tax Matters Agreement and in form and substance reasonably acceptable to EFH Corp. and the Plan Sponsor.

On the EFH Effective Date, each of the Reorganized EFH/EFIH Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state of incorporation or formation in accordance with the applicable laws of the respective state of incorporation or formation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non-voting equity securities. After the EFH Effective Date, the Reorganized EFH/EFIH Debtors may amend and restate their respective New Organizational Documents and other constituent documents as permitted by the laws of their respective state of incorporation and its respective New Organizational Documents.

J. Directors and Officers of the Reorganized EFH/EFIH Debtors.

As of the EFH Effective Date, the term of the current members of the board of directors of the applicable Debtors shall expire, and the initial boards of directors, including the New Boards, as applicable, and the officers of each of the Reorganized EFH/EFIH Debtors shall be appointed in accordance with the respective New Organizational Documents. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in the Plan Supplement the identity and affiliations of any person proposed to serve on the initial board of directors or be an officer of each of the Reorganized EFH/EFIH Debtors. To the extent any such director or officer of the Reorganized EFH/EFIH Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer.

K. Section 1146 Exemption.

Pursuant to, and to the fullest extent permitted by, section 1146 of the Bankruptcy Code, any transfers of property pursuant to, in contemplation of, or in connection with, the Plan, including (1) the Restructuring Transactions; (2) the Reorganized EFH Common Stock or BHE Stock, if any (as set forth in the Tax Contingency Disclosure); (3) the assignment or surrender of any lease or sublease; and (4) the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer, mortgage recording tax, or other similar tax, and upon entry of the EFH Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

L. Director, Officer, Manager, and Employee Liability Insurance.

On or before the EFH Effective Date, the EFH Debtors and EFIH Debtors, on behalf of the Reorganized EFH Debtors and Reorganized EFIH, shall obtain liability insurance policy coverage for the benefit of the EFH Debtors’ and EFIH Debtors’ respective current and former directors, managers, officers, and employees in accordance with the terms of the Merger Agreement, and shall thereafter maintain such insurance policy coverage to the extent provided by, and subject to the limitations of, the Merger Agreement. To the extent (a) Reorganized TCEH paid any costs or premiums associated with such liability insurance policy coverage and (b) the EFH Debtors, the EFIH Debtors, the Reorganized EFH Debtors, the Reorganized EFIH Debtors, or any successor-in-interest to any of the foregoing receive any rebates or other amounts from the applicable insurance policy providers in connection with such liability insurance policy coverage, the EFH Debtors, the EFIH Debtors, the Reorganized EFH Debtors, the Reorganized EFH Debtors, and such successor-in-interest, as applicable, shall reimburse such amounts to Reorganized TCEH pursuant to the EFH Confirmation Order.

M. Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, the Reorganized EFH/EFIH Debtors and the EFH Plan Administrator Board, as applicable, consistent with the Plan and the Merger Agreement, shall retain and may enforce all rights to commence and pursue any and all Causes of Action belonging to their Estates, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the EFH Plan Administrator Board’s and Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the applicable Effective Date, other than: (i) the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the EFH Effective Date; (ii) all Causes of Action that arise under sections 544, 547, 548, and 549 of the Bankruptcy Code and state fraudulent conveyance law; and (iii) the Causes of Action released by the Debtors pursuant to the Settlement Agreement.

The Reorganized EFH/EFIH Debtors and the EFH Plan Administrator Board, consistent with the Plan and the Merger Agreement, may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized EFH/EFIH Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the EFH Disclosure Statement to any Cause of Action against it as any indication that the Debtors, the Reorganized EFH/EFIH Debtors, or the EFH Plan Administrator Board, as applicable, will not pursue any and all available Causes of Action against it. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled herein or in a Bankruptcy Court order, the Reorganized EFH/EFIH Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or Consummation.

The Reorganized EFH/EFIH Debtors and the EFH Plan Administrator Board, as applicable, consistent with the Plan and the Merger Agreement, reserve and shall retain the Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized EFH/EFIH Debtors and the EFH Plan Administrator Board, as applicable, consistent with the Plan and the Merger Agreement. The EFH Plan Administrator Board, on behalf of the EFH and EFIH Debtors, shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court, unless such Cause of Action was otherwise transferred to the Reorganized EFH/EFIH Debtors pursuant to the Merger Agreement.

N. Payment of Certain Fees.

Without any further notice to or action, order, or approval of the Bankruptcy Court, the EFH Plan Administrator Board shall pay from the EFH/EFIH Cash Distribution Account on the EFH Effective Date any reasonable and documented unpaid fees and expenses incurred on or before the EFH Effective Date by professionals payable under the Merger Agreement.

The EFH Plan Administrator Board shall pay from the EFH Cash Account, the reasonable and documented fees and expenses allowed under the EFH Notes Indentures; provided, however, that such fees and expenses shall be subject to approval by the Fee Committee, with respect to the reasonableness of such documented fees and expenses in their reasonable discretion, and the Bankruptcy Court, such fees and expenses shall be paid on the EFH Effective Date or as soon as reasonably practicable thereafter following Fee Committee and Bankruptcy Court approval thereof; provided, further, that, for the avoidance of doubt, such fees and expenses shall not be included in the amount of any Allowed Claims under the EFH Notes Indentures.

For the avoidance of doubt, and as set forth in Article III.B.22, Class B6 Claims—General Unsecured Claims Against the EFIH Debtors— are Allowed in an amount equal to the Allowed EFIH General Unsecured Claim; provided, however, that, (a) nothing herein shall prejudice the EFIH Unsecured Notes Trustee’s exercise of its charging lien under the EFIH Unsecured Notes Indentures; and (b) solely in the event there are sufficient amounts in the EFH/EFIH Cash Distribution Account to provide a 100% recovery to Holders of Allowed Class B5 Claims and Holders of Allowed Class B6 Claims (on account of the Allowed EFIH General Unsecured Claim), after first satisfying (a) the Allowed EFIH First Lien Claims and Allowed EFIH Second Lien Claims in full, in Cash; and (b) other Administrative Claims of the EFIH Debtors (including the EFH Professional Fee Account); Account), then, in addition to the Allowed EFIH General Unsecured Claim, the EFIH Unsecured Notes Trustee shall be entitled to seek payment of all or a portion of the reasonable, documented, and unpaid EFIH Unsecured Notes Trustee Fees and Expenses, which fees and expenses application shall be subject to the review and approval procedures set forth in the EFH Plan Supplement.

O. Treatment of Certain Claims of the PBGC and Pension Plan.

Nothing in the Chapter 11 Cases, the EFH Disclosure Statement, the Plan, the EFH Confirmation Order, or any other document filed in the Chapter 11 Cases shall be construed to discharge, release, limit, or relieve any individual from any claim by the PBGC or the Pension Plans for breach of any fiduciary duty under ERISA, including prohibited transactions, with respect to the Pension Plans, subject to any and all applicable rights and defenses of such parties, which are expressly preserved. The PBGC and the Pension Plans shall not be enjoined or precluded from enforcing such fiduciary duty or related liability by any of the provisions of the EFH Disclosure Statement, Plan, Confirmation Order, Bankruptcy Code, or other document filed in the Chapter 11 Cases. For the avoidance of doubt, the Reorganized EFH/EFIH Debtors shall not be released from any liability or obligation under ERISA, the Internal Revenue Code, and any other applicable law relating to or arising from the Pension Plans.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption and Rejection of Executory Contracts and Unexpired Leases.

As of the EFH Effective Date, except as otherwise provided herein or in the EFH Confirmation Order, all Executory Contracts or Unexpired Leases of the EFH Debtors or the EFIH Debtors including the Rejected Executory Contracts or Unexpired Leases, not previously assumed or rejected pursuant to an order of the Bankruptcy Court, including the TCEH Confirmation Order or the EFH Confirmation Order, are hereby rejected, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases that are: (1) identified on the Assumed Executory Contract and Unexpired Lease List; (2) the subject of a motion to assume Executory Contracts or Unexpired Leases that is pending on the EFH Confirmation Date; or (3) subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the EFH Effective Date; provided that each of (1), (2) and (3) must be in form and substance acceptable to the Plan Sponsor with respect to any pleading filed after the date the Merger Agreement is executed. Entry of the EFH Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections and the assignments and/or assumptions of the Executory Contracts or Unexpired Leases listed on the Assumed Executory Contract and Unexpired Lease List pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases of the EFH Debtors or EFIH Debtors pending on the EFH Effective Date shall be subject to approval by the Bankruptcy Court on or after the EFH Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party before the EFH Confirmation Date, shall revest in and be fully enforceable by Reorganized EFH or Reorganize EFIH, as applicable, or their successors in accordance with its terms, except as such terms are modified by the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

The Plan Sponsor, Reorganized EFH, and Reorganized EFIH, as applicable, reserve the right to alter, amend, modify, or supplement the Assumed Executory Contract and Unexpired Lease List and the schedules of Executory Contracts and Unexpired Leases with respect to EFH, Reorganized EFH, EFIH, and Reorganized EFIH at any time through and including 45 days after the EFH Effective Date, without incurrence of any penalty or changing the priority or security of any Claim as a result of such treatment change. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Tax Matters Agreement, the Transition Services Agreement, and the Separation Agreement, to the extent in the form attached to the Merger Agreement or as amended or modified in accordance with their respective terms and with the consent of the Plan Sponsor, shall be Assumed Executory Contracts or Unexpired Leases.

B. Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases pursuant to the Plan or Confirmation Order, if any, must be Filed and actually received by the Claims and Noticing Agent before the deadline provided in the notice of rejection, which the Debtors will send to the applicable third parties at least 14 days before the applicable Confirmation Hearing. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized EFH/EFIH Debtors, the Estates, or their property without the need for any objection by the Reorganized EFH/EFIH Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims against the applicable Debtor and shall be treated in accordance with the Plan, unless a different security or priority is otherwise asserted in such Proof of Claim and Allowed in accordance with Article VII of the Plan.

C. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Any monetary defaults under each Assumed Executory Contract or Unexpired Lease shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the EFH Effective Date (and, with respect to Assumed Executory Contracts or Unexpired Leases of the EFH Debtors or EFIH Debtors, by the EFH Debtors or the EFIH Debtors, as applicable, and, for the avoidance of doubt, not the Reorganized EFH Debtors or the Reorganized EFIH Debtors), subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized EFH/EFIH Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. At least 14 days before the applicable Confirmation Hearing, the Debtors will provide for notices of proposed assumption and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be Filed, served, and actually received by the Debtors before the objection deadline provided in the notice of proposed assumption and cure amount and in no event later than seven (7) days prior to the EFH Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount is deemed to have consented to such assumption or proposed cure amount.

Assumption of any Executory Contract or Unexpired Lease shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any Assumed Executory Contract or Unexpired Lease at any time before the EFH Effective Date of assumption. Any Proofs of Claim Filed with respect to an Assumed Executory Contract or Unexpired Lease shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D. Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed by the Executory Contract or Unexpired Lease counterparty or counterparties to the Debtors or the Reorganized EFH/EFIH Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

E. Indemnification Obligations.

Notwithstanding anything in the Plan to the contrary, from and after the EFH Effective Date, each Indemnification Obligation of any EFH Debtor or EFIH Debtor shall be treated in accordance with Section 6.8 of the Merger Agreement.

Notwithstanding the foregoing, nothing shall impair the ability of Reorganized EFH or Reorganized EFIH, as applicable, to modify indemnification obligations (whether in the bylaws, certificates or incorporate or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for acts or omissions arising after the EFH Effective Date.

F. Insurance Policies.

Each of the EFH/EFIH Debtors’ Insurance Policies is treated as an Executory Contract under the Plan. Notwithstanding Article V.A of the Plan, except to the extent that the Plan Sponsor elects, in its sole discretion, to list an Insurance Policy (or Insurance Policies) on the Rejected Executory Contract and Unexpired Lease List, as of the EFH Effective Date, the EFH Debtors and EFIH Debtors, as applicable, shall hereby have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims against the EFH Debtors or EFIH Debtors, as applicable, and such Insurance Policies shall not be impaired in any way by the Plan or the EFH Confirmation Order, but rather will remain valid and enforceable against the Reorganized EFH Debtors or Reorganized EFIH Debtors, as applicable, in accordance with their terms.

G. Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, or restatements, thereto or thereof, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements have been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

H. Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List or the Assumed Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized EFH/EFIH Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized EFH/EFIH Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease.

I. Nonoccurrence of Effective Date.

In the event that the EFH Effective Date does not occur with respect to a Debtor, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases with respect to such Debtor pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

J. Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Assumed Executory Contracts or Unexpired Leases, will be performed by the applicable Debtor or the applicable Reorganized Debtor liable thereunder in the ordinary course of their business. Accordingly, any such contracts and leases (including any Assumed Executory Contracts or Unexpired Leases) that have not been rejected as of the date of the EFH Confirmation Date shall survive and remain unaffected by entry of the EFH Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A. Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the EFH Effective Date (or if a Claim or Interest is not an Allowed Claim or Allowed Interest on the EFH Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Allowed Interest in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan (including with respect to the Allowed EFIH First Lien Claims and Allowed EFIH Second Lien Claims) Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the EFH Effective Date.

Holders of Allowed EFIH First Lien DIP Claims, Allowed EFIH First Lien Claims, and Allowed EFIH Second Lien Claims as applicable, shall receive distribution on account of such Claims on the EFH Effective Date or as soon as reasonably practicable after the EFH Effective Date, on the terms set forth in the EFIH Secureds Settlement Approval Order.

After payment in full, in Cash, is made to the EFIH First Lien Notes Trustee and the EFIH Second Lien Notes Trustee pursuant to the terms of the EFIH Secureds Settlement Approval Order, Holders of Allowed Class B5 and Allowed Class B6 Claims may receive a distribution on the EFH Effective Date from the EFH/EFIH Cash Distribution Account (excluding the EFH Cash Account). The actual size of the distribution to be issued on the EFH Effective Date or such later date, as applicable, cannot be determined with finality at this time and is dependent on, among other factors, (a) the payment of all Professional Fee Claims from the EFIH Professional Fee Escrow Account and the refund of amounts remaining in such account, if any, to the EFH/EFIH Cash Distribution Account, (b) the payment of the reasonable and documented fees and expenses allowed under the EFIH Unsecured Notes Indenture (which fees and expenses, for the avoidance of doubt, shall not be included in the amount of any Allowed Claims under the EFIH Unsecured Notes Indenture), and (c) ensuring sufficient reserves are in place to fund (1) General Administrative Claims Against the EFIH Debtors, and Priority Tax Claims Against the EFIH Debtors, and (2) the costs of winding down the EFIH Debtors.

Except as set forth in this Article VI.A of the Plan, no distributions shall otherwise be made to Holders of Claims against the EFH Debtors or the EFIH Debtors, until the EFH Debtors and the EFIH Debtors have made determinations with respect to factors (a)-(c) in the above paragraph of this Article VI.A.

Any Makewhole Claim against an EFH Debtor or an EFIH Debtor that is not based on or derived from the EFIH First Lien Notes or EFIH Second Lien Notes that becomes Allowed, whether before, on, or after the EFH Effective Date, shall receive treatment set forth in its respective class set forth in Article III.B of the Plan.

Notwithstanding anything to the contrary in the Plan, the Merger Agreement, related agreements, or otherwise (including any provision anywhere that also include the words “notwithstanding anything to the contrary” or any similar reference) none of (i) the Plan Sponsor; (ii) Merger Subs; (iii) the EFH Debtors; (iv) the Reorganized EFH Debtors; (v) EFIH; (vi) Reorganized EFIH; (vii) any other entity acquired, directly or indirectly, by the Plan Sponsor pursuant to the terms of, or as a result of, the Plan, the Merger Agreement, or any related agreement, or (viii) with respect to each of the foregoing Entities in clauses (i) through (vii), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, shall have or incur any liability whatsoever in connection with or as a result of any Makewhole Claim being Allowed. Nothing in this paragraph impairs, modifies, or otherwise affects the ability of Holders of Allowed Claims to receive distributions pursuant to the Plan and the EFH Confirmation Order on account of such Allowed Claims.

Under no circumstances can the EFIH First Lien Notes Trustee, the EFIH Second Lien Notes Trustee, the EFIH Unsecured Notes Trustee, or any Holder of a Claim against the EFIH Debtors access the EFH Cash Account.

B. Rights and Powers of EFH Plan Administrator Board.

The EFH Plan Administrator Board shall be authorized to direct the Disbursing Agent to make distributions from the EFH/EFIH Cash Distribution Account to Holders of Allowed Claims and Allowed Interests against the EFH Debtors and the EFIH Debtors on the EFH Effective Date, or as soon as reasonably practicable thereafter, in accordance with the Plan and to exercise such other powers as may be vested in the EFH Plan Administrator Board by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the EFH Plan Administrator Board to be necessary and proper to implement the provisions of the Plan. The EFH Plan Administrator Board shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

The EFH Plan Administrator Board may, but is not required to, establish governance and organizational documents before or after the EFH Effective Date (but to the extent such governance and organizational documents are established before the EFH Effective Date, they will be filed with the Bankruptcy Court). Any Holder of a Claim or Interest seeking to compel the EFH Plan Administrator Board to make distributions from the EFH/EFIH Cash Distribution Account shall seek relief from the Bankruptcy Court in accordance with the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the District of Delaware, and any other applicable rules or procedures. The EFH Plan Administrator Board or its professionals on behalf of the EFH Plan Administrator Board shall keep an accounting of distributions made from, and funds contributed to, the EFH/EFIH Cash Distribution Account that sets forth whether such distributions or contributions, as applicable, were made for the benefit of the EFH Debtors or their creditors, on the one hand, or the EFIH Debtors on the other hand. Such accounting will be shared with the professionals for the Holders of Claims and Interests Against the EFH Debtors and EFIH Debtors, including the EFIH Unsecured Notes Trustee and the advisors to the EFIH Unsecured Notes Trustee, on a professionals’ eyes only basis (except as otherwise ordered by the Bankruptcy Court).

C. Disbursing Agent.

All distributions under the Plan shall be made to Holders of Allowed Claims and Allowed Interests by the Disbursing Agent (including at the direction of the EFH Plan Administrator Board, as applicable) on the applicable Effective Date, or as soon as reasonably practicable thereafter, in accordance with the Plan. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

D. Rights and Powers of Disbursing Agent.

1. Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby, including making distributions from the EFH/EFIH Cash Distribution Account at the direction of the EFH Plan Administrator Board; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

2. Expenses Incurred On or After the EFH Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent in performing its duties under the Plan on or after the EFH Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash from the EFH/EFIH Cash Distribution Account. For the avoidance of doubt, only the reasonable fees and expenses incurred by the Disbursing Agent for distributions related to Claims against the EFH Debtors and EFIH Debtors (rather than distributions related to Claims against the TCEH Debtors and the EFH Shared Services Debtors) shall be compensable from the EFH/EFIH Cash Distribution Account.

E. Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1. Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.

2. Delivery of Distributions in General.

Except as otherwise provided herein, the Reorganized EFH/EFIH Debtors shall make distributions to Holders of Allowed Claims and Allowed Interests as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the Distribution Record Date shall not apply to publicly-traded Securities. The manner of such distributions shall be determined at the discretion of the Reorganized EFH/EFIH Debtors, and the address for each Holder of an Allowed Claim or Allowed Interest shall be deemed to be the address set forth in any Proof of Claim or Interest Filed by that Holder.

3. Delivery of Distributions on DIP Claims.

All distributions on account of EFIH First Lien DIP Claims shall be made to the 2017 EFIH First Lien DIP Agent, who shall be deemed to be the Holder of the EFIH First Lien DIP Claims, as applicable, for purposes of distributions to be made hereunder. As soon as practicable following compliance with the requirements set forth in this Article VI, the 2017 EFIH First Lien DIP Agent shall arrange to deliver or direct the delivery of such distributions to or on behalf of the Holders of the EFIH First Lien DIP Claims in accordance with the terms of the 2017 EFIH First Lien DIP Facility, as applicable, subject to any modifications to such distributions in accordance with the terms of the Plan; provided, however, that the 2017 EFIH First Lien DIP Agent shall retain all rights as administrative agents under the 2017 EFIH First Lien DIP Facility in connection with the delivery of distributions to EFIH First Lien DIP Lenders. The 2017 EFIH First Lien DIP Agent shall not have any liability to any person with respect to distributions made or directed to be made by such 2017 EFIH First Lien DIP Agent.

4. Rules Governing Fractional Share Distributions.

The Merger Agreement shall control the issuance of fractional shares if, consistent with the Tax Contingency Disclosure, any BHE Stock is issued under the Plan.

5. Minimum Distribution.

No Cash payment of less than $50.00 shall be made to a Holder of an Allowed Claim on account of such Allowed Claim.

6. Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the applicable Distribution Date. After such date, all unclaimed property or interests in property shall revert to the applicable Reorganized Debtor(s) automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and the claim of any Holder to such property shall be fully discharged, released, and forever barred.

F. Manner of Payment.

Unless as otherwise set forth herein, all distributions of Cash (and, subject to the Tax Contingency Disclosure, BHE Stock, if any) to the Holders of Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the Reorganized EFH/EFIH Debtors, the Plan Sponsor, and EFH Merger Sub. At the option of the Disbursing Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements. All Cash distributions to be made hereunder to the 2017 EFIH First Lien DIP Agent on account of the EFIH First Lien DIP Claim shall be made by wire transfer.

G. SEC Registration/Exemption.

Each of the Reorganized EFH Common Stock and any BHE Stock (subject to the Tax Contingency Disclosure), is or may be a “security,” as defined in Section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable state securities laws.

Pursuant to section 1145 of the Bankruptcy Code, the issuance of the Reorganized EFH Common Stock and, subject to the Tax Contingency Disclosure, the BHE Stock, if any, is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration before the offering, issuance, distribution, or sale of such securities. Each of the Reorganized EFH Common Stock and, subject to the Tax Contingency Disclosure, any BHE Stock issued under the Plan (a) is not a “restricted security” as defined in Rule 144(a)(3) under the Securities Act, and (b) is freely tradable and transferable by any initial recipient thereof that (i) at the time of transfer, is not an “affiliate” of the Reorganized TCEH, Reorganized EFH, Reorganized EFIH, the Plan Sponsor, or Merger Subs, as the case may be, as defined in Rule 144(a)(1) under the Securities Act and has not been such an “affiliate” within 90 days of such transfer, and (ii) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code.

If the EFH Unsecured Creditor Recovery Pool or the EFIH Unsecured Creditor Recovery Pool includes BHE Stock (as will be set forth in the Tax Contingency Disclosure, as applicable), such BHE Stock may be issued without registration under the Securities Act in reliance upon the exemption set forth in section 1145(a)(1) of the Bankruptcy Code for the offer or sale under a chapter 11 plan of a security of a successor to the debtor if such securities are offered or sold in exchange for a claim against, or an interest in, such debtor. The EFH Debtors and EFIH Debtors, with the support of the Plan Sponsor, will seek to obtain a ruling from the Bankruptcy Court in the EFH Confirmation Order that the section 1145(a)(1) exemption applies to such BHE Stock issued under the Plan, if any.

Should the Reorganized EFH/EFIH Debtors elect on or after the EFH Effective Date to reflect any ownership of the Reorganized EFH Common Stock or the BHE Stock, if any, issued under the Plan consistent with the Tax Contingency Disclosure, through the facilities of the DTC, the Reorganized EFH/EFIH Debtors need not provide any further evidence other than the Plan or the EFH Confirmation Order with respect to the treatment of the Reorganized EFH Common Stock and any BHE Stock under applicable securities laws.

The DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the Reorganized EFH Common Stock and any BHE Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, the DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Reorganized EFH Common Stock and any BHE Stock are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

H. Compliance with Tax Requirements.

In connection with the Plan, the applicable Reorganized Debtor(s) shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit with respect to distributions pursuant to the Plan. Notwithstanding any provision herein to the contrary, the Reorganized EFH/EFIH Debtors and the Disbursing Agent, as applicable, shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, and establishing any other mechanisms they believe are reasonable and appropriate to comply with such requirements. The Reorganized EFH/EFIH Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

I. No Postpetition or Default Interest on Claims.

Unless otherwise specifically provided for in the Plan or the EFH Confirmation Order, and notwithstanding any documents that govern the Debtors’ prepetition funded indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any Claims and (2) no Holder of a Claim shall be entitled to: (a) interest accruing on or after the Petition Date on any such Claim; or (b) interest at the contract default rate, as applicable.

J. Setoffs and Recoupment.

The Debtors and Reorganized Debtors, as applicable, may, but shall not be required to, setoff against or recoup any payments or distributions to be made pursuant to the Plan in respect of any Claims of any nature whatsoever that the Debtors or the Reorganized EFH/EFIH Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized EFH/EFIH Debtors of any such claim it may have against the Holder of such Claim.

K. No Double Payment of Claims.

To the extent that a Claim is Allowed against more than one Debtor’s Estate, there shall be only a single recovery on account of that Allowed Claim, but the Holder of an Allowed Claim against more than one Debtor may recover distributions from all co-obligor Debtors’ Estates until the Holder has received payment in full on the Allowed Claims. No Holder of an Allowed Claim shall be entitled to receive more than payment in full of its Allowed Claim, and each Claim shall be administered and treated in the manner provided by the Plan only until payment in full on that Allowed Claim.

L. Claims Paid or Payable by Third Parties.

1. Claims Paid by Third Parties.

The Debtors or the Reorganized EFH/EFIH Debtors, as applicable, shall reduce a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or a Reorganized Debtor (other than the Disbursing Agent). Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day period specified above until the amount is repaid.

2. Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Except as otherwise expressly provided in the Plan, nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein (a) constitute or be deemed a waiver by such insurers of any rights or defenses, including coverage defenses, held by such insurers, or (b) establish, determine, or otherwise imply any liability or obligation, including any coverage obligation, of any insurer.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A. Allowance of Claims.

Except as otherwise set forth in the Plan, after the EFH Effective Date, each of the Reorganized EFH/EFIH Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim immediately before the EFH Effective Date. This Article VII of the Plan shall not apply to the 2017 EFIH First Lien DIP Claims, which Claims shall be Allowed in full and shall not be subject to any avoidance, reductions, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.

Except as specifically provided as Allowed Claims pursuant to Article III.B of the Plan or otherwise objected to by the Debtors in the Chapter 11 Cases, the Plan shall serve as the Debtors’ objection to all other EFH LBO Note Claims, and EFH Legacy Note Claims under the respective indentures. If the Bankruptcy Court sustains the Debtors’ objection to these Claims, the EFH Confirmation Order shall disallow such Claims. The Holders of such Claims may respond to the Debtors’ objection to such Claims by filing an objection to the Plan.

B. Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the EFH Effective Date, the applicable Reorganized Debtor(s) or the EFH Plan Administrator Board, as applicable, shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

Except with respect to Claims and Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII, if one or more Entities have sought and obtained standing to prosecute a Cause of Action on behalf of one or more of the Debtors’ Estates and such Entities are prosecuting such Causes of Actions as of the EFH Effective Date, then such Entities will have the sole authority, solely with respect to such Causes of Action, to File, withdraw, litigate to judgment, settle, compromise, or take any other actions in respect of such Causes of Action.

C. Estimation of Claims.

Before or after the EFH Effective Date, the Debtors or the Reorganized EFH/EFIH Debtors, as applicable, with the consent of the Plan Sponsor with respect to any Disputed Claim against any EFH Debtor or any EFIH Debtor, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim.

D. Adjustment to Claims without Objection.

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized EFH/EFIH Debtors without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

E. Time to File Objections to Claims or Interests.

Any objections to Claims or Interests shall be Filed on or before the Claims Objection Deadline.

F. Disallowance of Claims.

Any Claims held by Entities from which the Bankruptcy Court has determined that property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer that the Bankruptcy Court has determined is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and the full amount of such obligation to the Debtors has been paid or turned over in full. All Proofs of Claim Filed on account of an Indemnification Obligation shall be deemed satisfied and expunged from the Claims Register as of the EFH Effective Date to the extent such Indemnification Obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court. All Proofs of Claim Filed on account of an employee benefit shall be deemed satisfied and expunged from the Claims Register as of the EFH Effective Date to the extent the Reorganized Entities elect to honor such employee benefit, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed, any and all Proofs of Claim Filed after the Bar Date shall be deemed disallowed and expunged as of the EFH Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Claim has been deemed timely Filed by a Final Order.

G. Amendments to Proofs of Claim.

On or after the EFH Effective Date, a Proof of Claim or Interest may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized EFH/EFIH Debtors, and any such new or amended Proof of Claim or Interest Filed shall be deemed disallowed in full and expunged without any further action.

H. Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless before the EFH Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered before the EFH Confirmation Date determining such Claim as no longer contingent.

I. No Distributions Pending Allowance.

Except as otherwise set forth herein, if an objection to a Claim or portion thereof is Filed as set forth in Article VII.A and VII.B of the Plan, no payment or distribution provided under the Plan shall be made on account of such Disputed Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

J. Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. Except as otherwise set forth in the Plan (including Article III.B.19 and Article III.B.20), as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the EFH Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim, without any interest, dividends, or accruals to be paid on account of such Claim unless required under such order or judgment of the Bankruptcy Court.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A. Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the EFH Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the EFH Effective Date by the Reorganized EFH/EFIH Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date and any

Administrative Claims, including without limitation any claims by NextEra Energy arising directly or indirectly from its post-petition agreements with the Debtors, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the EFH Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the EFH Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the EFH Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the EFH Effective Date. The EFH Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the EFH Effective Date occurring.

B. Release of Liens.

Except as otherwise specifically provided in the Plan and except for (a) any Other Secured Claim Against the EFH Debtors that the EFH Debtors elect to Reinstate in accordance with Article III.B.1 (subject to the consent of the Plan Sponsor) and, with respect to any Allowed Other Secured Claim Against the EFH Debtors asserted by the Taxing Units that the EFH Debtors shall Reinstate on the EFH Effective Date until such Allowed Other Secured Claim Against the EFH Debtors is satisfied in the full Allowed amount, and (b) any Other Secured Claim Against the EFIH Debtors that the EFIH Debtors elect to Reinstate in accordance with Article III.B.16 (subject to the consent of the Plan Sponsor), on the EFH Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized EFH/EFIH Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors. Notwithstanding anything to the contrary in the Plan, the Liens on the collateral securing the EFIH First Lien Note Claims and EFIH Second Lien Note Claims, as applicable, will be released on the EFH Effective Date following payment in full in Cash of the Allowed EFIH First Lien Claims and Allowed EFIH Second Lien Claims accrued as of such payment date and the funding of the EFIH First Lien Post-Effective Date Fee and Indemnification Reserve and the EFIH Second Lien Post-Effective Date Fee and Indemnification Reserve (each as applicable and as defined in the EFIH Secureds Settlement Approval Order). For the avoidance of doubt, solely for purposes of determining whether any such Claims are Secured Claims entitled to treatment as Class B3 or Class B4 Claims (rather than Unsecured Claims entitled to treatment as Class B6 Claims), the secured status of such Claims shall be determined as if such Liens had not been released on the EFH Effective Date and remained in effect to the same extent they did immediately before the EFH Effective Date.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan (or any agent for such Holder) has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, as soon as practicable on or after the EFH Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors or the Reorganized EFH/EFIH Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized EFH/EFIH Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

C. Releases by the Debtors.

In addition to any release provided in the Settlement Order, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the EFH Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized EFH/EFIH Debtors, and their

Estates from any and all Claims and Causes of Action, including Claims and Causes of Action identified, claimed, or released in the Standing Motions, the Litigation Letters, or the Disinterested Directors Settlement, as well as all other Claims and Causes of Action, whether known or unknown, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized EFH/EFIH Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in-or out-of-court restructuring efforts, intercompany transactions (including dividends paid), transactions pursuant and/or related to the Master Separation Agreement dated December 12, 2001, the TCEH Credit Agreement, the TCEH First Lien Notes, the Cash Collateral Order (and any payments or transfers in connection therewith), the TCEH First Lien Intercreditor Agreement, the Liability Management Program, the Tax Sharing Agreements, the 2007 Acquisition, the Management Agreement, the 2009 amendment to the TCEH Credit Agreement, the 2011 Amend and Extend Transactions, the 2005 Oncor Transfer, the 2013 Revolver Extension, the Luminant Makewhole Settlement, the Tax and Interest Makewhole Agreements, the TCEH Intercompany Notes, the Shared Services, any preference or avoidance claim pursuant to sections 544, 547, 548, and 549 of the Bankruptcy Code, the formulation, preparation, dissemination, negotiation, or Filing of the Terminated Restructuring Support Agreement, the Plan Support Agreement, the NEE Plan Support Agreement, the EFH/EFIH Committee Settlement, the EFIH Settlement Agreement, the EFIH First Lien Principal Settlement, the Original Confirmed Plan, the NextEra Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the EFH Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan Support Agreement, the NEE Plan Support Agreement, the EFH/EFIH Committee Settlement, the EFIH Settlement Agreement, the PIK Settlement (whether terminated pursuant to its terms or otherwise) and any direction taken by the EFIH Unsecured Notes Trustee in connection therewith (prior to the date of termination), the Terminated Restructuring Support Agreement, the EFH Disclosure Statement, the TCEH Disclosure Statement, the Plan, the Transaction Agreements, the DIP Facilities, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, the Transaction Agreements, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the EFH Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-EFH Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any of the EFH/EFIH Debtors’ rights arising under any Assumed Executory Contracts and Leases assumed by Reorganized EFH or Reorganized EFIH on the EFH Effective Date (or pursuant to a separate Bankruptcy Court order). Notwithstanding anything to the contrary in the foregoing, and for the avoidance of doubt, the TCEH Settlement Claim shall be treated, released, and discharged on the EFH Effective Date. Notwithstanding anything to the contrary in the foregoing, the claims and Causes of Action set forth in Section 6.12 of the parent disclosure letter delivered in connection with the NEE Merger Agreement shall not be released; provided, however, that such Claims and Causes of Action shall be subject to treatment pursuant to the Plan and shall be discharged as set forth in Article VIII.A hereof. For the avoidance of doubt, the EFH Debtors, Reorganized EFH Debtors, EFIH Debtors, and Reorganized EFIH Debtors shall provide the release set forth in this Article VIII.C as of the EFH Effective Date; provided, however, that the releases provided by the EFH Debtors and Reorganized EFH Debtors on the one hand, to the EFIH Debtors and Reorganized EFIH Debtors on the other hand, (or vice versa) shall be subject to the satisfaction of any order that becomes a Final Order prior to the EFH Effective Date regarding allocations of (a) any Cash amounts owed by the EFH Debtors to the EFIH Debtors or (b) any Cash amounts owed by the EFIH Debtors to the EFH Debtors; provided, further, however, that neither the absence of such Final Order (or satisfaction of the terms of such Final Order) shall prevent the consummation of the EFH Effective Date or the timing of distributions to Holders of Allowed Claims under the Plan.

D. Releases by Holders of Claims and Interests.

Except as otherwise provided in the Plan, as of the EFH Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized EFH/EFIH Debtor, and Released Party from any and all Claims and Causes of Action, including Claims and Causes of Action identified, claimed, or released in the Standing Motions, the Litigation Letters, or the Disinterested Directors Settlement, as well as all other Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions (including dividends paid), transactions pursuant and/or related to the Master Separation Agreement dated December 12, 2001, the TCEH Credit Agreement, the TCEH First Lien Notes, the Cash Collateral Order (and any payments or transfers in connection therewith), the TCEH First Lien Intercreditor Agreement, the Liability Management Program, the Tax Sharing Agreements, the 2007 Acquisition, the Management Agreement, the 2009 amendment to the TCEH Credit Agreement, the 2011 Amend and Extend Transactions, the 2005 Oncor Transfer, the 2013 Revolver Extension, the Luminant Makewhole Settlement, the Tax and Interest Makewhole Agreements, the TCEH Intercompany Notes, the Shared Services, any preference or avoidance claim pursuant to sections 544, 547, 548, and 549 of the Bankruptcy Code, the formulation, preparation, dissemination, negotiation, or Filing of the Terminated Restructuring Support Agreement, the Plan Support Agreement, the NEE Plan Support Agreement, the EFH/EFIH Committee Settlement, the EFIH Settlement Agreement, the EFIH First Lien Principal Settlement, the Original Confirmed Plan, the NextEra Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the EFH Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan Support Agreement, the NEE Plan Support Agreement, the EFIH Settlement Agreement, the EFH/EFIH Committee Settlement, the PIK Settlement (whether terminated pursuant to its terms or otherwise) and any direction taken by the EFIH Unsecured Notes Trustee in connection therewith (prior to termination), the Terminated Restructuring Support Agreement, the EFH Disclosure Statement, the TCEH Disclosure Statement, the Plan, the Transaction Agreements, the DIP Facilities, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, the Transaction Agreements, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the EFH Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-EFH Effective Date obligations of any party or Entity under the Plan, (ii) any Restructuring Transaction, (iii) any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, and (iv) the claims and Causes of Action set forth in Section 6.12 of the parent disclosure letter delivered in connection with the NEE Merger Agreement; provided, however, that such claims and Causes of Action set forth in Section 6.12 of such parent disclosure letter delivered in connection with the Merger Agreement shall be subject to treatment pursuant to the Plan and shall be discharged as set forth in Article VIII.A hereof. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any claims or Causes of Action against one or more of NextEra and its current and former subsidiaries (the “NEE Released Parties”) relating to the pursuit of approval of the transactions contemplated in the Original Confirmed Plan (including, for the avoidance of doubt, claims or Causes of Action regarding the effect of the filing of Docket No. 7028 on approval of the transactions contemplated in the Original Confirmed Plan) or claims or Causes of Action that may be brought by one or more of the NEE Released Parties against any party who brings a claim or Cause of Action against the NEE Released Parties relating to the pursuit of approval of the transactions contemplated in the Original Confirmed Plan; provided, however, for the avoidance of doubt, that any releases set forth above solely to the extent applicable pursuant to the terms set forth above, shall apply to the NEE Released Parties’ current and former directors, managers, officers, individual equity holders (regardless of whether such interests are held directly or indirectly), attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such. Notwithstanding anything to the contrary in the foregoing, and for the avoidance of doubt, the TCEH Settlement Claim shall be treated, released, and discharged on the EFH Effective Date. For the avoidance of doubt, (i) the Releasing Parties provided the release set forth in this Article VIII.D for all Claims and Causes of Action that relate to the TCEH Debtors, Reorganized TCEH Debtors, EFH Shared Services Debtors, Reorganized EFH Shared Services Debtors, or any non-Debtor Affiliate to be transferred to the Reorganized TCEH Debtors, including EFH Properties Company, as of the TCEH Effective Date; and (ii) the Releasing Parties shall provide the release set forth in this Article VIII.D for all Claims and Causes of Action that relate to the EFH Debtors, Reorganized EFH Debtors, EFIH Debtors, or Reorganized EFIH Debtors as of the EFH Effective Date; provided that any and all Intercompany Claims (other than the TCEH Settlement Claim) held by or held against the TCEH Debtors, Reorganized TCEH Debtors, EFH Shared Services Debtors, Reorganized EFH Shared Services Debtors, or any non-Debtor Affiliate to be transferred to the Reorganized TCEH Debtors, including EFH Properties Company, were released as of the TCEH Effective Date.

E. Exculpation.

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Terminated Restructuring Support Agreement and related prepetition transactions, the EFH Disclosure Statement, the TCEH Disclosure Statement, the Plan, the Plan Support Agreement, the NEE Plan Support Agreement, the EFIH Settlement Agreement, the EFH/EFIH Committee Settlement, the Original Confirmed Plan, the NextEra Plan, the Transaction Agreements, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the EFH Confirmation Order in lieu of such legal opinion) created or entered into in connection with the EFH Disclosure Statement, the TCEH Disclosure Statement, the Plan, the Original Confirmed Plan, the NextEra Plan, the Plan Support Agreement, the NEE Plan Support Agreement, the EFIH Settlement Agreement, the EFH/EFIH Committee Settlement, the Transaction Agreements, or the DIP Facilities, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan, the Transaction Agreements, or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. For the avoidance of doubt, the Exculpated Parties that include or are related to the EFH Debtors, Reorganized EFH Debtors, EFIH Debtors, and Reorganized EFIH Debtors shall receive the exculpation set forth in this Article VIII.E as of the EFH Effective Date.

F. Injunction.

In addition to any injunction provided in the Settlement Order, except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the EFH Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to Article VIII.C or Article VIII.D of the Plan, shall be discharged pursuant to Article VIII.A of the Plan, or are subject to exculpation pursuant to Article VIII.E of the Plan, are permanently enjoined, from and after the EFH Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized EFH/EFIH Debtors, or the Released Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan, including those related to the PIK Settlement (whether terminated pursuant to its terms or otherwise) and any direction taken by the EFIH Unsecured Notes Trustee in connection therewith (prior to the date of termination). Notwithstanding anything to the contrary in the foregoing, the Plan shall not enjoin any party from pursuing the claims and Causes of Action set forth in Section 6.12 of the parent disclosure letter delivered in connection with the NEE Merger Agreement; provided, however, that such Claims and Causes of Action shall be subject to treatment pursuant to the Plan and shall be discharged as set forth in Article VIII.A hereof.

G. Liabilities to, and Rights of, Governmental Units.

Nothing in the Plan or the EFH Confirmation Order shall release, discharge, or preclude the enforcement of: (i) any liability to a Governmental Unit that is not a Claim; (ii) any Claim of a Governmental Unit arising on or after the EFH Effective Date, other than taxes determined under the prompt determination procedure in section 505 of the Bankruptcy Code, to the extent applicable; (iii) any liability to a Governmental Unit on the part of any Entity other than the Debtors or Reorganized Debtors; or (iv) any valid right of setoff or recoupment by any Governmental Unit.

H. Environmental Law Matters.

Nothing in the Plan or the EFH Confirmation Order shall release, discharge, or preclude the enforcement of (or preclude, release, defeat, or limit the defense under non-bankruptcy law of): (i) any liability under Environmental Law to a Governmental Unit that is not a Claim; (ii) any Claim under Environmental Law of a Governmental Unit arising on or after the EFH Effective Date; (iii) any liability under Environmental Law to a Governmental Unit on the part of any Entity to the extent of such Entity’s liability under non-bankruptcy law on account of its status as owner or operator of such property after the EFH Effective Date; (iv) any liability to a Governmental Unit on the part of any Entity other than the Debtors or Reorganized Debtors; or (v) any valid right of setoff or recoupment by any Governmental Unit. All parties’ rights and defenses under Environmental Law with respect to (i) through (v) above are fully preserved. For the avoidance of doubt, the United States is not a Releasing Party under the Plan.

Nothing in the Plan or the EFH Confirmation Order shall enjoin or otherwise bar any Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding paragraph. Nothing in the Plan or the EFH Confirmation Order authorizes: (i) the transfer or assignment of any governmental license, permit, registration, authorization, or approval, or (ii) the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements under Environmental Law. The Bankruptcy Court retains jurisdiction, but not exclusive jurisdiction, to determine whether environmental liabilities asserted by any Governmental Unit are discharged or otherwise barred by the EFH Confirmation Order or the Plan, or the Bankruptcy Code.

For the avoidance of doubt, all Claims under Environmental Law arising before the EFH Effective Date, including penalty claims for days of violation prior to the EFH Effective Date, shall be subject to Article VIII of the Plan and treated in accordance with the Plan in all respects and the Bankruptcy Court shall retain jurisdiction as provided in Article XI of the Plan in relation to the allowance or disallowance of any Claim under Environmental Law arising before the EFH Effective Date.

Without limiting the Bankruptcy Court’s jurisdiction as set forth above, nothing in the Plan or the EFH Confirmation Order shall divest or limit the jurisdiction of other tribunals over the Environmental Action, and upon the EFH Effective Date of the Plan, the Environmental Action shall survive the Chapter 11 Cases and may be adjudicated in the court or tribunal in which such Environmental Action is currently pending; provided, further, however, any judgment for a Claim in the Environmental Action arising before the EFH Effective Date shall be treated in accordance with the Plan in all respects; provided, further, however, that nothing in the Plan shall preclude, release, defeat, or limit any grounds for asserting or opposing an alleged defense or affirmative defense under non-bankruptcy law in the Environmental Action based on any change in ownership, and all such grounds for asserting or opposing such defenses and affirmative defenses under non-bankruptcy law are expressly preserved. With respect to the Environmental Action, this Article VIII.H does not alter any rights or defenses under non-bankruptcy law arising as a result of any changes of ownership provided in the Plan or the EFH Confirmation Order. The Governmental Units reserve all rights as to whether there are any such rights or defenses.

I. Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized EFH/EFIH Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized EFH/EFIH Debtors, or another Entity with whom the Reorganized EFH/EFIH Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J. Recoupment.

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized EFH/EFIH Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the EFH Confirmation Date, notwithstanding any indication in any Proof of Claim or Proof of Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K. Document Retention.

On and after the EFH Effective Date, the Reorganized EFH/EFIH Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized EFH/EFIH Debtors.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A. Conditions Precedent to Confirmation of a Plan as to the EFH Debtors and EFIH Debtors.

It shall be a condition to Confirmation of the Plan with respect to the EFH Debtors and EFIH Debtors that the following shall have been satisfied or waived pursuant to the provisions of Article IX.C of the Plan:

1. the Bankruptcy Court shall have entered the EFH Disclosure Statement Order and the EFH Confirmation Order in a manner consistent in all material respects with the Plan, the Settlement Order, and the Merger Agreement, and in form and substance reasonably satisfactory to the EFH Debtors, the EFIH Debtors, and the Plan Sponsor;

2. the Settlement Order shall remain in full force and effect; and

3. the EFH Confirmation Order shall, among other things:

(a)	authorize the EFH Debtors, the Reorganized EFH Debtors, the EFIH Debtors, and the Reorganized EFIH Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan, including the Restructuring Transactions and the Transaction Agreements;

(b)	decree that the provisions of the EFH Confirmation Order and the Plan are nonseverable and mutually dependent;

(c)	authorize the EFH Debtors, the Reorganized EFH Debtors, the EFIH Debtors, and the Reorganized EFIH Debtors, as applicable/necessary, to: (i) implement the Restructuring Transactions; (ii) issue and distribute the Reorganized EFH Common Stock and (subject to the Tax Contingency Disclosure) any BHE Stock pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (iii) make all distributions and issuances as required under the Plan, including Cash, the Reorganized EFH Common Stock, and any BHE Stock, in accordance with the Merger Agreement and the Tax Contingency Disclosure, if any; and (iv) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement;

(d)	provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order in furtherance of, or in connection with, any transfers of property pursuant to the Plan, including any deeds, mortgages, security interest filings, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax, and upon entry of the EFH Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment; and

(e)	provide that, from and after the EFH Effective Date, the Reorganized EFH Debtors and Reorganized EFIH Debtors shall have no liabilities other than those liabilities expressly set forth in the Plan.

B. Conditions Precedent to the EFH Effective Date.

It shall be a condition to the EFH Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.E of the Plan:

1. the EFH Confirmation Order shall (a) have been duly entered in form and substance acceptable to the EFH Debtors, EFIH Debtors, and the Plan Sponsor, (b) reasonably acceptable to the other EFH/EFIH Plan Supporters, if any, and (c) shall be consistent in all material respects with the TCEH Confirmation Order;

2. the Settlement Order shall remain in full force and effect;

3. the final version of the Plan, the Plan Supplement, and all of the schedules, documents, and exhibits contained therein shall have been Filed in a manner consistent in all material respects with the Plan, the Transaction Agreements, the Plan Support Agreement, and the Settlement Order, and shall be in form and substance reasonably acceptable to the EFH Debtors, EFIH Debtors, and the EFH/EFIH Plan Supporters;

4. the EFH Professional Fee Escrow Account and EFIH Professional Fee Escrow Amount shall have been funded in accordance with Article II.A.2;

5. (i) no Debtor shall have taken any action that results in an ownership change of EFH Corp. within the meaning of Section 382(g) of the Internal Revenue Code (including by treating the equity interests of EFH Corp. as becoming worthless within the meaning of Section 382(g)(4)(D) of the Internal Revenue Code); and (ii) Texas

Holdings shall not have (A) taken any action that results in an ownership change of EFH Corp. within the meaning of Section 382(g) of the Internal Revenue Code (including by treating the equity interests of EFH Corp. as becoming worthless within the meaning of Section 382(g)(4)(D) of the Internal Revenue Code and thereby resulting in an ownership change of EFH Corp. within the meaning of Section 382(g) of the Internal Revenue Code); (B) knowingly permitted any person (other than Texas Holdings) to own directly, indirectly or constructively (by operation of Section 318 as modified by Section 382(l)(3)(A) of the Internal Revenue Code) 50% or more of the equity interests of EFH Corp. during the three-year period ending on the EFH Effective Date; or (C) changed its taxable year to be other than the calendar year;

6. the EFH Debtors and EFIH Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Restructuring Transactions with respect to the EFH Debtors, including the Merger, and the transactions contemplated thereby, including from the PUC, Federal Energy Regulatory Commission, and Federal Communications Commission, as applicable, consistent in all material respects with the terms and conditions set forth in the Merger Agreement;

7. all conditions to the completion of the transactions contemplated by the Merger Agreement shall have been satisfied or shall have been waived by the party entitled to waive them, and the transactions contemplated by the Transaction Agreements shall be completed;

8. the Restructuring Transactions (including, for the avoidance of doubt, all conditions to and transactions contemplated by the Merger Agreement), shall have been consummated in form and manner reasonably acceptable to the EFH Debtors, the EFIH Debtors, and the Plan Sponsor, and consistent in all material respects with the Plan and the Transaction Agreements; provided, however, that either implementation or consummation of the Minority Interest Acquisition or entry of a Bankruptcy Court order consistent with Section 7.2(f) of the Merger Agreement regarding the EFH Debtors’ rights with respect to the drag-along rights set forth in Section 3.3 of the Investor Rights Agreement with respect to the Minority Interest shall be a condition to the Merger Closing; provided, further, however that nothing requires that the Bankruptcy Court issue an order finding that the total payments TTI receives in connection with the Minority Interest Acquisition in fact satisfy the IRR Hurdle;

9. immediately prior to consummation of the Merger, all assets of Reorganized EFH and each subsidiary of Reorganized EFH shall be free and clear of all liens, claims, encumbrances and other interests and Reorganized EFH and each subsidiary of Reorganized EFH shall have no liabilities except for (a) liabilities permitted under Section 7.1(e) of the Merger Agreement and (b) obligations owed to the Plan Sponsor (or any pre-Merger Affiliate of the Plan Sponsor) expressly contemplated by the Merger Agreement;

10. the Private Letter Ruling remains in full force and effect and has not been revoked or withdrawn; and

11. the consummation of the Merger shall not be in violation of the provisions of the Tax Matters Agreement.

C. Waiver of Conditions.

The conditions to Confirmation and the EFH Effective Date set forth in Articles IX.A, IX.B.1, IX.B.2, IX.B.7, IXB.8, IXB.9, IXB.10, and IX.B.11 may be waived subject to the consent of each of (a) the EFH Debtors, (b) the EFIH Debtors, and (c) the Plan Sponsor, including, in the case of any Conflict Matter between any Debtors, each Debtor acting at the direction of its respective Disinterested Director or Manager and without the consent of any other Debtor; provided that the condition precedent to the EFH Effective Date set forth in Article IX.B.1(c) shall not be waived without the consent of Reorganized TCEH. The conditions to the EFH Effective Date set forth in Article IX.B.4 may be waived by the EFH Debtors (with respect to funding of the EFH Professional Fee Escrow Account) and the EFIH Debtors (with respect to funding of the EFH Professional Fee Escrow Account) in such Debtors’ sole and absolute discretion. The conditions to the EFH Effective Date set forth in Article IX.B.5 may be waived by the Plan Sponsor in its sole and absolute discretion. The conditions to the EFH Effective Date set forth in Articles IX.B.3 and IX.B.6 may not be waived pursuant to this Article IX.C, but may only be waived pursuant to waiver rights expressly provided therein, if any.

D. Effect of Failure of Conditions.

Unless extended by the Debtors, including, in the case of any Conflict Matter between any Debtors, each Debtor acting at the direction of its respective Disinterested Director or Manager and without the consent of any other Debtor, if the EFH Effective Date does not occur before one year following Confirmation, with respect to a particular Debtor, then, as to such particular Debtor: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity. Notwithstanding the foregoing, for the avoidance of doubt, (i) the Settlement embodied in the Settlement Agreement shall remain in full force and effect and the failure of Confirmation or Consummation to occur with respect to any or all Debtors shall not affect the Settlement or any provisions of the Settlement Agreement and (ii) if the Spin-Off is effectuated, the Approval Order shall remain in full force and effect and the failure of Confirmation or Consummation to occur with respect to any Debtor (other than a TCEH Debtor) shall not affect the Approval Order or the Tax Matters Agreement.

E. Certain IRS Matters.

Nothing in the Plan (or subsequently amended Plan) or Confirmation Order shall affect the rights of the IRS or United States to assess or collect a tax arising on or after the EFH Confirmation Date against Reorganized EFH, any member of its consolidated group, and/or any successor entities as permitted under applicable law.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A. Modification and Amendments.

Subject to the Plan Support Agreement, the Merger Agreement and the Plan Sponsor’s consent (as described below), each of the Debtors, including, in the case of any Conflict Matter between any Debtors, each Debtor acting at the direction of its respective Disinterested Director or Manager and without the consent of any other Debtor, reserves the right to modify the Plan, one or more times, before Confirmation, whether such modification is material or immaterial, and to seek Confirmation consistent with the Bankruptcy Code. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, each of the Debtors, including, in the case of any Conflict Matter between any Debtors, each of the Debtors acting at the direction of its respective Disinterested Director or Manager and without the consent of any other Debtor, expressly reserves its respective rights to alter, amend, or modify the Plan, one or more times, after Confirmation and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the EFH Disclosure Statement, or the EFH Confirmation Order, including with respect to such modifications. Any alteration, amendment, or modification to the Plan shall be in accordance with the Merger Agreement, and in form and substance reasonably acceptable to (i) the Plan Sponsor (it being understood that it shall be reasonable for the Plan Sponsor to deem unacceptable any alteration, amendment, or modification that (1) results in the imposition or reinstatement of any Claim against or Interest in the Reorganized EFH Debtors, the Reorganized EFIH Debtors, the Plan Sponsor, or any Affiliate of the Plan Sponsor or (2) alters any consent right in favor of the Reorganized EFH Debtors, the Reorganized EFIH Debtors, the Plan Sponsor, or any Affiliate of the Plan Sponsor, and (ii) solely with respect to the repayment of the 2017 EFIH First Lien DIP Facility, acceptable to the 2017 EFIH First Lien DIP Agent. The Debtors may not amend the Plan in a manner inconsistent with the EFH/EFIH Committee Settlement without the prior consent of the EFH/EFIH Committee and the EFH Notes Trustee.

B. Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that each alteration, amendment, or modification to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019; provided, however, that each alteration, amendment, or modification shall be made in accordance with Article X.A of the Plan.

C. Revocation or Withdrawal of Plan.

Each EFH Debtor and EFIH Debtor reserves the right to revoke or withdraw the Plan as it applies to the EFH Debtors and the EFIH Debtors only to the extent permitted by the terms of the Merger Agreement.

If any of the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects as to such Debtors; (2) any settlement or compromise embodied in the Plan (other than the Settlement embodied in the Settlement Agreement), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void as to such Debtors; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action as to such Debtors; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity. Notwithstanding the foregoing and for the avoidance of doubt, (i) the Settlement embodied in the Settlement Agreement shall remain in full force and effect and the failure of Confirmation or Consummation to occur with respect to any or all Debtors shall not affect the Settlement or any provisions of the Settlement Agreement and (ii) the Approval Order (and the agreements authorized thereby) shall remain in full force and effect and the failure of Confirmation or Consummation to occur with respect to any Debtor shall not affect the Approval Order or the Tax Matters Agreement.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the EFH Confirmation Order and the occurrence of the EFH Effective Date, on and after the EFH Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (subject to any withdrawal of the reference of any proceeding by the district court or any appeal of any order, judgment, or decree of the Bankruptcy Court) over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code to the extent provided under applicable law, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

1. approve any settlement of Claims to the extent one or more parties seeks Bankruptcy Court approval of such settlement of Claims.

2. hear and determine matters related to the EFIH First Lien DIP Facilities and the EFIH First Lien DIP Orders;

3. decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

4. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized EFH/EFIH Debtors’ amending, modifying, or supplementing, after the EFH Effective Date, pursuant to Article V of the Plan, any Executory Contracts or Unexpired Leases to the Assumed Executory Contracts and Unexpired Lease List, Rejected Executory Contract and Unexpired Lease List, or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the EFH Effective Date;

6. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7. enter and implement such orders as may be necessary to execute, implement, or consummate the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the EFH Disclosure Statement, including injunctions or other actions as may be necessary to restrain interference by an Entity with Consummation or enforcement of the Plan;

8. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9. adjudicate, decide, or resolve any and all matters related to the Restructuring Transactions, including the Tax Matters Agreement;

10. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

11. resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the EFH Disclosure Statement, the EFH Confirmation Order, or the Restructuring Transactions, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the EFH Disclosure Statement, the EFH Confirmation Order, or the Restructuring Transactions;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan and enter such orders as may be necessary to implement such releases, injunctions, and other provisions;

13. resolve any cases, controversies, suits, disputes, or Causes of Action relating to the distribution or the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VI.L.1 of the Plan;

14. enter and implement such orders as are necessary if the EFH Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. enter an order or decree concluding or closing the Chapter 11 Cases;

16. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the EFH Confirmation Order;

17. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code, including any request made under section 505 of the Bankruptcy Code for the expedited determination of any unpaid liability of a Debtor for any tax incurred during the administration of the Chapter 11 Cases, including any tax liability arising from or relating to the Restructuring Transactions, for tax periods ending after the Petition Date and through the closing of the Chapter 11 Cases;

18. except as otherwise limited herein, recover all assets of the Debtors and property of the Estates, wherever located;

19. enforce all orders previously entered by the Bankruptcy Court; and

20. hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A. Immediate Binding Effect.

Subject to Article IX.B of the Plan, as applicable, and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the EFH Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the applicable Debtors, the Reorganized EFH/EFIH Debtors, and any and all applicable Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, exculpations, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. Nothing in the Plan or the EFH Confirmation Order affects the DIP Lenders’ rights or interests provided under the DIP Facilities, the DIP Agreements, or the DIP Orders, including with respect to (1) any waivers or releases contained therein or (2) the 2017 EFIH First Lien DIP Agent’s rights to exercise event of default remedies (including after the EFH Confirmation Date and before the EFH Effective Date), until the EFIH First Lien DIP Claims are satisfied in full.

B. Additional Documents.

On or before the EFH Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or advisable to effectuate and further evidence the terms and conditions of the Plan, in accordance with the Merger Agreement. The Debtors or the Reorganized EFH/EFIH Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C. Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, including fees and expenses payable to the U.S. Trustee, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, will be paid by each of the applicable Reorganized Debtors (or the Disbursing Agent on behalf of each of the applicable Reorganized Debtors) for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of such Reorganized Debtors is converted, dismissed, or closed, whichever occurs first. All such fees due and payable prior to the EFH Effective Date shall be paid by the Debtors on the EFH Effective Date. After the EFH Effective Date, the Disbursing Agent or the applicable Reorganized Debtor shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee, until the earliest of the date on which the applicable Chapter 11 Case of the Reorganized EFH/EFIH Debtors is converted, dismissed, or closed.

D. Statutory Committee and Cessation of Fee and Expense Payment.

On the EFH Effective Date, any statutory committee appointed in the Chapter 11 Cases with respect to the EFH Debtors or the EFIH Debtors (including the EFH/EFIH Committee) shall dissolve; provided, however, that following the EFH Effective Date, the EFH/EFIH Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (i) Claims and/or applications, and any relief related thereto, for compensation by professionals and requests for allowance of Administrative Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; and (ii) appeals of the EFH Confirmation Order as to which the EFH/EFIH Committee or TCEH Committee, as applicable, is a party. Upon dissolution of the EFH/EFIH Committee, the members thereof and their respective officers, employees, counsel, advisors, and agents shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized EFH/EFIH Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the EFH Effective Date, except for the limited purposes identified above.

E. Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the EFH Confirmation Order. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor or other Entity with respect to the Plan, the EFH Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor or any other Entity with respect to the Holders of Claims or Interests prior to the EFH Effective Date.

F. Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G. Notices.

All notices, requests, and demands to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1. if to the Debtors, to:

Energy Future Holdings Corp.

1601 Bryan Street,

Dallas, Texas 75201

Attention: Andrew Wright

Email address: andrew.wright@energyfutureholdings.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile: (212) 446-4900

Attention: Edward O. Sassower, P.C., and Aparna Yenamandra

E-mail addresses: edward.sassower@kirkland.com and Aparna.yenamandra@kirkland.com

--and--

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: James H.M. Sprayregen, P.C., Marc Kieselstein, P.C., and Chad J. Husnick, P.C.

E-mail addresses: james.sprayregen@kirkland.com, marc.kieselstein@kirkland.com, and

chad.husnick@kirkland.com

--and--

Proskauer Rose LLP

Three First National Plaza

70 W. Madison Street, Suite 3800

Chicago, Illinois 60602

Facsimile: (312) 962-3551

Attention: Jeff J. Marwil, Mark. K. Thomas, and Peter J. Young

E-mail addresses: jmarwil@proskauer.com, mthomas@proskauer.com, and

pyoung@proskauer.com

--and--

Cravath Swaine and Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Facsimile: (212) 474-3700

Attention: Michael Paskin

E-mail address: mpaskin@cravath.com

--and--

Jenner & Block LLP

919 Third Avenue

New York, New York 10022

Facsimile: (212) 891-1699

Attention: Richard Levin

E-mail address: rlevin@jenner.com

2. if to the 2017 EFIH First Lien DIP Agent, to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: Fredric Sosnick and Ned S. Schodek

E-mail addresses: fsosnick@shearman.com and ned.schodek@shearman.com

3. if to the Plan Sponsor, to:

Berkshire Hathaway Energy Company

666 Grand Avenue, Suite 500

Des Moines, Iowa 50309-2580

Attention: Patrick J. Goodman

E-mail addresses: pjgoodman@berkshirehathawayenergyco.com

--and--

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166-0193

Attention: Peter J. Hanlon

Facsimile: (212) 351-6215

Email address: phanlon@gibsondunn.com

--and--

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071-3197

Attention: Jeffrey C. Krause

Facsimile: (213) 229-6995

Email address: jkrause@gibsondunn.com

After the EFH Effective Date, the Reorganized EFH/EFIH Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the EFH Effective Date, the Reorganized EFH/EFIH Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H. Term of Injunctions or Stays.

Unless otherwise provided in the Plan or the EFH Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the EFH Confirmation Date (excluding any injunctions or stays contained in the Plan or the EFH Confirmation Order) shall remain in full force and effect until the EFH Effective Date. All injunctions or stays contained in the Plan or the EFH Confirmation Order shall remain in full force and effect in accordance with their terms.

I. Entire Agreement.

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J. Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://www.efhcaseinfo.com or the Bankruptcy Court’s website at www.deb.uscourts.gov.

K. Nonseverability of Plan Provisions.

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that in no event shall the Plan Sponsor be required to consummate any of the transactions contemplated to be consummated at the Merger Closing unless the conditions to the Plan Sponsor’s consummation of such transactions shall have been satisfied or waived in accordance with the Merger Agreement. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The EFH Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; and (3) nonseverable and mutually dependent.

L. Votes Solicited in Good Faith.

Upon entry of the EFH Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized EFH/EFIH Debtors will have any liability for the violation of any applicable law (including the Securities Act), rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M. Waiver or Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the EFH Disclosure Statement, or papers Filed before the EFH Confirmation Date.

N. Conflicts.

Except as set forth in the Plan, to the extent that any provision of the EFH Disclosure Statement, the Plan Supplement, the Merger Agreement, or any agreement or order (other than the EFH Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, with respect to any conflict or inconsistency between the Plan and the EFH Confirmation Order, the EFH Confirmation Order shall govern; provided further, however, that in no event shall the Plan Sponsor be required to consummate any of the transactions contemplated to be consummated at the Merger Closing unless the conditions to the Plan Sponsor’s consummation of such transactions shall have been satisfied or waived in accordance with the Merger Agreement.

[Remainder of page intentionally left blank.]

Dated: July 7, 2017

Respectfully submitted,

EBASCO SERVICES OF CANADA LIMITED
EEC HOLDINGS, INC.
EECI, INC.
EFH AUSTRALIA (NO. 2) HOLDINGS COMPANY
EFH FINANCE (NO. 2) HOLDINGS COMPANY
EFH FS HOLDINGS COMPANY
EFH RENEWABLES COMPANY LLC
EFIH FINANCE INC.
ENERGY FUTURE HOLDINGS CORP.
ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC
GENERATION DEVELOPMENT COMPANY LLC
LSGT GAS COMPANY LLC
LSGT SACROC, INC.
NCA DEVELOPMENT COMPANY LLC
TXU RECEIVABLES COMPANY

By: /s/

Name: Anthony Horton
Title:	Executive Vice President and Chief Financial Officer of EFH Corp., and EFIH

Prepared by:

KIRKLAND & ELLIS LLP

Edward O. Sassower, P.C. (admitted pro hac vice)

Stephen E. Hessler (admitted pro hac vice)

Brian E. Schartz (admitted pro hac vice)

Aparna Yenamandra (admitted pro hac vice)

601 Lexington Avenue

New York, New York 10022

(212) 446-4800 (telephone)

--and--

James H.M. Sprayregen, P.C. (admitted pro hac vice)

Marc Kieselstein, P.C. (admitted pro hac vice)

Chad J. Husnick, P.C. (admitted pro hac vice)

Steven N. Serajeddini (admitted pro hac vice)

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000 (telephone)

--and--

RICHARDS, LAYTON & FINGER, P.A.

Mark D. Collins (No. 2981)

Daniel J. DeFranceschi (No. 2732)

Jason M. Madron (No. 4431)

920 North King Street

Wilmington, Delaware 19801

(302) 651-7700 (telephone)

Counsel to the Debtors and Debtors in Possession

--and--

PROSKAUER ROSE LLP

Jeff J. Marwil (admitted pro hac vice)

Mark K. Thomas (admitted pro hac vice)

Peter J. Young (admitted pro hac vice)

Three First National Plaza

70 W. Madison Street, Suite 3800

Chicago, Illinois 60602

(312) 962-3550 (telephone)

Co-Counsel to the Debtor Energy Future Holdings Corp.

--and--

CRAVATH, SWAINE AND MOORE LLP

Michael Paskin (admitted pro hac vice)

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

(212) 474-1000 (telephone)

JENNER & BLOCK LLP

Richard Levin (admitted pro hac vice)

919 Third Avenue

New York, New York 10022

(212) 891-1600 (telephone)

Co-Counsel to the Debtor Energy Future Intermediate Holding Company LLC

EXHIBIT A

EFH/EFIH Debtors

Ebasco Services of Canada Limited

EEC Holdings, Inc.

EECI, Inc.

EFH Australia (No. 2) Holdings Company

EFH Finance (No. 2) Holdings Company

EFH FS Holdings Company

EFH Renewables Company LLC

EFIH Finance Inc.

Energy Future Holdings Corp.

Energy Future Intermediate Holding Company LLC

Generation Development Company LLC

LSGT Gas Company LLC

LSGT SACROC, Inc.

NCA Development Company LLC

TXU Receivables Company